Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
June 26, 2013
among
TRIANGLE CAPITAL CORPORATION
as Borrower,
The Lenders Listed Herein
and
BRANCH BANKING AND TRUST COMPANY
as Administrative Agent,
and
ING CAPITAL LLC
as Multicurrency Agent,
and
BB&T CAPITAL MARKETS and FIFTH THIRD BANK
as Joint Lead Arrangers,

and
ING CAPITAL LLC
as Documentation Agent

i

Annex:
Annex X - Post Closing Actions
Exhibits:
Schedule A - Designation Notice
Exhibit A - Form of Notice of Borrowing
Exhibit B-1 - Form of Revolver Note
Exhibit B-2 - Form of Swing Advance Note
Exhibit B-3 - Form of Multicurrency Note
Exhibit C - Form of Notice of Continuation or Conversion
Exhibit D - Reserved
Exhibit E - Form of Borrowing Base Certification Report
Exhibit F - Form of Opinion of Borrower's and     Guarantors' Counsel
Exhibit G - Form of Closing Certificate
Exhibit H - Form of Officer's Certificate
Exhibit I - [Intentionally Omitted]
Exhibit J - Form of Compliance Certificate
Exhibit K - Reserved
Exhibit L - Form of Joinder and Reaffirmation Agreement
Exhibit M - Reserved
Exhibit N - Reserved
Exhibit O - Form of Assignment and Assumption

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated as of June 26, 2013 among TRIANGLE CAPITAL CORPORATION, a Maryland corporation, as borrower, the LENDERS listed on the signature pages hereof, BRANCH BANKING AND TRUST COMPANY, as Administrative Agent, ING CAPITAL LLC, as Multicurrency Agent.
RECITALS
A.    Certain of the parties hereto are parties to an Amended and Restated Credit Agreement dated as of September 18, 2012 by and among the Borrower, Branch Banking and Trust Company, as Administrative Agent and Swing Line Lender, and the Lenders identified therein (the “Existing Credit Agreement”), and certain other Loan Documents entered into in connection with (and as defined in) the Existing Credit Agreement (collectively with the Existing Credit Agreement, the “Existing Loan Documents”), pursuant to which the Lenders party thereto provided credit facilities to the Borrower in the aggregate principal amount of up to $165,000,000, subject to increase from time to time to a maximum aggregate principal amount of $215,000,000 as set forth in the Existing Credit Agreement.
B.    The parties wish to enter into this Agreement to provide credit facilities to the Borrower in the aggregate principal amount of up to $165,000,000 (subject to increase from time to time to a maximum aggregate principal amount of $215,000,000) through a $130,000,000 tranche in which revolving advances will be made in US dollars only and a new US dollar equivalent $35,000,000 multicurrency tranche in which revolving advances may be made in foreign currencies, and the Borrower wishes to issue the Notes described herein, which shall amend, restate, replace and supersede (but not cause a novation of) the Existing Credit Agreement and the other Existing Loan Documents and which hereinafter shall govern the terms and conditions under which the Lenders shall provide senior revolving facilities to the Borrower.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.     Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Acquisition” means any transaction or series of related transactions (other than a Portfolio Investment) for the purpose of, or resulting in, directly or indirectly, (a) the acquisition by the Borrower or any Subsidiary of all or substantially all of the assets of a Person (other than a Subsidiary) or of any business or division of a Person (other than a Subsidiary), (b) the acquisition by the Borrower or any Subsidiary of more than 50% of any class of Voting Stock (or similar ownership interests) of any Person (provided that formation or organization of any Wholly Owned Subsidiary shall not constitute an “Acquisition” to the extent that the amount of the Investment in such entity is permitted under Sections 5.08 and 5.12), or (c) a merger, consolidation, amalgamation or other combination by the Borrower or any Subsidiary with another Person (other than a

Subsidiary) if the Borrower or such Subsidiary is the surviving entity; provided that in any merger or other combination involving the Borrower, the Borrower must be the surviving entity.
“Adjusted Index Euro-Dollar Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable Index Euro-Dollar Rate for such Interest Period by (ii) 1.00 minus the Eurocurrency Reserve Percentage.
“Adjusted London InterBank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London InterBank Offered Rate for such Interest Period by (ii) 1.00 minus the Eurocurrency Reserve Percentage.
“Administrative Agent” means BB&T, in its capacity as administrative agent for the Lenders, and its successors and permitted assigns in such capacity.
“Administrative Agent's Letter Agreement” means that certain letter agreement, dated as of July 30, 2012, between Borrower and the Administrative Agent relating to the terms of this Agreement, and certain fees from time to time payable by the Borrower to the Administrative Agent, together with all amendments and modifications thereto. If there is any conflict between the provisions of this Agreement and the provisions of the Administrative Agent's Letter Agreement, the provisions of this Agreement will control.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance Rate” means, as to any Eligible Investment then permitted to be included in the Borrowing Base in accordance with the definition of Borrowing Base, and subject to adjustment as provided in the definition of Borrowing Base, the following percentages with respect to such Eligible Investment:

Portfolio Investment	Advance Rate
Unrestricted Cash and Cash Equivalents	100%
Eligible First Lien Debt Investments	60%
Eligible Mezzanine Debt Investments	40%

“Advances” means collectively the Multicurrency Advances, the Revolver Advances and the Swing Advances. “Advance” means any one of such Advances, as the context may require.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 10% or more of the common stock or equivalent equity interests. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” shall not include any Person that is an “Affiliate” solely by reason of the Borrower or any Subsidiary's investment therein in connection with a Portfolio Investment in the ordinary course of business and consistent with the Investment Policies.
“Agent Parties” has the meaning set forth in Section 9.01(d).
“Agreed Foreign Currency” means, at any time, Canadian Dollars and, with the agreement of each Multicurrency Lender, any other Foreign Currency, so long as, in respect of Canadian Dollars or such other Foreign Currency, at such time (a) except with respect to Canadian Dollars, such Foreign Currency is dealt with in the London interbank deposit market, (b) such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Foreign Currency is required to permit use of such Foreign Currency by any Multicurrency Lender for making any Advance hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.
“Agreement” means this Second Amended and Restated Credit Agreement, together with all amendments and supplements hereto.
“Applicable Agent” means (a) with respect to Multicurrency Advances, the Multicurrency Agent, (b) with respect to Revolver Advances and Swing Advances, the Administrative Agent, and (c) for all other purposes of this Agreement and the other Loan Documents, the Administrative Agent unless, in each case, the context may otherwise require.
“Applicable Laws” means all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Applicable Margin” has the meaning set forth in Section 2.06(a).
“Applicable Multicurrency Percentage” means with respect to any Multicurrency Lender, the percentage of the total Multicurrency Commitments represented by such Multicurrency Lender's Multicurrency Commitment. If the Multicurrency Commitments have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Multicurrency Commitments most recently in effect, giving effect to any assignments.

“Applicable Outstanding Dollar Percentage” means, with respect to any Lender, the percentage of the sum of the aggregate outstanding principal amount of all Revolver Advances and Multicurrency Advances denominated in Dollars represented by the sum of the aggregate outstanding principal amount of all Revolver Advances and Multicurrency Advances denominated in Dollars of such Lender.
“Applicable Percentage” means, with respect to any Lender, the percentage of the sum of the Total Unused Revolver Commitments and the Total Unused Multicurrency Commitments represented by the sum of such Lender's Unused Revolver Commitment and Unused Multicurrency Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such sum of the Total Unused Revolver Commitments and the Total Unused Multicurrency Commitments represented by the sum of such Lender's Unused Revolver Commitment and Unused Multicurrency Commitment most recently in effect, giving effect to any assignments.
“Applicable Revolver Percentage” means with respect to any Revolver Lender, the percentage of the total Revolver Commitments represented by such Revolver Lender's Revolver Commitment. If the Revolver Commitments have terminated or expired, the Applicable Revolver Percentages shall be determined based upon the Revolver Commitments most recently in effect, giving effect to any assignments.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender or (b) an Affiliate of a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in substantially the form of Exhibit O or any other form approved by the Administrative Agent.
“Assignment of Mortgage” means, as to each Portfolio Investment secured by an interest in real property, one or more assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to reflect the transfer of the related mortgage, deed of trust, security deed or similar security instrument and all other documents related to such Portfolio Investment and, to the extent requested by the Administrative Agent, to grant a perfected lien thereon by the Borrower in favor of the Administrative Agent on behalf of the Secured Parties, each such Assignment of Mortgage to be in form and substance acceptable to the Administrative Agent.
“Authority” has the meaning set forth in Section 8.02.
“Bank Products” means any: (1) Hedging Agreements; and (2) other services or facilities provided to any Loan Party by BB&T or any Lender that provides the initial funding of any Commitment on the Closing Date or any Additional Lender (as defined in Section 2.14(a)) that provides the funding of any Commitment on any Commitment Increase Date (as defined in Section 2.14(c)) (but not any assignee of any of the foregoing Lenders) or any of their respective Affiliates, in each case solely until such Person has assigned all of its interests under this Agreement (each, in such capacity, a “Bank Product Bank”) (but excluding Cash Management Services) with respect to (a) credit cards, (b) purchase cards, (c) merchant services constituting a line of credit, and (d) leasing.
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§101, et. seq.).
“Base Rate” means for any Base Rate Advance for any day, the rate per annum equal to the highest as of such day of (i) the Prime Rate, (ii)  one-half of one percent (0.5%) above the Federal Funds Rate and (iii) two percent (2%) above the Adjusted London InterBank Offered Rate for a one-month Interest Period. For purposes of determining the Base Rate for any day, changes in the Prime Rate, the Federal Funds Rate or the Adjusted London InterBank Offered Rate shall be effective on the date of each such change.
“Base Rate Advance” means, with respect to any Advance, such Advance when such Advance bears or is to bear interest at a rate based upon the Base Rate.
“BB&T” means Branch Banking and Trust Company, and its successors.
“Borrower” means Triangle Capital Corporation, a Maryland corporation, and its successors and its permitted assigns.
“Borrowing” means a borrowing hereunder consisting of Revolver Advances or Multicurrency Advances made to the Borrower: (i) at the same time by all of the Revolving Lenders pursuant to Article II, (ii) at the same time by all of the Multicurrency Lenders pursuant to Article II, or (iii) by BB&T, for Swing Advances. A Borrowing is a “Revolver Borrowing” if such Advance is made pursuant to Section 2.01(a), a “Multicurrency Borrowing” if such Advance is made pursuant to Section 2.01(c) or a “Swingline Borrowing” if such Advance is made pursuant to Section 2.01(b). A Borrowing is a “Base Rate Borrowing” if such Advances are Base Rate Advances. A Borrowing is an “Index Euro-Dollar Borrowing” if such Advances are Index Euro-Dollar Advances. A Borrowing is a “Eurocurrency Borrowing” if such Advances are Eurocurrency Advances.
“Borrowing Base” means, based on the most recent Borrowing Base Certification Report which as of the date of a determination of the Borrowing Base has been received by the Administrative Agent, the sum of the applicable Advance Rates of the Value of each Eligible Investment identified in the definition of “Advance Rate” in this Section 1.01 and includable in the Borrowing Base pursuant to the last paragraph of this definition; provided, however, that:
(a)     in no event shall more than 10% of the aggregate value of the Borrowing Base consist of PIK Investments (after giving effect to Advance Rates), where “PIK Investments” shall mean an Eligible Debt Security with respect to which more than 25% of the interest payable thereon may be paid in kind;
(b)    in no event shall more than 10% of the aggregate value of the Borrowing Base consist of debtor-in-possession Investments (after giving effect to Advance Rates);
(c)    for purposes of calculating the Borrowing Base, no Eligible Debt Security, when aggregated with the Value of all other Eligible Debt Securities from the same obligor, shall be deemed to have a Value greater than $10,000,000, except that up to ten (10) Eligible

Debt Securities, when aggregated with the Value of all other Eligible Debt Securities from the same obligor, may be deemed to have a Value of the lesser of (x) $15,000,000 and (y) their Value calculated without the $15,000,000 limitation; and
(d)    all filings and other actions required to perfect the first-priority security interest of the Administrative Agent on behalf of the Secured Parties in the Portfolio Investments comprising the Borrowing Base have been made or taken.
Notwithstanding the foregoing, inclusion of any Eligible Debt Security in the Borrowing Base calculation at any time is subject to the following further restrictions:
If at any time the Borrowing Base includes fewer than eleven Eligible Debt Securities, the Borrower shall have ten (10) Business Days to either (i) seek a replacement Eligible Debt Security to restore the Borrowing Base to not fewer than eleven Eligible Debt Securities, said restoration to be evidenced by a certificate in the form contemplated by the proviso to Section 2.11(e) and certifying as to the new Borrowing Base and the satisfaction of the conditions set forth in said proviso, or (ii) establish the Minimum Liquidity Requirement by delivery to the Administrative Agent of reasonably satisfactory evidence that the Minimum Liquidity Requirement has been met (which Minimum Liquidity Requirement would continue to be required so long as Eligible Debt Securities are fewer than eleven), provided that if, after such ten (10) Business Days have elapsed, the Borrower has neither restored the number of Eligible Debt Securities to eleven or more nor met the Minimum Liquidity Requirement, then (x) the Borrowing Base shall be calculated as 100% of the amount of Unrestricted Cash and Cash Equivalents (until such time as there are once again eleven or more Eligible Debt Securities in the Borrowing Base or the Minimum Liquidity Requirement is met), and (y) the Borrower shall make a mandatory prepayment, in the amount by which the Advances exceed the new Borrowing Base (as calculated based solely on Unrestricted Cash and Cash Equivalents), in accordance with Section 2.11(c). No Advances shall be made during any ten (10) Business Day period described above.
“Borrowing Base Certification Report” means a report in the form attached hereto as Exhibit E, and otherwise reasonably satisfactory to the Administrative Agent, certified by the chief financial officer or other authorized officer of the Borrower regarding the Eligible Investments, and including or attaching a list of all Portfolio Investments included in the Borrowing Base and the most recent Value (and the source of determination of the Value) for each. Upon receipt by the Administrative Agent, a Borrowing Base Certification Report shall be subject to the Administrative Agent's satisfactory review, acceptance or correction, in the exercise of its reasonable discretion.
“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in North Carolina are authorized or required by law to remain closed and, (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, an Index Euro-Dollar Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market, (c) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing denominated in Canadian Dollars, which is also not a day on which banks are authorized or required by law or other government action to close in Toronto, Ontario, and (d) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Borrowing denominated in any Foreign Currency (other than Canadian Dollars), or to a notice by the Borrower with respect to any such borrowing, continuation, payment, prepayment or Interest Period, that is also a day on which commercial banks and the London foreign exchange market settle payments in the Principal Financial Center for such Foreign Currency.
“CAM Exchange” means the exchange of the Lenders' interests provided for in Section 6.03.
“CAM Exchange Date” means the first date on which there shall occur: (a) any event referred to in clauses (g) or (h) of Section 6.01; or (b) an acceleration of the Advances pursuant to Section 6.01.
“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent amount of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange Date.
“Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP; provided that in no event shall a Portfolio Investment be considered a Capital Expenditure.
“Capital Securities” means, with respect to any Person, any and all shares, interests (including membership interests and partnership interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital (including any instruments convertible into equity), whether now outstanding or issued after the Closing Date.
“Cash” means money, currency or a credit balance in any demand or deposit account with a United States federal or state chartered commercial bank of recognized standing having capital and surplus in excess of $500 million, so long as such bank has not been a Defaulting Lender for more than three (3) Business Days after notice to Borrower (which notice may be given by telephone or e-mail), which bank or its holding company has a short-term commercial paper rating of: (a) at least A-1 or the equivalent by Standard & Poor's Rating Services or at least P-1 or the equivalent by Moody's Investors Service, Inc., or (b) at least A-2 or the equivalent by Standard & Poor's Rating Services or at least P-2 or the equivalent by Moody's Investors Service, Inc. (or, in the case of a current Lender only, if not rated by Standard & Poor's Rating Services or Moody's Investor's Service, Inc., such Lender is rated by another rating agency acceptable to the Administrative Agent and such Lender's rating by such rating agency is not lower than its rating by such rating agency on the Closing Date) and (i) all amounts and assets credited to such account are directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (ii) such bank is otherwise acceptable at all times and from time to time to the Administrative Agent in its sole discretion. The Administrative Agent acknowledges that, on the Closing Date, each current Lender and each of the Borrower's current depository banks listed in the schedules to the Security Agreement is an acceptable bank within the meaning of clause (b)(ii) of this definition.

Notwithstanding the foregoing, Cash shall also include up to $15 million in the aggregate in any demand or deposit account with a United States federal or state chartered commercial bank of recognized standing having capital and surplus less than $500 million.
“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) with maturities of not more than one year from the date acquired; (b) time deposits and certificates of deposit with maturities of not more than one (1) year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing having capital and surplus in excess of $500 million, and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor's Rating Services or at least P-1 or the equivalent by Moody's Investors Service, Inc.; and (c) investments in money market funds (i) which mature not more than ninety (90) days from the date acquired and are payable on demand, (ii) with respect to which there has been no failure to honor a request for withdrawal, (iii) which are registered under the Investment Company Act of 1940, (iv) which have net assets of at least $500,000,000 and (v) which maintain a stable share price of not less than One Dollar ($1.00) per share and are either (A) directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (B) maintain a rating of at least A-2 or better by Standard & Poor's Rating Services and are maintained with an investment fund manager that is otherwise acceptable at all times and from time to time to the Administrative Agent in its sole discretion; provided that, notwithstanding the foregoing, no asset, agreement, or investment maintained or entered into with, or issued, guaranteed by, or administered by a Lender that has been a Defaulting Lender for more than three (3) Business Days after notice to Borrower (which notice may be given by telephone or e-mail) shall be a “Cash Equivalent” hereunder.
“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by BB&T or any Lender that provides the initial funding of any Commitment on the Closing Date or any Additional Lender that provides the funding of any Commitment on any Commitment Increase Date (but not any assignee of any of the foregoing Lenders) or any of their respective Affiliates, in each case solely until such Person has assigned all of its interests under this Agreement (each, in such capacity, a “Cash Management Bank”): (a) ACH transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) custody account services, (d) foreign exchange facilities, (e) credit or debit cards, and (f) merchant services not constituting a Bank Product.
“CDOR Rate” has the meaning set forth in Section 2.06(d).

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.
“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.
“Change in Control” means the occurrence after the Closing Date of any of the following: (i) any Person or two or more Persons acting in concert (excluding the Persons that are officers and directors of the Borrower on the Closing Date) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the board of directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B) (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, requirement, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, requirements, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Class”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are Revolver Advances or Multicurrency Advances; when used in reference to any Lender, refers to whether such Lender is a Revolver Lender or a Multicurrency Lender; and, when used in reference to any Commitment, refers to whether such Commitment is a Revolver Commitment or a Multicurrency Commitment.
“Closing Certificate” has the meaning set forth in Section 3.01(d).
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986.

“Collateral” means collectively: (1) (i) 100% of the Capital Securities of the Guarantors and of the current and future Domestic Subsidiaries of the Borrower and Guarantors; (ii) 65% of the voting and 100% of the non-voting Capital Securities of any current or future Foreign Subsidiaries and (iii) all of the other present and future property and assets of the Borrower and each Guarantor including, but not limited to, machinery and equipment, inventory and other goods, accounts, accounts receivable, bank accounts, brokerage accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, and cash; and (2) any other property which secures the Obligations pursuant to the Collateral Documents; provided that, notwithstanding the foregoing, “Collateral” shall not include (i) any assets of or any equity interests in any SBIC Entity and (ii) property rights in Capital Securities issued by a Person other than a Subsidiary, or in any Operating Documents of any such issuer, to the extent the security interest of the Administrative Agent does not attach thereto pursuant to the terms of the Collateral Documents.
“Collateral Custodian” means any and each of (i) Branch Banking and Trust Company, in its capacity as Collateral Custodian under the Custodial Agreement to which it is a party, together with its successors and permitted assigns and (ii) any other Person acting as a collateral custodian with respect to any Collateral under any Custodial Agreement entered into in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Collateral Custodian shall at all times be satisfactory to the Administrative Agent, in its reasonable discretion.
“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, any Control Agreements, any Mortgages and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Subsidiary shall grant or convey (or shall have granted or conveyed) to the Secured Parties a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations, as any of them may be further amended, modified or supplemented from time to time.
“Commitment” means, with respect to each Lender, such Lender's Revolver Commitment or Multicurrency Commitment, as the context may require. “Commitments” means, collectively, the Revolver Commitments and the Multicurrency Commitments.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning set forth in Section 9.01(d).
“Compliance Certificate” has the meaning set forth in Section 5.01(c).
“Consolidated EBITDA” means and includes, for the Borrower and the Consolidated Subsidiaries that are Guarantors for any period, an amount equal to: (a) Consolidated Net Investment Income for such period; plus, (b) to the extent such amounts were deducted in computing Consolidated Net Investment Income for such period: (i) Consolidated Interest Expense for such period; (ii) income tax expense for such period, determined on a consolidated basis in accordance with GAAP; (iii) Depreciation and Amortization for such period, determined on a consolidated basis in accordance with GAAP; (iv) non-cash compensation expense; and (v) such other non-cash expenses as may be recognized from time to time and approved by the Administrative Agent; minus (c) to the extent included in Consolidated Net Investment Income, interest income that is paid in kind or other than in cash. Notwithstanding the fact that the SBIC Entities are not Loan Parties, the SBIC Entities shall be included for purposes of calculating Consolidated EBITDA.
“Consolidated Interest Expense” for any period means interest, whether expensed or capitalized, in respect of Debt of the Borrower or any of its Consolidated Subsidiaries that are Guarantors outstanding during such period on a consolidated basis in accordance with GAAP. Notwithstanding the fact that the SBIC Entities are not Loan Parties, the SBIC Entities shall be included for purposes of calculating Consolidated Interest Expense.
“Consolidated Net Investment Income” means, for any period, the net investment income of the Borrower and the Consolidated Subsidiaries that are Guarantors set forth or reflected on the consolidated income statement of the Borrower and its Consolidated Subsidiaries for such period prepared in accordance with GAAP. Notwithstanding the fact that the SBIC Entities are not Loan Parties, the SBIC Entities shall be included for purposes of calculating Consolidated Net Investment Income.
“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.
“Consolidated Tangible Net Worth” means, at any time, Net Assets less the sum of the value, (to the extent reflected in determining Net Assets) as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, on a consolidated basis prepared in accordance with GAAP (but without giving effect to the operation of Accounting Standards Codification No. 825-10), of
(A)    All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense;
(B)    To the extent not included in (A) of this definition, any amount at which the Capital Securities of the Borrower (i.e. stock of the Borrower, as issuer, owned by the Borrower) appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries; and
(C)    Loans or advances to owners of Borrower's Capital Securities, or to directors, officers, managers or employees of Borrower and its Consolidated Subsidiaries.
Notwithstanding the fact that the SBIC Entities are not Loan Parties, the SBIC Entities shall be included for purposes of calculating Consolidated Tangible Net Worth.
“Control Agreement” means (i) the Amended and Restated Deposit Account Control Agreement dated June 26, 2013 among the Borrower, the Administrative Agent, as secured party on behalf of the Lenders, and Branch Banking and Trust Company, as depository bank, with respect to the deposit account wherein the Borrower maintains the Minimum Liquidity Requirement (ii) the Deposit Account Control Agreement (Access Restricted After Notice) dated June 9, 2011 among the Borrower, the Administrative Agent, as secured party on behalf of the Lenders, and Wells Fargo Bank, National Association, as depositary bank, (iii) the Deposit Account Control Agreement (Access Restricted After Notice) dated June 9, 2011 among ARC Industries, Inc., the Administrative Agent, as secured party on behalf of the Lenders, and Wells Fargo Bank, National Association, as depositary bank, (iv) the Deposit Account Control Agreement (Access Restricted After Notice) dated June 9, 2011 among Energy Hardware Holdings, Inc., the Administrative Agent, as secured party on behalf of the Lenders, and Wells Fargo Bank, National Association, as depositary bank, (v) the Account Control Agreement dated May 10, 2011 among the Borrower, the Administrative Agent, as secured party on behalf of the Lenders, and RBC Bank, predecessor of PNC Bank, National Association by merger, as depository bank, (vi) the Amended and Restated Deposit Account Control Agreement dated June 26, 2013 among the Borrower, the Administrative Agent, as secured party on behalf of the Lenders, and Fifth Third Bank, as depository bank (vii) the Amended and Restated Deposit Account Control Agreement dated June 26, 2013 among the Borrower, the Administrative Agent, as secured party on behalf of the Lenders, and Capstone Bank, as depository bank, (viii) the Amended and Restated Deposit Account Control Agreement dated June 26, 2013 among the Borrower, the Administrative Agent, as secured party on behalf of the Lenders, and Park Sterling Bank, (ix) the Amended and Restated Deposit Account Control Agreement dated June 26, 2013 among Brantley Holdings Inc., the Administrative Agent, as secured party on behalf of the Lenders, and Branch Banking and Trust Company, as depository bank, (x) the Depository Account Control Agreement dated March 8, 2013 among the Borrower, the Administrative Agent, as secured party on behalf of the Lenders, and First Tennessee Bank National Association, as depository bank, (xi), as each of the foregoing Control Agreements referenced in clauses (i) - (x) shall be amended, restated, supplemented, or otherwise modified from time to time, and (xii) any other deposit account control agreement, securities account control agreement or like agreement, in form and substance satisfactory to the Administrative Agent, pursuant to which the Administrative Agent obtains “control” of Collateral held in deposit and securities accounts for UCC purposes.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.
“Credit Exposure” means, as to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Credit Exposure and Multicurrency Credit Exposure at such time.

“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including (i) the reasonable fees, charges and disbursements of (A) counsel for the Administrative Agent, (B) outside consultants for the Administrative Agent, (C) appraisers, (D) commercial finance examinations, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; and (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the administration, management, execution and delivery of this Agreement and the other Loan Documents, and the preparation, negotiation, administration and management of any amendments, modifications or waivers of the provisions of this Agreement and the other Loan Documents (whether or not the transactions contemplated thereby shall be consummated), or (C) the enforcement or protection of its rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral; (b) all reasonable out-of-pocket expenses incurred by the Multicurrency Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including (i) the reasonable fees, charges and disbursements of (A) counsel for the Multicurrency Agent, and (B) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; and (c) all reasonable out-of-pocket expenses incurred by the Secured Parties who are not the Administrative Agent or the Multicurrency Agent or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default.
“Currency” means Dollars or any Foreign Currency.
“Custodial Agreement” means, collectively, (i) the Custodial Agreement dated as of June 13, 2011 among Borrower, Administrative Agent and Branch Banking and Trust Company, Mortgage Custody Department of Corporate Trust Services, as Custodian, amended by that certain Omnibus Amendment No. 1 to Collateral Documents and Custodial Agreement dated as of September 18, 2012, as further amended by that certain Amendment No. 2 to Custodial Agreement dated as of June 26, 2013, and, (ii) to the extent required in the future, any and each other custodial agreement entered into among a Person acting as Collateral Custodian, the Borrower and the Administrative Agent, in each case as the same may from time to time be amended, restated, supplemented or otherwise modified.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance; (vi) all Redeemable Preferred Securities of such Person; (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument; (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (ix) all Debt of others Guaranteed by such Person; (x) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued at the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); (xi) all obligations of such Person under any synthetic lease, tax retention operating lease, sale and leaseback transaction, asset securitization, off-balance sheet loan or other off-balance sheet financing product; (xii) all obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property; and (xiii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Debt Security” means a note, bond, debenture, trust receipt or other obligation, instrument or evidence of indebtedness, including debt instruments of public and private issuers and tax-exempt securities, but specifically excluding (i) Equity Securities or (ii) any security which by its terms permits the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.
“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender's ratable portion of the aggregate Credit Exposure of all Lenders (calculated as if all Defaulting Lenders had funded all of their respective Defaulted Advances) over the aggregate outstanding principal amount of all Advances of such Defaulting Lender.
“Default Period” means, with respect to any Defaulting Lender, (i) in the case of any Defaulted Advance, the period commencing on the date the applicable Defaulted Advance was required to be extended to the Borrower under this Agreement, in the case of any Advance (after giving effect to any applicable grace period) and ending on the earlier of the following: (x) the date on which (A) the Default Excess with respect to such Defaulting Lender has been reduced to zero (whether by the funding of any Defaulted Advance by such Defaulting Lender or by the non-pro-rata application of any prepayment pursuant to Section 9.08(c)) and (B) such Defaulting Lender shall have delivered to the Borrower, the Administrative Agent and the Multicurrency Agent a written reaffirmation of its intention to honor its obligations hereunder; and (y) the date on which the Borrower, the Administrative Agent, the Multicurrency Agent and the Required Lenders (and not including such Defaulting Lender in any such determination, in accordance with Section 9.08(a)) waive the application of Section 9.08 with respect to such Defaulted Advances of such Defaulting Lender in writing; (ii) in the case of any Defaulted Payment, the period commencing on the date the applicable Defaulted Payment was required to have been paid to the Administrative Agent, the Multicurrency Agent or other Lender under this Agreement (after giving effect to any applicable grace period) and ending on the earlier of the following: (x) the date on which (A) such Defaulted Payment has been paid to the Administrative Agent, the Multicurrency Agent or other Lender, as applicable, together with (to the extent that such Person has not otherwise been compensated by the Borrower for such Defaulted Payment) interest thereon for each day from and including the date such amount is paid but excluding the date of payment, at the greater of the Federal Funds Rate plus two percent (2.0%) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (whether by the funding of any Defaulted Payment by such Defaulting Lender or by the application of any amount pursuant to Section 9.08(c)) and (B) such Defaulting Lender shall have delivered to the Administrative Agent, the Multicurrency Agent or other Lender, as applicable, a written reaffirmation of its intention to honor its obligations hereunder with respect to such payments; and (y) the date on which the Administrative Agent, the Multicurrency Agent or any such other Lender, as applicable, waives the application of

Section 9.08 with respect to such Defaulted Payments of such Defaulting Lender in writing; and (iii) in the case of any Distress Event determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) to exist, the period commencing on the date that the applicable Distress Event was so determined to exist and ending on the earlier of the following: (x) the date on which (A) such Distress Event is determined by the Administrative Agent, the Multicurrency Agent or the Required Lenders (in each of their respective good faith judgments) to no longer exist and (B) such Defaulting Lender shall have delivered to the Borrower, the Multicurrency Agent and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder; and (y) such date as the Borrower, the Multicurrency Agent and the Administrative Agent mutually agree, in their sole discretion, to waive the application of Section 9.08 with respect to such Distress Event of such Defaulting Lender.
“Default Rate” means, with respect to the Advances, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Advance (irrespective of whether any such type of Advance is actually outstanding hereunder).
“Defaulted Advance” has the meaning specified in the definition of “Defaulting Lender”.

“Defaulted Investment” means any Portfolio Investment (a) that is 30 days or more past due with respect to any interest or principal payments or (b) that is or otherwise should be considered a non-accrual investment by the Borrower in connection with its Investment Policies and GAAP.
“Defaulted Payment” has the meaning specified in the definition of “Defaulting Lender”.

“Defaulting Lender” means, for so long as any Default Period is in effect, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder (each such Advance, a “Defaulted Advance”) unless such Lender notifies the Administrative Agent, the Multicurrency Agent (if applicable) and the Borrower in writing that such failure is the result of such Lender's good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Multicurrency Agent, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (each such payment a “Defaulted Payment”) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Multicurrency Agent or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder (including in respect of its participation in Swing Advances), or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund any Advance hereunder and states that such position is based on such Lender's good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, the Multicurrency Agent (if applicable) or the Borrower, to confirm in writing to the Administrative Agent, the Multicurrency Agent (if applicable) and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause

(c) upon receipt of such written confirmation by the Administrative Agent, the Multicurrency Agent (if applicable) and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity (each, a “Distress Event”, and each Person subject to a Distress Event, a “Distressed Person”); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or direct or indirect parent of a Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed an event described in clause (d)(i) or (ii) hereof. Any determination by the Administrative Agent, and the Multicurrency Agent with respect to a Multicurrency Lender, that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender, for so long as such Default Period is in effect, upon delivery of written notice of such determination to the Borrower, each Swingline Lender and each Lender.

“Depreciation and Amortization” means for any period an amount equal to the sum of all depreciation and amortization expenses of the Borrower and its Consolidated Subsidiaries that are Guarantors for such period, as determined on a consolidated basis in accordance with GAAP. Notwithstanding the fact that the SBIC Entities are not Loan Parties, the SBIC Entities shall be included for purposes of calculating Depreciation and Amortization.
“Designated Obligations” means all obligations of the Borrower with respect to (a) principal of and interest on the Advances and (b) accrued and unpaid fees under the Loan Documents.
“Determination Date” means:
(a)    each last Business Day of March, June, September and December in each year, commencing on June 30, 2013;

(b)    the date of any reduction of the Multicurrency Commitments pursuant to the terms of Section 2.08 or Section 2.09;
(c)    any date upon the request of the Multicurrency Agent;
(d)    any date upon the request of the Administrative Agent; or
(e)     any date upon the request, not more frequently than once per consecutive three month period, of the Required Lenders or the Required Lenders of any Class.
“Distress Event” has the meaning specified in the definition of “Defaulting Lender”.

“Distressed Person” has the meaning specified in the definition of “Defaulting Lender”.
“Dollars” or “$” means dollars in lawful currency of the United States of America.
“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to an amount denominated in any Foreign Currency, the amount of Dollars that would be received in exchange for such amount of such Foreign Currency, based upon the spot rate at which the Multicurrency Agent (or other foreign currency broker reasonably acceptable to the Multicurrency Agent) offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two (2) Business Days later.
“Domestic Subsidiary” means any Subsidiary which is organized under the laws of any state or territory of the United States of America.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).
“Eligible Debt Security” means, on any date of determination, any Debt Security held by Borrower as a Portfolio Investment that meets the following conditions:
(i)the investment in the Debt Security was made in accordance with the terms of the Investment Policies and arose in the ordinary course of the Borrower's business;
(ii)the Debt Security is not a Defaulted Investment and is not owed by an Obligor that is subject to an Insolvency Event or as to which the Borrower has received notice from an Obligor of an imminent bankruptcy, insolvency or similar proceeding;

(iii)the Obligor of such Debt Security has executed all appropriate documentation, if any, required in accordance with applicable Investment Policies and such Debt Security is evidenced by Investment Documents that have been duly authorized, that are in full force and effect and that constitute the legal, valid and binding obligation of the Obligor of such Debt Security to pay the stated amount of the Loan and interest thereon, and the related Investment Documents are enforceable against such Obligor in accordance with their respective terms;
(iv)the Debt Security, together with the Investment Documents related thereto, does not contravene in any material respect any Applicable Laws (including laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no Obligor party thereto is in violation of any Applicable Laws or the terms and conditions of such Investment Documents, to the extent any such violation results in or would be reasonably likely to result in (a) an adverse effect upon the value or collectability of such Debt Security, (b) a material adverse change in, or a material adverse effect upon, any of (1) the financial condition, operations, business or properties of the Obligor or any of its respective Subsidiaries, taken as a whole, (2) the rights and remedies of the Borrower under the Investment Documents, or the ability of the Obligor or any other loan party thereunder to perform its obligations under the Investment Documents to which it is a party, as applicable, taken as a whole, or (3) the collateral securing the Debt Security, or the Borrower's Liens thereon or the priority of such Liens;
(v)the Debt Security, together with the related Investment Documents, is fully assignable (and if such Investment is secured by a mortgage, deed of trust or similar lien on real property, and if requested in writing by the Administrative Agent, an Assignment of Mortgage executed in blank has been delivered to the Collateral Custodian);
(vi)the Debt Security was documented and closed in accordance with the Investment Policies, and each original promissory note representing the portion of such Debt Security payable to the Borrower, has been delivered to the Collateral Custodian, duly endorsed as collateral or held by a bailee on behalf of the Administrative Agent;
(vii)the Debt Security is free of any Liens and the Borrower's interest in all Related Property is free of any Liens other than Liens permitted under the applicable Investment Documents and all filings and other actions required to perfect the security interest of the Administrative Agent on behalf of the Secured Parties in the Debt Security have been made or taken;
(viii)no right of rescission, set off, counterclaim, defense or other material dispute has been asserted with respect to such Debt Security;
(ix)any taxes due and payable in connection with the making of such Debt Security have been paid and the Obligor has been given any assurances (including with respect to the payment of transfer taxes and compliance with securities laws) required by the Investment Documents in connection with the making of the Portfolio Investment;
(x)the terms of the Debt Security have not been amended in any material respect or subject to a deferral or waiver the effect of which is to (A) reduce the amount (other than by reason of the repayment thereof) or extend the time for payment of principal in any material respect or (B) reduce the rate or extend the time of payment of interest (or any component thereof) in any material respect, in each case without the consent of the Administrative Agent, not to be unreasonably withheld or delayed;
(xi)the Debt Security, together with the Investment Documents related thereto (if any), is a “general intangible”, an “instrument”, an “account”, or “chattel paper”, within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;
(xii)all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the purchase of such Debt Security have been duly obtained, effected or given and are in full force and effect;
(xiii)the Debt Security is denominated and payable only in Dollars in the United States and the Primary Obligor of such Debt Security is organized under the laws of, and maintains its chief executive office and principal residence in, the United States or any state thereof;
(xiv)there is full recourse to the Obligor for principal and interest payments with respect to such Debt Security (i.e., recourse is not limited to certain assets or certain amounts);
(xv)the Obligor with respect to the Debt Security is not (A) an Affiliate of the Borrower or any other Person whose investments are primarily managed by the Borrower or any Affiliate of the Borrower, unless such Debt Security is expressly approved by the Administrative Agent (in its sole discretion), (B) a Governmental Authority or (C) primarily in the business of gaming, nuclear waste, bio-tech or oil or gas exploration; and
(xvi)all information delivered by any Loan Party to the Administrative Agent with respect to such Debt Security is true and correct to the knowledge of such Loan Party.
“Eligible Debt Security” shall not include any Debt Security of any SBIC Entity.
“Eligible First Lien Debt Investment” means an Eligible Debt Security which is also a First Lien Debt Investment.

“Eligible Investment” means, on any date of determination, (i) Unrestricted Cash and Cash Equivalents or (ii) any Eligible Debt Security that is either a First Lien Debt Investment or a Mezzanine Debt Investment.
”Eligible Mezzanine Debt Investment” means an Eligible Debt Security which is also a Mezzanine Debt Investment.
“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.
“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of a Loan Party or any Subsidiary of a Loan Party required by any Environmental Requirement.
“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.
“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.
“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.
“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.
“Environmental Releases” means releases as defined in CERCLA or under any applicable federal, state or local environmental law or regulation and shall include, in any event, any release of petroleum or petroleum related products.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to a Loan Party, any Subsidiary of a Loan Party or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.
“Equity Security” means any equity security or other obligation or security that does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal.
“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor law and all rules and regulations from time to time promulgated thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.
“Eurocurrency Advance” means, with respect to any Advance denominated in an Agreed Foreign Currency, such Advance during Interest Periods when such Advance bears or is to bear interest at a rate based upon the London InterBank Offered Rate or, in the case of such Advances denominated in Canadian Dollars, a rate based upon the CDOR Rate. For the avoidance of doubt, the definition of “Eurocurrency Advance” does not include an Index Euro-Dollar Advance or any Advance denominated in Dollars.
“Eurocurrency Reserve Percentage” has the meaning set forth in Section 2.06(d).
“Event of Default” has the meaning set forth in Section 6.01.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor pursuant to the Guarantee Agreement of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to the Guarantee Agreement and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor's Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means, with respect to the Administrative Agent, the Multicurrency Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) (other than to the extent such withholding has been imposed due to the occurrence of a CAM Exchange) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 2.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(e), and (d) any United States federal withholding taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning given such term in the Recitals.
“Existing Loan Documents” has the meaning given such term in the Recitals.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to BB&T on such day on such transactions as determined by the Administrative Agent.
“First Lien Debt Investment” means a Portfolio Investment which is a Debt Security of an Obligor, which is secured by a first priority, perfected security interest in all or substantially all of the assets of the Obligor, and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings.
“Fiscal Quarter” means any fiscal quarter of the Borrower.
“Fiscal Year” means any fiscal year of the Borrower.
“Foreclosed Subsidiary” shall mean any Person that becomes a direct or indirect Subsidiary of the Borrower solely as a result of the Borrower or any other Subsidiary of the Borrower acquiring the Capital Securities of such Person, through a bankruptcy, foreclosure or similar proceedings, with the intent to sell or transfer all of the Capital Securities of such Person; provided, that, in the event that the Borrower or such Subsidiary of the Borrower is unable to sell all of the Capital Securities of such Person within 180 days after the Borrower or such Subsidiary of the Borrower acquires the Capital Securities of such Person, such Person shall no longer be considered a “Foreclosed Subsidiary” for purposes of this Agreement.

“Foreign Currency” means at any time any currency other than Dollars.
“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Multicurrency Agent.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“Fronting Exposure” means with respect to any Swingline Lender, such Defaulting Lender's Applicable Revolver Percentage of outstanding Swing Advances made by such Swingline Lender other than Swing Advances as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” means the Obligations, including any and all liabilities, indebtedness and obligations of any and every kind and nature, heretofore, now or hereafter owing, arising, due or payable from the Borrower to one or more of the Lenders, the Hedge Counterparties, any Secured Party, the Administrative Agent, the Multicurrency Agent or any of them, arising under or evidenced by this Agreement, the Notes, the Collateral Documents or any other Loan Document; provided, that for the avoidance of doubt, the term “Guaranteed Obligations” with respect to any Specified Guarantor shall exclude, in all cases, any Excluded Swap Obligations of such Specified Guarantor.
“Guarantors” means collectively: (i) the Initial Guarantors and (ii) all direct and indirect Subsidiaries of the Borrower or Guarantors acquired, formed or otherwise in existence after the Closing Date and required to become a Guarantor pursuant to Section 5.28; provided, however, no SBIC Entity shall ever be a Guarantor.
“Hazardous Materials” includes (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.
“Hedge Counterparty” means BB&T or any Lender that provides the initial funding of any Commitment on the Closing Date or any Additional Lender that provides the funding of any Commitment on any Commitment Increase Date (but not any assignee of any of the foregoing Lenders) which Lender or Additional Lender has provided the Administrative Agent with a fully executed designation notice substantially in the form of Schedule A - Designation Notice, or any of their respective Affiliates, in each case solely until such Person has assigned all of its interests under this Agreement, that enters into a Hedging Agreement with the Borrower that is permitted by Section 5.35.
“Hedge Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Hedging Agreement” means each agreement or amended and restated agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.35, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a

“Schedule” thereto in the form the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Index Euro-Dollar Advance” means, with respect to any Advance, such Advance when such Advance bears or is to bear interest at a rate based upon the Index Euro-Dollar Rate.
“Index Euro-Dollar Rate” has the meaning set forth in Section 2.06(c).
“Initial Guarantors” means ARC Industries Holdings, Inc., Brantley Holdings, Inc., Energy Hardware Holdings, Inc., Minco Holdings, Inc., Peaden Holdings, Inc. and Technology Crops Holdings, Inc., each a Delaware corporation and Subsidiary of the Borrower.
“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Interest Coverage Ratio” means the ratio of Consolidated EBITDA to Consolidated Interest Expense.
“Interest Payment Date” means (a) with respect to any Base Rate Borrowing or Index Euro-Dollar Borrowing, the first day of each month, (b) with respect to any Eurocurrency Borrowing with an Interest Period of three months or shorter, the last day of the Interest Period applicable to such Borrowing, and (c) in the case of any Eurocurrency Borrowing with an Interest Period that exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period.
“Interest Period” means: (i) with respect to each Eurocurrency Borrowing denominated in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the third month thereafter, or, with respect to such portion of any Eurocurrency Borrowing denominated in Canadian Dollars that is scheduled to be repaid on the Maturity Date, a period of less than three month's duration commencing on the date of such Borrowing and ending on the Maturity Date, as the Borrower may elect in the applicable Notice of Borrowing; provided that:
(a)    any Interest Period (subject to clause (c) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period (other than an Interest Period that ends on the Maturity Date that is permitted to be of less than three month's duration as provided in this definition) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month)shall, subject to clause (c) below, end on the last Business Day of the appropriate subsequent calendar month; and
(c)    no Interest Period may be selected that begins before the Maturity Date and would otherwise end after the Maturity Date;
(ii)    with respect to each Eurocurrency Borrowing denominated in an Agreed Foreign Currency other than Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, third or, if available to all Lenders providing such Borrowing, sixth month thereafter, or, with respect to such portion of any Eurocurrency Borrowing denominated in an Agreed Foreign Currency other than Canadian Dollars that is scheduled to be repaid on the Maturity Date, a period of less than one month's duration commencing on the date of such Borrowing and ending on the Maturity Date, as the Borrower may elect in the applicable Notice of Borrowing; provided that:
(a)    any Interest Period (subject to clause (c) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period (other than an Interest Period that ends on the Maturity Date that is permitted to be of less than one month's duration as provided in this definition) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Business Day of the appropriate subsequent calendar month; and
(c)    no Interest Period may be selected that begins before the Maturity Date and would otherwise end after the Maturity Date;
(iii)    with respect to each Base Rate Borrowing, a calendar month (commencing on the first day of each calendar month and ending on the last day of each calendar month regardless of whether a Base Rate Borrowing is outstanding on either date); provided that:

(a)    the initial Interest Period applicable to Base Rate Borrowings shall mean the period commencing on the Closing Date and ending June 30, 2013; and
(b)    the last Interest Period applicable to Base Rate Borrowings under this Agreement shall end on the Maturity Date; or
(iv)    with respect to each Index Euro-Dollar Borrowing, a calendar month (commencing on the first day of each calendar month and ending on the last day of each calendar month regardless of whether an Index Euro-Dollar Borrowing is outstanding on either date); provided that:
(a)    the initial Interest Period applicable to Index Euro-Dollar Borrowings shall mean the period commencing on the Closing Date and ending June 30, 2013; and
(b)    the last Interest Period applicable to Index Euro-Dollar Borrowings under this Agreement shall end on the Maturity Date.
“Internal Control Event” means a material weakness in, or fraud that involves management of the Borrower, which fraud has a material effect on the Borrower's internal controls over public reporting.
“Investment” means any investment in any Person, whether by means of (i) purchase or acquisition of all or substantially all of the assets of such Person (or of a division or line of business of such Person), (ii) purchase or acquisition of obligations or securities of such Person, (iii) capital contribution to such Person, (iv) loan or advance to such Person, (v) making of a time deposit with such Person, (vi) Guarantee or assumption of any obligation of such Person or (vii) by any other means.
“Investment Company Act” means the Investment Company Act of 1940 as amended, and the rules and regulations promulgated thereunder.
“Investment Documents” means, with respect to any Debt Security, any related loan agreement, security agreement, mortgage, assignment, all guarantees, note purchase agreement, intercreditor and/or subordination agreements, and UCC financing statements and continuation statements (including amendments or modifications thereof) executed by the Obligor thereof or by another Person on the Obligor's behalf in respect of such Debt Security and any related promissory note (except in the case of Noteless Loans), including general or limited guaranties and, if requested by the Administrative Agent, for each Debt Security secured by real property by a mortgage document, an Assignment of Mortgage, and for all Debt Securities with a promissory note, an assignment thereof (which may be by allonge), in blank, signed by an officer of the Borrower.
“Investment Policies” means those investment objectives, policies and restrictions of the Borrower as in effect on the Closing Date as described in Borrower's annual report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, and any modifications or supplements as may be adopted by the Borrower from time to time in accordance with this Agreement.

“Joinder Agreement” means a Joinder and Reaffirmation Agreement substantially in the form of Exhibit L.
“Joint Lead Arrangers” means Branch Banking and Trust Company and Fifth Third Bank.
“Joint Lead Arranger's Letter Agreement” means that certain letter agreement, dated as of July 30, 2012, between Borrower and Fifth Third Bank relating to the terms of this Agreement, and certain fees from time to time payable by the Borrower to Fifth Third Bank, together with all amendments and modifications thereto. If there is any conflict between the provisions of this Agreement and the provisions of the Joint Lead Arranger's Letter Agreement, the provisions of this Agreement will control.
“Lender” means the Persons listed on Schedule 1.01(a) as having Commitments and their respective successors and assigns.
“Lenders' Letter Agreement” means that certain Fee Letter, dated as of July 30, 2012, among Borrower and the Lenders (other than BB&T) signatory hereto relating to the upfront fee payable by the Borrower to or for the account of such Lenders. If there is any conflict between the provisions of this Agreement and the provisions of the Lenders' Letter Agreement, the provisions of this Agreement will control.
“Lending Office” means, as to each Lender, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent.
“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Liquidity” means at any time the aggregate Cash and Cash Equivalents of the Borrower and the Guarantors, but excluding Cash and Cash Equivalents included in the Borrowing Base.
“Loan” means any loan arising from the extension of credit to an Obligor by the Borrower in the ordinary course of business of the Borrower.
“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Hedging Agreements, any other document evidencing or securing the Advances, the Custodial Agreement, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, the Collateral Documents, the Hedging Agreements, the Custodial

Agreement or the Advances, as such documents and instruments may be amended or supplemented from time to time.
“Loan Parties” means collectively the Borrower and each Guarantor that hereafter becomes a party to any of the Loan Documents.
“London InterBank Offered Rate” has the meaning set forth in Section 2.06(d).
“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.
“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Loan Parties and any of their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent, the Multicurrency Agent or the Lenders under the Loan Documents, or the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document or (d) the Collateral, or the Administrative Agent's Liens for the benefit of the Secured Parties on the Collateral or the priority of such Liens.
“Material Contract” has the meaning given such term in Section 4.33.
“Maturity Date” means the earlier to occur of: (a) the date that is one year after the Termination Date and (b) the date upon which the Administrative Agent has declared all Advances to be due and payable after the occurrence of an Event of Default in accordance with Section 6.01. Any Advances then outstanding (together with accrued interest thereon) shall be due and payable in full on the Maturity Date.
“Mezzanine Debt Investment” means a Portfolio Investment which is a Debt Security of an Obligor and is either a mezzanine, subordinated or second lien Debt Security and not a First Lien Debt Investment.
“Minimum Liquidity Requirement” has the meaning given such term in Section 5.04.
“Mortgage” means, collectively the fee simple and leasehold mortgages, deeds of trust and deeds to secure debt by the Borrower, in form and content reasonably satisfactory to the Administrative Agent and in each case granting a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in Collateral constituting real property (including certain real property leases) and related personalty, as such documents may be amended, modified or supplemented from time to time.

“Mortgaged Property” means, collectively, the Mortgaged Property (as defined in the Mortgages) covering the Properties described on Schedule 1.01 - Mortgaged Property.
“Mortgaged Property Security Documents” means collectively, the Mortgages and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Subsidiary grants or conveys to the Administrative Agent and the Secured Parties a Lien in, or any other Person acknowledges any such Lien in, real property as security for all or any portion of the Obligations, as any of them may be amended, modified or supplemented from time to time.
“Multicurrency Advance” means an Advance denominated in Dollars or an Agreed Foreign Currency made to the Borrower under this Agreement pursuant to Section 2.01(c).
“Multicurrency Commitments” means, with respect to each Multicurrency Lender, (i) the commitment of such Multicurrency Lender to make Multicurrency Advances, or (ii) as to any Multicurrency Lender that enters into an Assignment and Assumption (whether as transferor Multicurrency Lender or as assignee thereof), the amount of such Lender's Multicurrency Commitment after giving effect to such Assignment and Assumption, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09. The aggregate amount of each Multicurrency Lender's Multicurrency Commitment as of the Closing Date is set forth on Schedule 1.01(a). The aggregate amount of the Multicurrency Lenders' Multicurrency Commitments as of the Closing Date is $35,000,000.
“Multicurrency Credit Exposure” means, as to any Multicurrency Lender at any time, the aggregate principal amount at such time of its Multicurrency Advances.
“Multicurrency Lender” means the Persons listed on Schedule 1.01(a) as having Multicurrency Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Multicurrency Commitment or to acquire Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Multicurrency Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit B-3 hereto evidencing the obligation of the Borrower to repay the Multicurrency Advances, together with all amendments, consolidations, modifications, renewals, substitutions and supplements thereto or replacements thereof and “Multicurrency Note” means any one of such Multicurrency Notes.
“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.
“National Currency” means the currency, other than the Euro, of a Participating Member State.
“Net Assets” means, at any time, the net assets of the Borrower and its Consolidated Subsidiaries that are Guarantors, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP and filed with the SEC. Notwithstanding the fact that the SBIC Entities are not Loan Parties, the SBIC Entities shall be included for purposes of calculating Net Assets.

“Net Proceeds of Capital Securities/Conversion of Debt” means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or any Subsidiary of the Borrower in respect of the issuance of Capital Securities (including the aggregate amount of any and all Debt converted into Capital Securities), after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or any Subsidiary directly in connection with the issuance of such Capital Securities.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Noteless Loan” means an Eligible Debt Security with respect to which (i) the underlying Investment Documents do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Debt Security; and (ii) no Loan Party nor any Subsidiary of a Loan Party has requested or received a promissory note from the related Obligor. Except as approved by the Administrative Agent in writing, no Loan Party nor any Subsidiary of a Loan Party shall request or receive a promissory note or other instrument from any Obligor in connection with a Noteless Loan.
“Notes” means collectively the Revolver Notes, the Multicurrency Notes and Swing Advance Notes and any and all amendments, consolidations, modifications, renewals, substitutions and supplements thereto or replacements thereof. “Note” means any one of such Notes.
“Notice of Borrowing” has the meaning set forth in Section 2.02.
“Notice of Continuation or Conversion” has the meaning set forth in Section 2.03.
“Obligations” means the collective reference to all of the following indebtedness, obligations and liabilities: (a) the due and punctual payment by the Borrower of: (i) the principal of and interest on the Notes (including any and all Revolver Advances, Multicurrency Advances and Swing Advances), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and any renewals, modifications or extensions thereof, in whole or in part; (ii) each payment required to be made by the Borrower under this Agreement when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and obligations, if any, to provide cash collateral and any renewals, modifications or extensions thereof, in whole or in part; and (iii) all other monetary obligations of the Borrower to the Secured Parties under this Agreement and the other Loan Documents to which the Borrower is or is to be a party and any renewals, modifications or extensions thereof, in whole or in part; (b) the due and punctual performance of all other obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is or is to be a party, and any renewals, modifications or extensions thereof, in whole or in part; (c) the due and punctual payment (whether at the stated maturity, by acceleration or otherwise) of all obligations (including any and all Swap Obligations arising under the Hedging Agreements and obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities of the Borrower, now existing or hereafter incurred under, arising out of or in connection with any and all Hedging Agreements and any renewals, modifications or extensions thereof (including, all obligations, if any, of the Borrower as guarantor under the Credit Agreement in respect of Hedging Agreements), and the due and punctual performance and compliance by the Borrower with all of the terms, conditions and agreements contained in any Hedging Agreement and any renewals, modifications or extensions thereof; (d) the due and punctual payment and performance of all indebtedness, liabilities and obligations of any one or more of the Borrower and Guarantors arising out of or relating to any Bank Products; (e) the due and punctual payment and performance of all indebtedness, liabilities and obligations of any one or more of the Borrower and Guarantors arising out of or relating to any Cash Management Services; and (f) the due and punctual payment and performance of all obligations of each of the Guarantors under the Credit Agreement and the other Loan Documents to which they are or are to be a party and any and all renewals, modifications or extensions thereof, in whole or in part; provided, that the term “Obligations” with respect to any Specified Guarantor shall exclude, in all cases, any Excluded Swap Obligations of such Specified Guarantor.
“Obligor” means, with respect to any Portfolio Investment, the Person or Persons obligated to make payments pursuant to such Portfolio Investment, including any guarantor thereof.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Officer's Certificate” has the meaning set forth in Section 3.01(e).
“Operating Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement, shareholder agreement or other applicable documents relating to the operation, governance or management of such entity.
“Organizational Action” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar official action, as applicable, taken by such entity.
“Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in clause (d) of Section 9.07.
“Participant Register” has the meaning assigned to such term in clause (d) of Section 9.07.
“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Encumbrances” means Liens described in Section 5.14.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Platform” has the meaning set forth in Section 9.01(d).
“Pledge Agreement” means the Amended and Restated Equity Pledge Agreement dated as of June 26, 2013, by and between the Borrower, the Guarantors and the Administrative Agent for the benefit of the Secured Parties, as from time to time in effect.
“Portfolio Investment” means an investment made by the Borrower in the ordinary course of business and consistent with the Investment Policies in a Person that is accounted for under GAAP as a portfolio investment of the Borrower. Portfolio Investments shall include Cash, Cash Equivalents, First Lien Debt Investments and Mezzanine Debt Investments.
“Primary Obligor” means the principal Obligor directly obligated to repay all obligations owing under any Portfolio Investment, including joint and several liability for such obligation, if more than one Obligor exists; provided, however, “Primary Obligor” does not include any Person who acts solely as a guarantor, surety, or as a subsidiary co-borrower for funding convenience only with respect to such Portfolio Investment.

“Prime Rate” refers to that interest rate so denominated and set by BB&T from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by BB&T. BB&T lends at interest rates above and below the Prime Rate. The Prime Rate is not necessarily the lowest or best rate charged by BB&T to its customers or other banks.
“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Applicable Agent.
“Properties” means all real property owned, leased or otherwise used or occupied by a Loan Party or any Subsidiary of a Loan Party, wherever located. “Property” means any one of such Properties.
“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31, or, if any such day is not a Business Day, the next succeeding Business Day.
“Redeemable Preferred Securities” of any Person means any preferred stock or similar Capital Securities (including limited liability company membership interests and limited partnership interests) issued by such Person which is at any time prior to the Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.
“Reference Banks” includes BMO Nesbitt Burns, CIBC World Markets, Deutsche Bank, HSBC Bank Canada, National Bank Financial, RBC Dominion Securities, Scotia Capital Inc., and TD Securities Inc., as such list may be amended by the Multicurrency Agent by providing prior written notice to the Borrower and the Multicurrency Lenders.
“Register” has the meaning set forth in Section 9.07(c).
“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
“Related Property” means, with respect to any Portfolio Investment, any property or other assets of the Obligor thereunder pledged or purported to be pledged as collateral to secure the repayment of such Portfolio Investment.
“Required Lenders” means (i) at any time when there are two or fewer Lenders, all Lenders and (ii) at any time when there are three or more Lenders, Lenders having at least 66-2/3% of the aggregate amount of the Commitments or, if the Commitments are no longer in effect, Lenders holding at least 66-2/3% of the aggregate outstanding principal amount of the Advances; provided, however, that the Commitments and any outstanding Advances of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. The Required Lenders of a Class (which shall include the terms “Required Multicurrency Lenders” and “Required Revolver

Lenders”) means (i) at any time when there are two or fewer Lenders of such Class, all Lenders of such Class and (ii) at any time when there are three or more Lenders of such Class, Lenders having at least 66-2/3% of the aggregate amount of the Commitments of such Class or, if the Commitments of such Class are no longer in effect, Lenders holding at least 66-2/3% of the aggregate outstanding principal amount of the Advances of such Class; provided, however, that the Commitments and any outstanding Advances of any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders of a Class.
“Resignation Effective Date” has the meaning set forth in Section 7.06.
“Responsible Officer” means, as to any Person, the president, chief executive officer, chief financial officer, or principal accounting officer.
“Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower's Capital Securities (except dividends payable solely in shares of its Capital Securities); (ii) any payment of management, consulting, advisory or similar fees; or (iii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's Capital Securities (except shares acquired upon the conversion thereof into other shares of its Capital Securities) or (b) any option, warrant or other right to acquire shares of the Borrower's Capital Securities.
“Revolver Advance” means an advance denominated in Dollars made to the Borrower under this Agreement pursuant to Section 2.01(a).
“Revolver Commitment” means, with respect to each Revolver Lender, (i) the commitment of such Revolver Lender to make Revolver Advances, or (ii) as to any Revolver Lender that enters into an Assignment and Assumption (whether as transferor Revolver Lender or as assignee thereof), the amount of such Lender's Revolver Commitment after giving effect to such Assignment and Assumption, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09. The aggregate amount of each Revolver Lender's Revolver Commitment as of the Closing Date is set forth on Schedule 1.01(a). The aggregate amount of the Revolver Lenders' Revolver Commitments as of the Closing Date is $130,000,000.
“Revolver Lender” means the Persons listed on Schedule 1.01(a) as having Revolver Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Revolver Commitment or to acquire Revolving Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Revolver Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit B-1 hereto evidencing the obligation of the Borrower to repay the Revolver Advances, together with all amendments, consolidations, modifications, renewals, substitutions and supplements thereto or replacements thereof and “Revolver Note” means any one of such Revolver Notes. In the case of Revolver Notes payable to Lenders under the Existing Credit Agreement who are continuing Lenders under this Amended and Restated Credit Agreement, Revolver Notes shall mean the Amended and Restated Revolver Notes, substantially in the form of Exhibit B-1 but with the addition of language evidencing the amendment and restatement of the prior Revolver Notes.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its Revolver Advances and such Lender's participation interest in the aggregate principal amount of all Swing Advances outstanding at such time.
“RIC” or “regulated investment company” shall mean an investment company or business development company that qualifies for the special tax treatment provided for by subchapter M of the Code.
“Sale/Leaseback Transaction” means any arrangement with any Person providing, directly or indirectly, for the leasing by any Loan Party or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by any Loan Party or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any Loan Party or such Subsidiary.
“Sanctioned Entity” shall mean (i) a country or a government of a country, (ii) an agency of the government of a country, (iii) an organization directly or indirectly controlled by a country or its government, (iv) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
“SBIC Entities” means each of (1) Triangle Mezzanine Fund LLLP, a North Carolina limited liability limited partnership, (2) Triangle Mezzanine Fund II LP, a Delaware limited partnership, (3) Triangle Mezzanine Fund III, LP, a Delaware limited partnership, (4) any other future “small business investment company” owned, directly or indirectly, by the Borrower, and (5) any Subsidiary, general partner or blocker corporation of an SBIC Entity.
“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions thereof.
“Secured Parties” shall mean collectively: (1) the Administrative Agent in its capacity as such under this Agreement, the Collateral Documents and the other Loan Documents; (2) the Multicurrency Agent in its capacity as such under this Agreement; (3) the Lenders; (4) the Hedge Counterparties in their capacity as such under the Hedging Agreements; (5) any Bank Product Bank or Cash Management Bank; and (6) except as otherwise provided in the definitions of “Bank Products,” “Cash Management Services” and “Hedging Counterparties,” the successors and assigns of the foregoing.
“Security Agreement” means the Amended and Restated General Security Agreement, dated as June 26, 2013, by and between the Borrower, the Guarantors and the Administrative Agent for the benefit of the Secured Parties, as from time to time in effect.

“Specified Guarantor” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.09).
“Subsidiary” of any Person means a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interest having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided however, the term “Subsidiary” shall not include any Person that constitutes an investment made by the Borrower or a Subsidiary in the ordinary course of business and consistently with the Investment Policies in a Person that is accounted for under GAAP as a portfolio investment of the Borrower. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swing Advance” means an Advance made by BB&T pursuant to Section 2.01(b), which must be a Base Rate Advance.
“Swing Advance Note” means the promissory note of the Borrower, substantially in the form of Exhibit B-2, evidencing the obligation of the Borrower to repay the Swing Advances, together with all amendments, consolidations, modifications, renewals, and supplements thereto.
“Swingline Lender” means BB&T, in its capacity as lender of Swing Advances hereunder.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earliest to occur of (i) September 17, 2016 (or such later date to which such date shall have been extended pursuant to Section 2.05), (ii) the date the Commitments are terminated pursuant to Section 6.01 following the occurrence of an Event of Default, or (iii) the date the Borrower terminates the Commitments entirely pursuant to Section 2.09.
“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

“Total Unused Multicurrency Commitments” means at any date, an amount equal to the aggregate amount of the Unused Multicurrency Commitments of the Multicurrency Lenders.
“Total Unused Revolver Commitments” means at any date, an amount equal to the aggregate amount of the Unused Revolver Commitments of the Revolver Lenders.
“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, the Cash and Cash Equivalents of Borrower to the extent that such Cash and Cash Equivalents (a) are free and clear of all Liens (other than Liens permitted under Sections 5.14(j) and 5.14(l)), any legal or equitable claim or other interest held by any other Person, and any option or right held by any other Person to acquire any such claim or other interest, (b) are not subject to any restriction pursuant to any provision of any outstanding Capital Securities issued by any Person or of any Material Contract to which it is a party or by which it or any of its property is bound (other than the Loan Documents) and (c) are the subject of a Control Agreement that creates a valid and perfected first-priority security interest in and lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Unused Multicurrency Commitment” means at any date, with respect to any Multicurrency Lender, an amount equal to its Multicurrency Commitment less its Multicurrency Advances.
“Unused Revolver Commitment” means at any date, with respect to any Revolver Lender, an amount equal to its Revolver Commitment less the sum of the aggregate outstanding principal amount of the sum of its Revolver Advances and its Applicable Revolver Percentage of Swing Advances.
“Value” means, with respect to any Portfolio Investment and as of any date of determination, the lesser of (i) the cost to the Borrower of such Portfolio Investment or (ii) the fair value of such Portfolio Investment determined, not less frequently than once per Fiscal Quarter, in accordance with, the Investment Company Act and any orders of the SEC by the Board of Directors of the Borrower in its good faith judgment and consistent with past practices as described in the Borrower's 2012 annual report on Form 10-K filed with the SEC, as such practices may be amended from time to time in accordance with the last sentence in this definition of “Value”, including consideration of valuation procedures of Duff & Phelps, Lincoln Partners Advisors, LLC or another third-party valuation firm selected by the Borrower and reasonably acceptable to the Administrative Agent, and as approved by the Administrative Agent in its reasonable credit judgment. The valuation practices described in the Borrower's 2012 Annual Report on Form 10-K filed with the SEC may be amended from time to time provided that the Borrower shall furnish to the Administrative Agent, prior to the effective date of any such amendment or modification, prompt notice of any changes in such practices and shall not agree or otherwise permit to occur any modification of such practices in any manner that would or would reasonably be expected to adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any Loan Document or impair the collectability of any Investment without the prior written consent of the Administrative Agent (in its sole discretion).

“Voting Stock” means securities (as such term is defined in Section 2(1) of the Securities Act of 1933) of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to cast votes in any election of any corporate directors (or Persons performing similar functions).
“Wholly Owned Subsidiary” means any Subsidiary all of the Capital Securities of which are at the time directly or indirectly owned by the Borrower.
SECTION 1.02.    Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent for distribution to the Lenders, unless with respect to any such change concurred in by the Borrower's independent public accountants or required or permitted by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Lenders shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).
SECTION 1.03.    Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.
SECTION 1.04.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time together with all rules, regulations and interpretations thereunder or related thereto; (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and (g) titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 1.05.    Currencies Generally. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.11(c) and the last sentence of Section 2.12(a), for purposes of determining (i) whether the amount of any Borrowing under the Multicurrency Commitments, together with all other Borrowings under the Multicurrency Commitments then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Multicurrency Commitments, (ii) the Total Unused Multicurrency Commitments, (iii) the Multicurrency Credit Exposure, and (iv) the Borrowing Base or the Value or the fair market value of any Portfolio Investment, the outstanding principal amount of any Borrowing that is denominated in any Foreign Currency or the Value or the fair market value of any Portfolio Investment that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing or Portfolio Investment, as the case may be, determined as of the date of such Borrowing or the date of valuation of such Portfolio Investment, as the case may be; provided that in connection with the delivery of any Borrowing Base Certification Report pursuant to Section 5.01(i), such amounts shall be determined as of the date of the delivery of such Borrowing Base Certification Report. Wherever in this Agreement in connection with a Borrowing or Advance an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Advance is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar Amount (rounded to the nearest 1,000 units of such Foreign Currency).
SECTION 1.06.    Special Provisions Relating to Euro. If at any time after the Closing Date the Euro becomes an Agreed Foreign Currency then, from and after such date, each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the date hereof shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such National Currency, such party shall be entitled to pay or repay such amount either in Euros or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State.

SECTION 1.07.    Amendment and Restatement of Existing Agreement. The parties to this Agreement agree that, on the Closing Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the Obligations under the Existing Credit Agreement and the other Existing Loan Documents as in effect prior to the Closing Date. All Advances made and Obligations incurred under the Existing Credit Agreement that are outstanding on the Closing Date shall continue as Advances and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, on the Closing Date: (a) all references in the Existing Loan Documents to the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to this Agreement and the Loan Documents, (b) all obligations constituting “Obligations” with any Lender or any affiliate of any Lender that are outstanding on the Closing Date shall continue as Obligations under this Agreement and the other Loan Documents, (c) the liens and security interests in favor of the Administrative Agent for the benefit of the Secured Parties securing payment of the Obligations are in all respects continuing and in full force and effect with respect to all Obligations, (d) the “Revolver Commitments” (as defined in the Existing Credit Agreement) shall be allocated between, and redesignated as, Revolver Commitments and Multicurrency Commitments hereunder, in each case pursuant to the allocations set forth on Schedule 1.01(a), and (e) the Administrative Agent and the Multicurrency Agent shall make such other reallocations, sales, assignments or other relevant actions in respect of each Lender's credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender's Credit Exposure and outstanding Advances hereunder reflects such Lender's Applicable Percentage of the outstanding aggregate Credit Exposures on the Closing Date.
ARTICLE II
THE CREDIT
SECTION 2.01.    Commitments to Make Advances.
(a)Revolver Advances. Each Revolver Lender severally agrees, on the terms and conditions set forth herein, to make Revolver Advances in Dollars to the Borrower from time to time before the Termination Date; provided that, immediately after each such Revolver Advance is made, such Lender's Revolving Credit Exposure shall not exceed the amount of the Revolver Commitment of such Revolver Lender at such time, provided further that the aggregate principal amount of all Advances shall not exceed the: lesser of: (1) the Borrowing Base; and (2) the aggregate amount of the Commitments of all of the Lenders at such time. Each Revolver Borrowing under this Section 2.01(a) shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $100,000 (except that any such Revolver Borrowing may be in the aggregate amount of the Total Unused Revolver Commitments) and shall be made, subject to Section 2.12(f), from the several Revolver Lenders ratably in proportion to their respective Revolver Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Revolver Advances and reborrow under this Section 2.01 at any time before the Termination Date; provided, however, in accordance with Section 2.09, any Revolver Advances outstanding on the Termination Date shall not be due and payable until the Maturity Date.

(b)Swing Advances. In addition to the foregoing, the Swingline Lender shall from time to time, upon the request of the Borrower, if the applicable conditions precedent in Article III have been satisfied, make Swing Advances to the Borrower in an aggregate principal amount at any time outstanding not exceeding $5,000,000.00; provided that, immediately after such Swing Advance is made, the conditions set forth in Section 2.01(a) shall have been satisfied. Each Swingline Borrowing under this Section 2.01(b) shall be in an aggregate principal amount of $100,000.00 or any larger multiple of $100,000.00. Within the foregoing limits, the Borrower may borrow under this Section 2.01(b), prepay and reborrow under this Section 2.01(b) at any time before the Termination Date. Solely for purposes of calculating fees under Section 2.07(a), Swing Advances shall not be considered a utilization of the Revolver Commitment of the Swingline Lender or any other Lender hereunder. All Swing Advances shall be made as Base Rate Advances. At any time, upon the request of the Swingline Lender, each Revolver Lender other than the Swingline Lender shall, on the third Business Day after such request is made, purchase a participating interest in Swing Advances in an amount equal to, subject to Section 2.12(f), its ratable share (based upon its Applicable Revolver Percentage) of such Swing Advances. On such third Business Day, each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swingline Lender has received from any such Revolver Lender its participating interest in a Swing Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Revolver Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolver Lender's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Lender will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it. Each Revolver Lender's obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including: (i) any set-off, counterclaim, recoupment, defense or other right which such Revolver Lender or any other Person may have against the Swingline Lender requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or the termination of any of the Commitments; (iii) any adverse change in the condition (financial, business or otherwise) of any Loan Party or any other Person; (iv) any breach of this Agreement by any Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(c)Multicurrency Advances. Each Multicurrency Lender severally agrees, on the terms and conditions set forth herein, to make Multicurrency Advances to the Borrower from time to time before the Termination Date; provided that, immediately after each such Multicurrency Advance is made, such Lender's Multicurrency Credit Exposure shall not exceed the amount of the Multicurrency Commitment of such Multicurrency Lender at such time, provided further that the aggregate principal amount of all Advances shall not exceed the: lesser of: (1) the Borrowing Base; and (2) the aggregate amount of the Commitments of all of the Lenders at such time. Each Multicurrency Borrowing under this Section 2.01(c) shall be in an aggregate Dollar Equivalent principal amount of $1,000,000 or any larger multiple of $100,000 (except that any such Multicurrency Borrowing may be in the aggregate amount of the Total Unused Multicurrency Commitments) and shall be made, subject to

Section 2.12(f), from the several Multicurrency Lenders ratably in proportion to their respective Multicurrency Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Multicurrency Advances and reborrow under this Section 2.01 at any time before the Termination Date; provided, however, in accordance with Section 2.09, any Multicurrency Advances outstanding on the Termination Date shall not be due and payable until the Maturity Date.
SECTION 2.02.    Method of Borrowing Advances.
(a)    The Borrower shall give the Administrative Agent and the Multicurrency Agent notice in the form attached hereto as Exhibit A (a “Notice of Borrowing”) prior to (i) 12:00 P.M. (Eastern time) at least one Business Day before each Base Rate Borrowing, (ii) 12:00 P.M. (Eastern time) at least two (2) Business Days before each Index Euro-Dollar Borrowing and (iii) 11:00 A.M. (Eastern time) at least three (3) Business Days before each Eurocurrency Borrowing; specifying:
(i)    whether such Borrowing is to be made under the Revolving Commitments and/or the Multicurrency Commitments,
(ii)    the date of such Borrowing, which shall be a Business Day,
(iii)    the aggregate amount, and if made under the Multicurrency Commitments, the Currency, of such Borrowing,
(iv)    in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be a Base Rate Borrowing or Index Euro-Dollar Borrowing and, subject to Section 2.02(h), the amount of such Borrowing under the Revolver Commitments and Multicurrency Commitments, or stating that such Borrowing is to be a Swingline Borrowing, and
(v)    in the case of a Eurocurrency Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
(b)    Upon receipt of a Notice of Borrowing, the Applicable Agent shall promptly notify each Revolver Lender or Multicurrency Lender, as applicable, of the contents thereof and (unless such Borrowing is a Swingline Borrowing) of such Lender's ratable share of such Borrowing and such Notice of Borrowing, once received by the Applicable Agent, shall not thereafter be revocable by the Borrower.

(c)    Not later than 11:00 A.M. (Eastern time) on the date of each Borrowing, each Lender, as applicable, shall make available its ratable share of such Borrowing, in funds immediately available to the Applicable Agent at its address referred to in or specified pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied: (1) in the case of a Revolver Borrowing the Administrative Agent will promptly disburse the funds so received from the Revolver Lenders to the Borrower, (2) in the case of a Multicurrency Borrowing the Multicurrency Agent will promptly disburse the funds so received from the Multicurrency Lenders to the Borrower and (3) in the case of a Swingline Borrowing, the Swingline Lender will make available to the Borrower the amount of any such Swingline Borrowing.
(d)    Notwithstanding anything to the contrary contained in this Agreement, no Index Euro-Dollar Borrowing or Eurocurrency Borrowing may be made if there shall have occurred a Default that shall not have been cured or waived.
(e)    If no election as to the Class of a Borrowing denominated in Dollars is specified, then the requested Borrowing shall be deemed to be under both the Multicurrency Commitments and Revolver Commitments as provided in Section 2.02(h), provided however, that if no election as to a Class is specified but an Agreed Foreign Currency has been specified then the requested Borrowing shall be deemed to be under the Multicurrency Commitments. If no election as to the Currency of a Borrowing is specified, then the requested Borrowing shall be denominated in Dollars. If no election as to the type of a Borrowing is specified, then the requested Borrowing shall be an Index Euro-Dollar Borrowing and, if an Agreed Foreign Currency has been specified, the requested Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency and having an Interest Period of one month (or three months if denominated in Canadian Dollars). If the Borrower is otherwise entitled under this Agreement to repay any Advances maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and if the Borrower fails to repay such Advances using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Interest Period expires in an amount equal to the principal amount of the corresponding Advances, and the Advances comprising such new Borrowing shall be (i) if such prior Advances were denominated in Dollars, Base Rate Advances and (ii) if such prior Advances were denominated in an Agreed Foreign Currency, Eurocurrency Advances with an Interest Period of one month (or three month's if denominated in Canadian Dollars) duration in the same Agreed Foreign Currency.
(f)    Notwithstanding anything to the contrary contained herein, there shall not be more than four (4) Interest Periods outstanding at any given time with respect to the Revolver Commitments and the Multicurrency Commitments; provided that for purposes of this Section 2.02(f), the Index Euro-Dollar Advances collectively shall be deemed to have one (1) Interest Period and Base Rate Advances shall not be deemed to have an outstanding Interest Period.

(g)    In connection with each Revolver Borrowing, the Borrower shall provide to the Administrative Agent and the Multicurrency Agent calculations setting forth each Lender's funded portion of the Borrowings denominated in Dollars and confirming such amount is equal to such Lender's Applicable Percentage of the outstanding Borrowings denominated in Dollars.
(h)    Treatment of Classes. Notwithstanding anything to the contrary contained herein, but in all events subject to the proviso contained in Section 2.12(f), with respect to each Advance denominated in Dollars, the Administrative Agent shall deem the Borrower to have requested that such Advance be applied ratably to each of the Revolver Commitments and the Multicurrency Commitments, based upon the percentage of the aggregate remaining unutilized Commitments represented by the Revolver Commitments and the Multicurrency Commitments, respectively.
SECTION 2.03.    Continuation and Conversion Elections. Subject to Section 2.12(f), by delivering a notice (a “Notice of Continuation or Conversion”), which shall be substantially in the form of Exhibit C, to the Administrative Agent and the Multicurrency Agent, on or before 12:00 P.M., Eastern time, on a Business Day, the Borrower may from time to time irrevocably elect, by notice one Business Day prior in the case of a continuation of or conversion to Base Rate Advances, two (2) Business Days prior in the case of a continuation or conversion to Index Euro-Dollar Advances or three (3) Business Days prior in the case of a continuation of Eurocurrency Advances denominated in an Agreed Foreign Currency, that all, or any portion in an aggregate principal amount of $1,000,000 or any larger integral multiple of $100,000 be, (i) in the case of Base Rate Advances converted into Index Euro-Dollar Advances, or (ii) in the case of Index Euro-Dollar Advances converted into Base Rate Advances or continued as Index Euro-Dollar Advances, or (iii) in the case of Eurocurrency Advances continued as Eurocurrency Advances; provided, however, that (x) each such conversion or continuation shall be prorated (subject to Section 2.12(f)) among the applicable outstanding Advances of all Lenders that have made such Advances, (y) no portion of the outstanding principal amount of any Advances may be continued as, or be converted into, any Index Euro-Dollar Advance or Eurocurrency Advance when any Default has occurred and is continuing, and (z) the outstanding principal amount of any Advances denominated in an Agreed Foreign Currency shall be continued as, or be converted into, Eurocurrency Advances with an Interest Period of one month's duration when any Default has occurred and is continuing. In the absence of delivery of a Notice of Continuation or Conversion with respect to any Advance (i) which is an Index Euro-Dollar Advance, at least two (2) Business Days before the last day of the then current Interest Period with respect thereto, such Index Euro-Dollar Advance shall, on such last day, automatically continue as an Index Euro-Dollar Advance and (ii) that is a Eurocurrency Advance denominated in an Agreed Foreign Currency, at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such Eurocurrency Advance shall, on such last day, automatically convert or continue as a Eurocurrency Advance with an Interest Period of one month's duration (or three month's duration with respect to any Eurocurrency Advance denominated in Canadian Dollars).
SECTION 2.04.    Notes. Any Lender may request that its Revolver Advances or Multicurrency Advances, as applicable, be evidenced by a single Revolver Note or Multicurrency Note, as applicable, payable to the order of such Lender for the account of its Lending Office in an amount equal to the original principal amount of such Lender's applicable Commitments, and the

Swingline Lender may request that its Swing Advances be evidenced by a single Swing Advance Note payable to the order of the Swingline Lender. In such event, the Borrower, as applicable, shall prepare, execute and deliver such Note or Notes. Upon receipt of each Lender's Note pursuant to Section 3.01, the Administrative Agent shall deliver such Note to such Lender. Thereafter, the Commitments evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 9.07) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 9.07, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation.

SECTION 2.05.    One-Year Extension of Termination Date. At any time after the first anniversary of the Closing Date, the Borrower may, on one occasion, by notice to the Administrative Agent (who shall promptly notify the Multicurrency Agent and the Lenders) request that the Administrative Agent, the Multicurrency Agent and the Lenders extend the date set forth in clause (i) of the definition of Termination Date by one year, and the Administrative Agent, the Multicurrency Agent and the Lenders may, each in their sole and individual discretion, elect to do so. No extension pursuant to this Section 2.05 shall become effective unless agreed to in writing not later than fifteen (15) Business Days following the date of the Administrative Agent's notice of such extension request by all of the Lenders. In the event that the Lenders constituting both the Required Multicurrency Lenders and the Required Revolver Lenders but holding less than 100% of the Commitments of each Class shall agree to an extension requested pursuant to this Section 2.05, then, at the Borrower's request, and upon agreement of the Borrower, the Required Multicurrency Lenders and the Required Revolver Lenders, either (i) the extension request shall be declined; (ii) the extension shall be granted but at the time of the then effective Termination Date, the Commitments of each Class shall be reduced by the amount of the Commitments of any Lenders not electing to extend; or (iii) the extension shall be granted and the amount of the Commitments of any Lenders not electing to extend shall be replaced by existing Lenders who agree to assume the Commitments which were not extended, all pursuant to such arrangements and such documentation as the parties (other than any Lender(s) not electing to extend) may agree at the time. In the event that the Required Multicurrency Lenders, the Required Revolver Lenders and the Borrower fail to reach agreement on an extension request, no extension will be made. Unless otherwise agreed by the Borrower, the Required Multicurrency Lenders and the Required Revolver Lenders, the Commitments of a Lender which does not agree to extend its Commitments shall continue in full force and effect until the Termination Date to which it has agreed.
In the event that an extension request is exercised and accepted by the Lenders in accordance with this Section 2.05, this Agreement shall be amended to provide that the Termination Date in clause (i) of the definition is extended to September 17, 2017. An extension pursuant to this Section 2.05 shall be effective as of the date of the amendment to this Agreement effecting such extension and each such amendment shall be conditioned upon: (x) no Default or Event of Default and (y) continued accuracy of the representations and warranties, in each case as of the date of such amendment in all material respects without duplication of any materiality qualifier contained therein (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date). There shall be no more than one (1) extension request, resulting in an extension to the Termination Date of no longer than one (1) year.

SECTION 2.06.    Interest Rates.
(a)“Applicable Margin” means (a) with respect to any Base Rate Advance, 1.75%, (b) with respect to any Index Euro-Dollar Advance, 2.75%, and (c) with respect to any Eurocurrency Advance, 2.75%.
(b)Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable on each Interest Payment Date while such Base Rate Advance is outstanding and on the date such Base Rate Advance is converted to a Eurocurrency Advance or Index Euro-Dollar Advance or repaid. Any overdue principal of and, to the extent permitted by Applicable Law, overdue interest on any Base Rate Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.
(c)Each Index Euro-Dollar Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) the applicable Adjusted Index Euro-Dollar Rate for such Interest Period. Such interest shall be payable on each applicable Interest Payment Date. Any overdue principal of and, to the extent permitted by Applicable Law, overdue interest on any Index Euro-Dollar Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.
(d)Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) the applicable Adjusted London InterBank Offered Rate for such Interest Period; provided, however, that each Eurocurrency Advance denominated in Canadian Dollars shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) the applicable CDOR Rate for such Interest Period. Such interest shall be payable on each applicable Interest Payment Date. Any overdue principal of and, to the extent permitted by Applicable Law, overdue interest on any Eurocurrency Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.
The “CDOR Rate” applicable to any Eurocurrency Borrowing denominated in Canadian Dollars means, as of any date of determination for the Interest Period of such Eurocurrency Borrowing, the annual rate of interest equal to the average rate of the 2nd, 3rd, 4th and 5th highest rates applicable to Canadian Dollar bankers' acceptances for a term comparable to such Interest Period that appears on the “Reuters Screen CDOR Page” as of 10:00 a.m., New York City time, on such day, or if such day is not a Business Day, then on the immediately preceding Business Day;  provided that if such rates do not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be calculated as the average of the 2nd, 3rd, 4th and 5th highest rates applicable to Canadian Dollar bankers' acceptances quoted for such Interest Period by the Reference Banks as of 10:00 a.m., New York City time, on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

The “London InterBank Offered Rate” applicable to any Eurocurrency Borrowing denominated in any Agreed Foreign Currency (other than Canadian Dollars) means, as of any date of determination for the Interest Period of such Eurocurrency Borrowing the rate per annum determined on the basis of the rate for deposits in such Currency of amounts equal or comparable to the principal amount of such Eurocurrency Borrowing offered for a term comparable to such Interest Period that appears on the display designated as Reuters Screen LIBOR01 Page (or such other successor page as may replace Reuters Screen LIBOR01 Page or such other service or services as may be nominated by the British Banker's Association for the purpose of displaying London InterBank Offered Rates for deposits in such Currency) determined as of 11:00 a.m. London, England time, two (2) Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the “London InterBank Offered Rate” for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two (2) major lenders in New York City, selected by the Applicable Agent, at approximately 10:00 A.M., New York City time, two (2) Business Days prior to the first day of such Interest Period, for deposits in such Currency offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Eurocurrency Borrowing.
“Eurocurrency Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Eurocurrency Advance or Index Euro-Dollar Advance is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted London InterBank Offered Rate and the Adjusted Index Euro-Dollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.
“Index Euro-Dollar Rate” applicable to any Index Euro-Dollar Borrowing denominated in Dollars means, as of any date of determination for the Interest Period of such Index Euro-Dollar Borrowing the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Index Euro-Dollar Borrowing offered for a term comparable to such Interest Period, which rate appears on the display designated as Reuters Screen LIBOR01 Page (or such other successor page as may replace Reuters Screen LIBOR01 Page or such other service or services as may be nominated by the British Banker's Association for the purpose of displaying London InterBank Offered Rates for deposits in Dollars) determined as of 11:00 a.m. London, England time, two (2) Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the “London InterBank Offered Rate” for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two (2) major lenders in New York City, selected by the Applicable Agent, at approximately 10:00 A.M., New York City time, two (2) Business Days prior to the first day of such Interest Period, for deposits in Dollars offered by leading European banks for a period comparable to such

Interest Period in an amount comparable to the principal amount of such Index Euro-Dollar Borrowing.
(e)The Applicable Agent shall determine each interest rate applicable to the Advances hereunder in accordance with the terms of this Agreement. The Applicable Agent shall give prompt notice to the Borrower and the applicable Lenders by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
(f)After the occurrence and during the continuance of an Event of Default (other than an Event of Default under Sections 6.01(g) or (h)), the principal amount of the Advances (and, to the extent permitted by Applicable Law, all accrued interest thereon) may, at the election of the Required Lenders, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Lenders elect to do so, (i) any overdue principal of and, to the extent permitted by law, overdue interest on the Advances shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate, and (ii) after the occurrence and during the continuance of an Event of Default described in Section 6.01(g) or 6.01(h), the principal amount of the Advances (and, to the extent permitted by Applicable Law, all accrued interest thereon) shall bear interest payable on demand for each day until paid at a rate per annum equal to the Default Rate.
SECTION 2.07.    Fees.
(a)The Borrower shall pay to: (i) the Administrative Agent for the account of each Revolver Lender an unused commitment fee equal to the product of: (x) the aggregate of the daily average amounts of such Lender's Unused Revolver Commitment during such previous quarter, times (y) a per annum percentage equal to 0.375%; provided, that each Revolver Lender's Applicable Revolver Percentage of the outstanding Swing Advances shall be disregarded for calculating such Lender's Unused Revolver Commitment for the purposes of determining the unused commitment fee of such Lender; and (ii) the Multicurrency Agent for the account of each Multicurrency Lender an unused commitment fee equal to the product of: (x) the aggregate of the daily average amounts of such Lender's Unused Multicurrency Commitment during such previous quarter, times (y) a per annum percentage equal to 0.375%. Such unused commitment fees shall accrue from but not including the Closing Date to and including the Termination Date. Unused commitment fees shall be determined quarterly in arrears and shall be payable on each Quarterly Payment Date and on the Termination Date; provided that should any Class or Classes of the Commitments be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid fee applicable to such Class or Classes of Commitments shall be calculated and paid on the date of such termination. Any such unused commitment fee for the first quarter following the Closing Date shall be prorated according to the number of days this Agreement was in effect during such quarter.
(b)The Borrower shall pay (i) to the Administrative Agent, for the account and sole benefit of the Administrative Agent, such fees and other amounts at such times as set forth in the Administrative Agent's Letter Agreement, (ii) to Fifth Third Bank, for the account of and sole benefit of Fifth Third Bank, such fees and other amounts as set forth in the Joint

Lead Arranger's Letter Agreement and (iii) such fees and other amounts at such times as set forth in the Lenders' Letter Agreement.
SECTION 2.08.    Optional Termination or Reduction of Commitments. The Borrower may, subject to any applicable prepayments pursuant to Section 2.11, upon at least 3 Business Day's irrevocable notice to the Administrative Agent and the Multicurrency Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $2,000,000 or any larger multiple of $1,000,000, the Commitments; provided, however: (1) each termination or reduction, as the case may be, shall be permanent and irrevocable; (2) no such termination or reduction shall be in an amount greater than the Total Unused Revolver Commitments and Total Unused Multicurrency Commitments on the date of such termination or reduction; (3) no such reduction pursuant to this Section 2.08 shall result in the aggregate Commitments of all of the Lenders being reduced to an amount less than $20,000,000, unless the Revolver Commitments and the Multicurrency Commitments are terminated in their entirety, in which case all accrued fees (as provided under Section 2.07) shall be payable on the effective date of such termination; (4) each reduction of the Commitments shall be applied to reduce ratably the Revolver Commitments and the Multicurrency Commitments; and (5) any termination of the Commitments shall terminate both the Revolver Commitments and the Multicurrency Commitments. Each reduction shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class being reduced.
SECTION 2.09.    Termination of Commitments; Maturity of Advances. The Commitments (including obligations to make Swing Advances) shall terminate on the Termination Date, as may be extended pursuant to the terms of this Agreement. Any outstanding Advances (together with accrued interest thereon) shall be due and payable on the Maturity Date.
SECTION 2.10.    Optional Prepayments.
(a)    The Borrower may, upon at least one (1) Business Day's notice to the Administrative Agent and the Multicurrency Agent, prepay any Base Rate Borrowing or Index Euro-Dollar Borrowing in whole at any time, or from time to time in part in amounts aggregating at least $1,000,000 or any larger integral multiple of $100,000 (or any lesser amount equal to the outstanding balance of such Advance), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Subject to Section 2.12(f), each such optional prepayment in Dollars shall be applied to first to any Swing Advances outstanding and then to prepay ratably (based upon the Applicable Outstanding Dollar Percentage of the several Lenders included in such Base Rate Borrowing or Index Euro-Dollar Borrowing) the Base Rate Advances and Index Euro-Dollar Advances, as the case may be, (x) first, to Base Rate Advances and (y) second, to Index Euro-Dollar Advances.

(b)    Subject to any payments required pursuant to the terms of Article VIII for such Eurocurrency Borrowing, the Borrower may, with respect to Eurocurrency Advances denominated in an Agreed Foreign Currency, at least three (3) Business Day's prior written notice, prepay in minimum Dollar Equivalent amounts of $1,000,000 with additional increments of $100,000 (or any lesser amount equal to the outstanding balance of such Advances) all or any portion of the principal amount of any Eurocurrency Borrowing prior to the maturity thereof, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and such payments required pursuant to the terms of Article VIII. Subject to Section 2.12(f), each prepayment in an Agreed Foreign Currency (including as a result of the Borrower's receipt of proceeds from a prepayment event in such Agreed Foreign Currency) shall be applied ratably among the Multicurrency Lenders in accordance with their Applicable Multicurrency Percentages.
(c)Upon receipt of a notice of prepayment pursuant to this Section 2.10, the Applicable Agent shall promptly notify each Lender of the Class of Advances being prepaid the contents of such notice and of such Lender's ratable share of such prepayment and such notice, once received by the Administrative Agent and the Multicurrency Agent, shall not thereafter be revocable by the Borrower.
SECTION 2.11.    Mandatory Prepayments.
(a)    On each date on which any of the Commitments are reduced or terminated pursuant to Section 2.08 or Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Advances of such Class of Commitments (together with interest accrued thereon and any amount due under Section 8.05), if any, as may be necessary so that after such payment the aggregate unpaid principal amount of the Advances of such Class of Commitments does not exceed the aggregate amount of such Commitments as then reduced.
(b)    In the event that the aggregate Revolving Credit Exposure at any one time outstanding shall at any time exceed the aggregate amount of the Revolver Commitments of all of the Revolver Lenders at such time and/or the aggregate Multicurrency Credit Exposure at any one time outstanding shall at any time exceed the aggregate amount of the Multicurrency Commitments of all of the Multicurrency Lenders at such time, the Borrower shall immediately repay so much of the Advances as is necessary in order that the aggregate principal amount of such Advances thereafter outstanding, shall not exceed the aggregate amount of the Revolver Commitments of all of the Revolving Lenders at such time and/or the Multicurrency Commitments of all of the Multicurrency Lenders at such time.
(c)    On each Determination Date, the Multicurrency Agent shall determine the Multicurrency Credit Exposure. For the purpose of this determination, the outstanding principal amount of any Advance that is denominated in an Agreed Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Agreed Foreign Currency of such Advance, determined as of such Determination Date. Upon making such determination, the Multicurrency Agent shall promptly notify the Multicurrency Lenders and the Administrative Agent thereof.

(d)If on any Determination Date the aggregate Multicurrency Credit Exposure exceeds 105% of the aggregate amount of the Multicurrency Commitments as then in effect, the Borrower shall prepay the Multicurrency Loans within 4 Business Days following the Borrower's receipt of such request in such amounts as shall be necessary so that after giving effect thereto the aggregate Multicurrency Credit Exposure does not exceed the Multicurrency Commitments.
(e)In the event that the aggregate Credit Exposure of all of the Lenders shall at any time exceed the Borrowing Base (including as a result of a change of Borrowing Base calculation to limit such calculation to Unrestricted Cash and Cash Equivalents, as contemplated by the definition of Borrowing Base), the Borrower shall immediately repay so much of the Advances as is necessary such that the aggregate Credit Exposure of all of the Lenders shall not exceed the Borrowing Base.
(f)If at any time when the Borrower is required to be in compliance with the Minimum Liquidity Requirement, the Borrower is not in compliance with the Minimum Liquidity Requirement, the Borrower shall immediately repay so much of the Advances as is necessary in order that, after giving effect to such repayment, the Minimum Liquidity Requirement is satisfied; provided however, that such prepayment requirement shall be subject to the ten (10) day cure period contemplated in the definition of Borrowing Base.
(g)If at any time (i) the Administrative Agent on behalf of the Secured Parties does not own or have a valid and perfected first priority security interest in any Eligible Investment or (ii) any representation or warranty with respect to any Eligible Investment included in the Borrowing Base is not true and correct in all material respects (without duplication of any materiality qualifier contained therein), then upon the earlier of the Borrower's receipt of notice from the Administrative Agent or the Borrower becoming aware thereof, the Borrower, in its sole discretion, shall either (x) repay the Advances outstanding (together with any amounts owing under Article VIII relating to such repayment) to the extent required by Section 2.11(d) after giving effect to the exclusion of such ineligible Portfolio Investment from the Borrowing Base, or (y) substitute an Eligible Investment for such ineligible Portfolio Investment; provided that no such substitution shall be permitted unless (1) such substitute Portfolio Investment is an Eligible Investment on the date of substitution, (2) after giving effect to the inclusion of the substitute Eligible Investment, no repayment of any Advances outstanding shall be required under Section 2.11(d) (after giving effect to the exclusion of such ineligible Portfolio Investment from the Borrowing Base), (3) all representations and warranties of the Borrower contained in Article IV shall be true and correct, in all material respects (without duplication of any materiality qualifier contained therein), as of the date of substitution, (4) all actions or additional actions (if any) necessary to perfect the security interest of the Administrative Agent in such substitute Portfolio Investment and related Collateral shall have been taken as of or prior to the date of substitution and (5) the Borrower shall deliver to the Administrative Agent on the date of such substitution (A) a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date and (B) a Borrowing Base Certification Report (including a calculation of the Borrowing Base after giving effect to such substitution).

(h)Any repayment or prepayment made pursuant to this Section shall not affect the Borrower's obligation to continue to make payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.
(i)Any repayment or prepayment made pursuant to this Section shall be in cash without any prepayment premium or penalty (but including all breakage or similar costs) on the customary terms of the Applicable Agent.
(j)Each prepayment required to be made pursuant to this Section 2.11 shall be made in Dollars, unless otherwise directed by the Borrower prior to such prepayment, until all outstanding Advances denominated in Dollars have been fully repaid, then, to the extent necessary, any additional prepayments required to be made pursuant to this Section 2.11 shall be made in such Agreed Foreign Currencies corresponding to Multicurrency Advances denominated in such Agreed Foreign Currencies. Subject to Section 2.12(f), each prepayment in Dollars pursuant to this Section 2.11, shall be applied: (i) first, to any Swing Advances outstanding; and (ii) second, ratably based upon the Applicable Outstanding Dollar Percentages of the several Lenders of such Base Rate Advances and Index Euro-Dollar Advances, as the case may be, (x) first, to Base Rate Advances and (y) second, to Index Euro-Dollar Advances. Each prepayment in an Agreed Foreign Currency shall be applied ratably among the Multicurrency Lenders based upon the Applicable Multicurrency Percentage of the several Multicurrency Lenders. In the event the Borrower is required to make any concurrent prepayments under both paragraphs (b) or (d) and also another paragraph of this Section 2.11, any such prepayments shall be applied toward a prepayment pursuant to paragraphs (b) and (d) before any prepayment pursuant to any other paragraph of this Section 2.11.
SECTION 2.12.    General Provisions as to Payments.
(a)    Subject to Sections 6.03 and 6.04, the Borrower shall make each payment of principal of, and interest on, the Advances and of fees hereunder without any set off, counterclaim or any deduction whatsoever, not later than 2:00 P.M. (Eastern time) on the date when due, in funds immediately available in the same Currency of such Advance to the Applicable Agent at its address referred to in Section 9.01. The Administrative Agent will promptly distribute to the Swingline Lender each such payment received on account of the Swing Advances and the Applicable Agent will promptly distribute to each applicable Lender its ratable share of each such payment received by such Applicable Agent for the account of such Lenders.
All amounts owing under this Agreement (including commitment fees, payments required under Section 8.03, and payments required under Section 2.12(e) relating to any Advance denominated in Dollars, but not including principal of and interest on any Advance denominated in any Foreign Currency or payments relating to any such Advance required under Section 2.12(e), which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Advance when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Advance shall, if such Advance is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Borrower shall fail to pay any interest on any Advance that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.
(b)    Whenever any payment of principal of, or interest on, the Base Rate Advances or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of or interest on, the Index Euro-Dollar Advances or Eurocurrency Advances shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
(c)    Funding by Lenders; Presumption by Administrative Agent. Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender's share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Advances, Index Euro-Dollar Advances or the Eurocurrency Advances, as the case may be. If the Borrower and such Lender shall pay such interest to the Applicable Agent for the same or an overlapping period, the Applicable Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Applicable Agent, then the amount so paid shall constitute such Lender's Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Applicable Agent.

(d)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Applicable Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders of the applicable Class hereunder that the Borrower will not make such payment, the Applicable Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the such Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of Lenders of the applicable Class severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at the greater of the Federal Funds Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.
(e)    Taxes.
(i)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(ii)    Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (i) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(iii)    Indemnification by the Borrower. The Borrower shall indemnify the Applicable Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) associated with the transactions contemplated herein and paid by the Applicable Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Applicable Agent), or by the Applicable Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Agent.
(v)    Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent and the Multicurrency Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower, the Administrative Agent or the Multicurrency Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower, the Administrative Agent or the Multicurrency Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower, the Administrative Agent or the Multicurrency Agent as will enable the Borrower, the Administrative Agent or the Multicurrency Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower, the Administrative Agent or the Multicurrency Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, the Administrative Agent or the Multicurrency Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(A)    duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)    duly completed copies of Internal Revenue Service Form W-8ECI,
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN,
(D)    any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made, or
(E)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Multicurrency Agent or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Multicurrency Agent or the Administrative Agent as may be necessary for the Borrower, the Administrative Agent, and the Multicurrency Agent (as applicable) to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(vi)    Treatment of Certain Refunds. If the Applicable Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Applicable Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Applicable Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Applicable Agent or such Lender in the event such Applicable Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, the Multicurrency Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (vi), in no event will the Administrative Agent, the Multicurrency Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (vi) the payment of which would place the Administrative Agent, the Multicurrency Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent, the Multicurrency Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(f)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a Class shall be made from the Lenders of such Class, each payment of commitment fee under Section 2.07 shall be made for account of the Lenders of the applicable Class, and each termination or reduction of the amount of the Commitments of a Class under Section 2.08, Section 2.09 or otherwise shall be applied to the respective Commitments of the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of a Class shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Advances) or their respective Advances of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Advances), in accordance with the provisions of Section 2.02(h); (iii) each payment or prepayment of principal of Advances of a Class by the Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Advances of such Class held by them (and, with respect to the pro rata treatment of prepayments between Classes, any such prepayments shall be made in accordance with the provisions of Sections 2.10 and 2.11); and (iv) each payment of interest on Advances of a Class by the Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Advances of such Class then due and payable to the respective Lenders; provided, however that, notwithstanding anything to the contrary contained herein, in the event that the Borrower wishes to make a Multicurrency Borrowing in an Agreed Foreign Currency at a time when there are Advances in Dollars outstanding under the Multicurrency Commitments, the Borrower may make a Borrowing under the Revolver Commitments (if otherwise permitted hereunder) and may use the proceeds of such Borrowing to prepay the Multicurrency Advances (without making a ratable prepayment to the Revolver Advances) solely to the extent that the Borrower concurrently utilizes any Multicurrency Commitments made available as a result of such prepayment to make a Multicurrency Borrowing in an Agreed Foreign Currency.

SECTION 2.13.    Computation of Interest and Fees. Interest on the Advances (including Advances denominated in Canadian Dollars) shall be computed on the basis of a year of 360 days, except that interest computed on Advances denominated in an Agreed Foreign Currency other than Canadian Dollars shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). Utilization fees, unused commitment fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
SECTION 2.14.    Increase in Commitments.
(a)    The Borrower shall have the right, at any time prior to the date that is one hundred eighty (180) days prior to the Termination Date by written notice to and in consultation with the Administrative Agent, the Multicurrency Agent, Swingline Lender and the Joint Lead Arrangers, to request an increase in the aggregate Commitments (each such requested increase, a “Commitment Increase”), by having one or more existing Lenders increase their respective Commitments then in effect (each, an “Increasing Lender”), by adding as a Lender with a new Commitment hereunder one or more Persons that are not already Lenders (each, an “Additional Lender”), or a combination thereof, provided that (i) any such request for a Commitment Increase shall be in a minimum amount of $5,000,000, (ii) immediately after giving effect to any Commitment Increase, (y) the aggregate Commitments shall not exceed $215,000,000 and (z) the aggregate of all Commitment Increases effected shall not exceed $50,000,000, (iii) in connection with any Commitment Increase, each Class of Commitments must be ratably increased, (iv) no Default or Event of Default shall have occurred and be continuing on the applicable Commitment Increase Date (as hereinafter defined) or shall result from any Commitment Increase, (v) immediately after giving effect to any Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof), the Borrower shall be in compliance with the covenants contained in Article V, (vi) no consent of any Lender to such Commitment Increase shall be required and no Lender shall be obligated to participate as a Lender in such Commitment Increase, and (vii) the Borrower shall give the existing Lenders the right of first refusal for participating in any such Commitment Increase by providing such notice to the Administrative Agent ten (10) Business Days before executing a commitment with any Person that is not already a Lender. An existing Lender shall have priority over Additional Lenders to participate in such requested Commitment Increase if such existing Lender provides written notice of its election to participate within ten (10) Business Days of such existing Lender's receipt of such notice. Such notice from the Borrower shall specify the requested amount of the Commitment Increase. No Lender shall have any obligation to become an Increasing Lender and any decision by a Lender to increase its Commitment shall be made in its sole discretion independently from any other Lender. Other than fees payable under the Administrative Agent's Letter Agreement, any letter agreement between the Borrower and the Multicurrency Agent, and the Joint Lead Arranger's Letter Agreement, which shall be paid in accordance with their terms, any fees paid by the Borrower for a Commitment Increase to an Increasing Lender, an Additional Lender, the Administrative Agent, the Multicurrency Agent, or BB&T and Fifth Third Bank, as joint lead arrangers, shall be for their own account and shall be in an amount, if any, mutually agreed upon by each such party and the Borrower, in each party's sole discretion.

(b)    Each Additional Lender must qualify as an Eligible Assignee (the selection of which shall include the prior approval of the Administrative Agent, and the Multicurrency Agent only if such Additional Lender is to be a Multicurrency Lender). The Borrower and each Additional Lender shall execute a joinder agreement, and the Borrower and each Lender shall execute all such other documentation as the Administrative Agent, the Multicurrency Lender and the Borrower may reasonably require, all in form and substance reasonably satisfactory to the Administrative Agent, the Multicurrency Agent and the Borrower, to evidence the Commitment adjustments referred to in Section 2.14(e); provided that the failure of any Lender that is not an Additional Lender or an Increasing Lender to execute any such documentation shall not impair the ability of the Additional Lenders, the Increasing Lenders and the Borrower to effect a Commitment Increase pursuant to this Section 2.14.
(c)    If the aggregate Commitments are increased in accordance with this Section 2.14, the Borrower (in consultation with the Administrative Agent and the Multicurrency Agent), Increasing Lender(s) (if any) and Additional Lender(s) (if any) shall agree upon the effective date of such Commitment Increase (the “Commitment Increase Date”), which shall be a Business Day not less than thirty (30) days prior to the Termination Date. The Administrative Agent shall promptly notify the Lenders of such increase and the Commitment Increase Date.
(d)    Notwithstanding anything set forth in this Section 2.14 to the contrary, the Borrower shall not incur any Advances pursuant to any Commitment Increase (and no Commitment Increase shall be effective) unless the conditions set forth in Section 2.14(a) as well as the following conditions precedent are satisfied on the applicable Commitment Increase Date:
(i)    The Administrative Agent shall have received the following, each dated the Commitment Increase Date and in form and substance reasonably satisfactory to the Administrative Agent:
(A)    a supplement to this Agreement signed by the Required Lenders and each other Lender committing to the Commitment Increase, setting forth the reallocation of Commitments referred to in Section 2.14(e), all other documentation required by the Administrative Agent pursuant to Section 2.14(b) and such other modifications, documents or items as the Administrative Agent, the Multicurrency Agent, the Lenders or their counsel may reasonably request;
(B)    an instrument, duly executed by the Borrower and each Guarantor acknowledging and reaffirming its obligations under this Agreement, the Collateral Documents, and the other Loan Documents to which it is a party;

(C)    a certificate of the secretary or an assistant secretary of the Borrower and each Guarantor, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of such party approving or consenting to such Commitment Increase;
(D)    a certificate of the Chief Financial Officer or another Responsible Officer of the Borrower, certifying that (x) as of the Commitment Increase Date, all representations and warranties of the Borrower and the Guarantors contained in this Agreement and the other Loan Documents are true and correct in all material respects without duplication of any materiality qualifier contained therein (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date and, (y) immediately after giving effect to such Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof), the Borrower is in compliance with the covenants contained in Article V, and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to such Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof);
(E)    an opinion or opinions of counsel for the Borrower and the Guarantors, in a form satisfactory to Administrative Agent and covering such matters as Administrative Agent may reasonably request, addressed to the Administrative Agent, the Multicurrency Agent and the Lenders, together with such other documents, instruments and certificates as the Administrative Agent shall have reasonably requested; and
(F)    such other documents or items that the Administrative Agent, the Multicurrency Agent, the Lenders, the Swingline Lender or their counsel may reasonably request.
(ii)    In the case of any Borrowing of Advances in connection with such Commitment Increase for the purpose of funding an Acquisition, the applicable conditions set forth in this Agreement with respect to Acquisitions shall have been satisfied.
(e)    On the Commitment Increase Date, (i) the aggregate principal outstanding amount of the Advances (the “Initial Advances”) immediately prior to giving effect to the Commitment Increase shall be deemed to be repaid, (ii) immediately after the effectiveness of the Commitment Increase, the Borrower shall be deemed to have made new Borrowings of Advances (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Advances and of the types and for the Interest Periods specified in a Notice of Borrowing delivered to the Administrative Agent and the Multicurrency Agent in accordance with Sections 2.01 and 2.12(f), (iii) each Lender shall pay to the Applicable Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Lender's pro rata percentage (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (z) such Lender's pro rata percentage (calculated without giving effect to the Commitment Increase) of the Initial

Advances, (iv) after each Applicable Agent receives the funds specified in clause (iii) above, the Applicable Agent shall pay to each Lender the portion of such funds equal to the difference, if positive, between (y) such Lender's pro rata percentage (calculated without giving effect to the Commitment Increase) of the Initial Advances and (z) such Lender's pro rata percentage (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (v) the Lenders of each Class shall be deemed to hold the Subsequent Borrowings ratably in accordance with their respective Commitments (calculated after giving effect to the Commitment Increase), (vi) the Borrower shall pay all accrued but unpaid interest on the Initial Advances to the Lenders entitled thereto, and (vii) Schedule 1.01(a) shall be deemed amended to reflect the Commitments of all Lenders after giving effect to the Commitment Increase. The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Advance shall be subject to indemnification by the Borrower pursuant to the provisions of Section 8.05 if the Commitment Increase Date occurs other than on the last day of the Interest Period relating thereto.
ARTICLE III
CONDITIONS TO BORROWINGS
SECTION 3.01.    Conditions to Initial Closing. The obligation of each Lender to make an Advance on the Closing Date is subject to the satisfaction of the conditions set forth in Section 3.02 and the following additional conditions:
(a)receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;
(b)if requested by any Lender, receipt by the Administrative Agent of a duly executed Note for the account of each such Lender, complying with the provisions of Section 2.04;
(c)receipt by the Administrative Agent of an opinion of counsel to the Loan Parties, dated as of the Closing Date (or in the case of an opinion delivered pursuant to Section 5.28 hereof such later date as specified by the Administrative Agent) in a form satisfactory to Administrative Agent and covering such matters set forth in Exhibit F hereto and such additional matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;
(d)receipt by the Administrative Agent of a certificate (the “Closing Certificate”), dated the Closing Date, substantially in the form of Exhibit G hereto, signed by a chief financial officer or other authorized officer of each Loan Party, to the effect that, to his knowledge, (i) no Default has occurred and is continuing on the Closing Date and (ii) the representations and warranties of the Loan Parties contained in Article IV are true on and as of the Closing Date;

(e)receipt by the Administrative Agent of all documents which the Administrative Agent, the Multicurrency Agent or any Lender may reasonably request relating to the existence of each Loan Party, the authority for and the validity of this Agreement, the Notes and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including a certificate of incumbency of each Loan Party (the “Officer's Certificate”), signed by the Secretary, an Assistant Secretary, a member, manager, partner, trustee or other authorized representative of the respective Loan Party, substantially in the form of Exhibit H hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the respective Loan Party, authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Loan Party's Organizational Documents; (ii) the Loan Party's Operating Documents; (iii) if applicable, a certificate of the Secretary of State of such Loan Party's state of organization as to the good standing or existence of such Loan Party, and (iv) the Organizational Action, if any, taken by the board of directors of the Loan Party or the members, managers, trustees, partners or other applicable Persons authorizing the Loan Party's execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Loan Party is a party;
(f)completion of due diligence to the satisfaction of the Administrative Agent with respect to the Borrower and its Subsidiaries, including but not limited to review of the Investment Policies, risk management procedures, accounting policies, systems integrity, compliance, management and organizational structure and the loan and investment portfolio of the Borrower and its Subsidiaries;
(g)the Collateral Documents shall have been duly executed by the applicable Loan Parties and each such document shall have been delivered to the Administrative Agent and each of the Collateral Documents and Custodial Agreement amended thereby, shall be in full force and effect and each document (including each UCC financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties, upon filing, recording or possession by the Administrative Agent, as the case may be, a valid, legal and perfected first-priority security interest in and lien on the Collateral described in the Collateral Documents, to the extent not previously received and/or filed, shall have been delivered to the Administrative Agent; Borrower shall also deliver or cause to be delivered, to the extent not previously delivered, the certificates (with undated stock powers executed in blank) for all shares of stock or other equity interests pledged to the Administrative Agent for the benefit of Lenders pursuant to the Pledge Agreement or such equity interests shall be held by the Collateral Custodian under the Custodial Agreement for the benefit of the Administrative Agent and the Secured Parties;
(h)the Administrative Agent shall have received the results of a search of the UCC filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) in which the Loan Parties are organized, the chief executive office of each such Person is located, any offices of such persons in which records have been kept relating to Collateral described in the Collateral Documents and the other jurisdictions in which UCC filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens other than Permitted Encumbrances indicated in any such financing statement (or similar document) have been released or subordinated to the satisfaction of Administrative Agent;
(i)receipt by the Administrative Agent of a Borrowing Base Certification Report, dated as of the date of the initial Notice of Borrowing and satisfactory in all respects to the Administrative Agent;
(j)the Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Administrative Agent's Letter Agreement or any letter agreement with the Multicurrency Agent to be paid as of such date, and shall have reimbursed the Administrative Agent and the Multicurrency Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Loan Documents, including the reasonable legal, audit and other document preparation costs incurred by the Administrative Agent and the Multicurrency Agent; and
(k)such other documents or items as the Administrative Agent, the Multicurrency Agent, the Lenders or their counsel may reasonably request.
For purposes of determining compliance with the conditions specified in this Section 3.01, the Multicurrency Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from the Multicurrency Agent or such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 3.02.    Conditions to All Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing and the obligation of the Swingline Lender to make a Swing Advance are each subject to the satisfaction of the conditions applicable to such Advance in Section 2.01 and the following conditions:
(a)    receipt by the Administrative Agent and the Multicurrency Agent of a Notice of Borrowing as required by Section 2.02, together with a Borrowing Base Certification Report dated as of the date of delivery and satisfactory in all respects to the Administrative Agent;
(b)    receipt by the Administrative Agent of such documentation as the Administrative Agent shall reasonably require confirming that the Borrower shall be in compliance with the Minimum Liquidity Requirement, if applicable;
(c)    the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(d)    the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement and the other representations and warranties contained in the Loan Documents shall be true in all material respects, on and as of the date of such Borrowing, without duplication of any materiality qualifier contained therein (except to the extent that any such representations and warranties speak as to a specific date, in which case such representations and warranties shall be true as of such date); and
(e)    the fact that, immediately after such Borrowing, the aggregate principal amount of all Advances shall not exceed the lesser of: (1) the Borrowing Base; and (2) the aggregate amount of all Commitments.
Each Borrowing and each Notice of Continuation or Conversion hereunder shall be deemed to be a representation and warranty by the Loan Parties on the date of such Borrowing as to the truth and accuracy of the facts specified in clauses (c), (d) and (e) of this Section.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Borrower and Guarantors represent and warrant that:
SECTION 4.01.    Existence and Power. The Borrower is a corporation, and each Guarantor is a corporation, limited liability company or other legal entity, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
SECTION 4.02.    Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement, the Notes, the Collateral Documents and the other Loan Documents to which such Loan Party is a party (i) are within such Loan Party's organizational powers, (ii) have been duly authorized by all necessary Organizational Action, (iii) require no action by or in respect of, or filing with, any Governmental Authority that has not been obtained or made when required, (iv) do not contravene, or constitute a default under, any provision of Applicable Law or regulation or of the Organizational Documents and Operating Documents of such Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Loan Party or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of such Loan Party or any of its Subsidiaries (other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations).
SECTION 4.03.    Binding Effect. This Agreement constitutes a valid and binding legal agreement of the Loan Parties enforceable in accordance with its terms, and the Notes, the Collateral Documents and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Loan Parties party to such Loan Document enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

SECTION 4.04.    Financial Information.
(a)    Each of (i) the audited consolidated balance sheet of the Borrower as of December 31, 2012 and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young, and (ii) the consolidated balance sheet of the Borrower as of March 31, 2013 and the related consolidated statements of income, shareholders' equity and cash flows for the two fiscal quarters then ended, copies of which have been delivered to the Administrative Agent for delivery to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.
(b)    Since March 31, 2013 there has been no event, act, condition or occurrence having a Material Adverse Effect.
SECTION 4.05.    Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Loan Parties threatened, against or affecting the Loan Parties or any of their respective Subsidiaries before any court or arbitrator or any Governmental Authority which in any manner draws into question the validity or enforceability of, or could impair the ability of the Loan Parties to perform their respective obligations under, this Agreement, the Notes, the Collateral Documents or any of the other Loan Documents.
SECTION 4.06.    Compliance with ERISA.
(a)    The Loan Parties and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.
(b)    Neither the Loan Parties nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.
(c)    The assets of the Loan Parties or any Subsidiary of any Loan Party do not and will not constitute “plan assets,” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Code.
SECTION 4.07.    Payment of Taxes. There have been filed on behalf of the Loan Parties and their respective Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Loan Parties or any Subsidiary have been paid other than those being contested in good faith and by appropriate proceedings diligently conducted and with respect to which such Person has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Loan Parties and their respective Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Loan Parties, adequate. No Loan Party has been given or been requested to give a waiver of the statute of limitation relating to the payment of Federal, state, local or foreign taxes.

SECTION 4.08.    Subsidiaries. Each of the Subsidiaries (other than any Foreclosed Subsidiary) of each Loan Party is a corporation, a limited liability company or other legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. No Loan Party has any Subsidiaries except those Subsidiaries listed on Schedule 4.08 and as set forth in any Compliance Certificate provided to the Administrative Agent and Lenders pursuant to Section 5.01(c) after the Closing Date, which accurately sets forth each such Subsidiary's complete name and jurisdiction of organization.
SECTION 4.09.    Investment Company Act, Etc. Neither the Borrower nor any of its Affiliates is a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935. The Borrower qualifies as an RIC and is an “investment company” that has elected to be a “business development company” as defined in Section 2(a)(48) of the Investment Company Act and is subject to regulation as such under the Investment Company Act including Section 18, as modified by Section 61, of the Investment Company Act. The business and other activities of the Borrower, including but not limited to, the making of the Advances by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents to which the Borrower is a party do not result in any violations, with respect to the Borrower, of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder.
SECTION 4.10.    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Loan Parties of this Agreement and any Loan Document to which any Loan Party is a party, have been obtained.
SECTION 4.11.    Ownership of Property; Liens. Each of the Loan Parties and their respective Subsidiaries has title or the contractual right to possess its properties sufficient for the conduct of its business and none of such properties is subject to any Lien except as permitted in Section 5.14.
SECTION 4.12.    No Default. No Loan Party nor any of their respective Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have a Material Adverse Effect or to materially affect or alter the business of the Loan Parties as presently conducted. No Default or Event of Default has occurred and is continuing.

SECTION 4.13.     Full Disclosure. The Loan Parties have disclosed to the Lenders in writing any and all facts which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to materially affect or alter the business of the Loan Parties as presently conducted.
SECTION 4.14.    Environmental Matters.
(a)    No Loan Party nor any Subsidiary of a Loan Party is subject to any Environmental Liability which would reasonably be expected to have a Material Adverse Effect and no Loan Party nor any Subsidiary of a Loan Party has been designated as a potentially responsible party under CERCLA. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.
(b)    No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Loan Parties, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in minimal amounts in the ordinary course of business of such Loan Party or Subsidiary of a Loan Party in compliance with all applicable Environmental Requirements.
(c)    The Loan Parties, and each of their respective Subsidiaries, has procured all Environmental Authorizations necessary for the conduct of the business contemplated on such Property, and is in compliance in all material respects with all Environmental Requirements in connection with the operation of the Properties and the Loan Party's, and each of their respective Subsidiary's, respective businesses.
SECTION 4.15.    Compliance with Laws. Each Loan Party and each Subsidiary of a Loan Party is in compliance in all material respects with all Applicable Laws, including all Environmental Laws and all regulations and requirements of the SEC and the National Association of Securities Dealers, Inc. (including with respect to timely filing of reports).
SECTION 4.16.    Capital Securities. All Capital Securities, debentures, bonds, notes and all other securities of each Loan Party and their respective Subsidiaries presently issued and outstanding are validly and properly issued in accordance, in all material respects, with all Applicable Laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Securities of each of the Loan Party's respective Subsidiaries are owned by the Loan Parties free and clear of any Lien or adverse claim.
SECTION 4.17.    Margin Stock. No Loan Party nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of the Board of Governors of the Federal Reserve System. Following

the application of the proceeds from each Advance, not more than 25% of the value of the assets, either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis, will be “Margin Stock.”
SECTION 4.18.    Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Advances under this Agreement, no Loan Party will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code or Section 2 of either the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
SECTION 4.19.    Collateral Documents. Upon execution by the applicable Loan Parties and other parties thereto of the Omnibus Amendment No. 2 to Collateral Documents and Custodial Agreement of even date herewith, the Collateral Documents shall continue to be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, securing the Obligations, and, upon (i) the filing of one or more UCC financing statements in the appropriate jurisdictions (to the extent not previously filed and still in effect) and (ii) delivery of the certificates evidencing shares of stock, partnership interests and other equity interests and delivery of the original notes and other instruments representing debt or other obligations owing to the Loan Parties to the Collateral Custodian as bailee for the Administrative Agent (to the extent not previously delivered), the Administrative Agent shall have or continue to have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the applicable Loan Parties, in such Collateral and the proceeds thereof that can be perfected upon filing of one or more UCC financing statements and execution and delivery of such equity interests, notes and other instruments and such Control Agreements, in each case prior and superior in any right to any other Person. The representations and warranties of the Loan Parties contained in the Collateral Documents are true and correct.
SECTION 4.20.    Labor Matters. There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payment made to employees of the Loan Parties and each Subsidiary of any Loan Party have been in compliance with the Fair Labor Standards Act and any other applicable federal, state or foreign law dealing with such matters. All payments due from the Loan Parties or any of their respective Subsidiaries, or for which any claim may be made against the Loan Parties or any of their respective Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary, as appropriate. No Loan Party nor any Subsidiary of a Loan Party is party to a collective bargaining agreement.

SECTION 4.21.    Patents, Trademarks, Etc. The Loan Parties and their respective Subsidiaries own, or are licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are material to the businesses, assets, operations, properties or condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries taken as a whole. The use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by the Loan Parties and their respective Subsidiaries, does not infringe on the rights of any Person.
SECTION 4.22.    Insurance. The Loan Parties and each of their Subsidiaries has (either in the name of such Loan Party or in such Subsidiary's name), with insurance companies believed by the Borrower to be financially sound and reputable insurance companies, insurance in at least such amounts and against at least such risks (including on all its property, and public liability and worker's compensation) as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.
SECTION 4.23.    Anti-Terrorism Laws. None of the Loan Parties, nor any of their respective Subsidiaries, is in violation of any laws relating to terrorism or money laundering, including the Patriot Act.
SECTION 4.24.    Ownership Structure. As of the Closing Date, Schedule 4.24 is a complete and correct list of all Subsidiaries and Affiliates of the Borrower and of each Loan Party setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Capital Securities in such Subsidiary, (iii) the nature of the Capital Securities held by each such Person, and (iv) the percentage of ownership of such Subsidiary represented by such Capital Securities. Except as disclosed in such Schedule, as of the Closing Date (i) the Borrower and its Subsidiaries owns, free and clear of all Liens and has the unencumbered right to vote, all outstanding Capital Securities in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding Capital Securities of each Person is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional Capital Securities of any type in, any such Person.
SECTION 4.25.    Reports Accurate; Disclosure. All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Loan Parties to the Administrative Agent or any Lender in connection with this Agreement or any Loan Document, including reports furnished pursuant to Section 4.04, are true, complete and accurate in all material respects; it being recognized by the Administrative Agent and the Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results. Neither this Agreement, nor any Loan Document, nor any agreement, document, certificate or statement furnished to the Administrative Agent or the Lenders in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact known to any Loan Party which materially and adversely affects the Borrower and its Subsidiaries, or in the future is reasonably likely to have a Material Adverse Effect.
SECTION 4.26.    Location of Offices. The Borrower's name is Triangle Capital Corporation. The location of Borrower (within the meaning of Article 9 of the UCC) is Maryland. The Borrower has not changed its name, identity, structure, existence or state of formation, whether by amendment of its Organizational Documents, by reorganization or otherwise, or has changed its location (within the meaning of Article 9 of the UCC) within the four (4) months preceding the Closing Date or any subsequent date on which this representation is made.
SECTION 4.27.    Affiliate Transactions. Except as permitted by Section 5.27, neither the Borrower nor any Subsidiary nor any other Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower, any Subsidiary or any other Loan Party is a party.
SECTION 4.28.    Broker's Fees. Except as set forth in the Administrative Agent's Letter Agreement, no broker's or finder's fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. Except as set forth in the Administrative Agent's Letter Agreement, no other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower or any of its Subsidiaries ancillary to the transactions contemplated hereby.
SECTION 4.29.    Survival of Representations and Warranties, Etc. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any Subsidiary or any other Loan Party to the Administrative Agent, the Multicurrency Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Closing Date and delivered to the Administrative Agent, the Multicurrency Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Loan Parties in favor of the Administrative Agent, the Multicurrency Agent and each of the Lenders under this Agreement. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Advances.
SECTION 4.30.    Loans and Investments. No Loan Party nor any of their respective Subsidiaries has made a loan, advance or Investment which is outstanding or existing on the Closing Date except (i) Portfolio Investments in the ordinary course of business and consistently with the Investment Policies, (ii) Investments in Subsidiaries and Affiliates as set forth on Schedule 4.24, (iii) Investments in Cash and Cash Equivalents, and (iv) other Investments in existence on the Closing Date and described on Schedule 4.30.
SECTION 4.31.    No Default or Event of Default. No event has occurred and is continuing and no condition exists, or would result from any Advance or from the application of the proceeds therefrom, which constitutes or would reasonably be expected to constitute a Default or Event of Default.

SECTION 4.32.    USA Patriot Act; OFAC.
(a)    No Loan Party nor any Affiliate of a Loan Party is (1) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (2) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign lender that does not have a physical presence in any country and that is not affiliated with a Lender that has a physical presence and an acceptable level of regulation and supervision; or (3) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns.
(b)    No Loan Party or any Affiliate of a Loan Party (i) is a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Entities. The proceeds of any Advance will not be used and have not been used, directly or, to the best of Borrower's knowledge, indirectly, to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Entity. No Loan Party or any Affiliate of a Loan Party are in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
(c)    Notwithstanding anything contained in the foregoing to the contrary, no Loan Party shall have any duty to investigate or confirm that any shareholder of Borrower or any officer, director, manager, employee, owner or Affiliate of a Portfolio Investment is in compliance with the provisions of this Section 4.32, and any violation by any such shall not be a Default under this Agreement.
SECTION 4.33.    Material Contracts. Schedule 4.33 is, as of the Closing Date, a true, correct and complete listing of all contracts to which any Loan Party is a party, the breach of or failure to perform which, either by a Loan Party or other party to such contract, could reasonably be expected to have a Material Adverse Effect (“Material Contract”). The Borrower, its Subsidiaries and the other Loan Parties that is a party to any Material Contract has performed and is in compliance with all of the material terms of such Material Contract, and no Loan Party has knowledge of any default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, that exists with respect to any such Material Contract.
SECTION 4.34.    Collateral-Mortgage Property. With respect to each Mortgaged Property, if any, within the Collateral the Administrative Agent has: (i) a first priority lien upon the fee simple title to the Mortgaged Property; (ii) a first priority lien upon the leases and rents applicable to the Mortgaged Property; (iii) a first priority lien upon all equipment and fixtures applicable to the Mortgaged Property; and (iv) all Mortgaged Property Security Documents reasonably requested by the Administrative Agent.

SECTION 4.35.    Mortgaged Properties. As of the Closing Date, Schedule 1.01 is a correct and complete list of all Mortgaged Properties included in the Collateral. As of the Closing Date and as shown on Schedule 1.01, there are no Mortgaged Properties.
SECTION 4.36.    Common Enterprise. The successful operation and condition of the Loan Parties is dependent on the continued successful performance of the functions of the group of Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
SECTION 4.37.    Investment Policies. The Investment Policies are fully and accurately described in all material respects in the Borrower's annual report on Form 10-K most recently filed with the SEC, and any subsequent quarterly reports on Form 10-Q filed with the SEC or any other information filed with the SEC. There have been no material changes in the Investment Policies other than in accordance with this Agreement, and the Borrower has at all times complied in all material respects with the Investment Policies with respect to each Portfolio Investment.
SECTION 4.38.    Eligibility of Portfolio Investments. On the date of each Borrowing, (i) the information contained in the Borrowing Base Certification Report delivered pursuant to Section 3 is an accurate and complete listing in all material respects of all the Eligible Investments that are part of the Collateral as of such date, and the information contained therein with respect to the identity of such Portfolio Investment and the amounts owing thereunder is true and correct in all material respects as of such date and (ii) each such Portfolio Investment is an Eligible Investment.
SECTION 4.39.    Portfolio Investments. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Portfolio Investments other than any financing statement that has been terminated and financing statements naming the Administrative Agent for the benefit of the Secured Parties as secured party pursuant to the terms hereof. The Borrower is not aware of the filing of any judgment or tax Lien filings against the Borrower. Each Portfolio Investment was originated without any fraud or material misrepresentation by the Borrower or, to the best of the Borrower's knowledge, on the part of the Obligor.
SECTION 4.40.    Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Administrative Agent and the Lenders were utilized by the Borrower in identifying and/or selecting the Portfolio Investments that are part of the Eligible Investments and are included in the Borrowing Base.

SECTION 4.41.    Coverage Requirement. The Advances outstanding do not exceed the lesser of (i) the aggregate amount of the Revolver Commitments of all the Lenders and (ii) the Borrowing Base.
ARTICLE V
COVENANTS
The Borrower and Guarantors agree, jointly and severally, that, so long as any Lender has any Revolver Commitment hereunder or any Obligation remains unpaid:
SECTION 5.01.    Information. The Borrower will deliver to the Administrative Agent, who will then promptly deliver to the Multicurrency Agent and each of the Lenders:
(a)    as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by Ernst & Young or other independent public accountants reasonably acceptable to the Administrative Agent, with such certification to be free of exceptions and qualifications not acceptable to the Required Lenders;
(b)    as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the principal accounting officer of the Borrower;
(c)    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit  J and with compliance calculations in form and content satisfactory to the Administrative Agent (a “Compliance Certificate”), of the chief financial officer or other authorized officers of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Loan Parties were in compliance with the requirements of Sections 5.04, 5.07, 5.09, 5.11, 5.12 and 5.37 on the date of such financial statements, (ii) setting forth the identities of the respective Subsidiaries on the date of such financial statements, and (iii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Loan Parties are taking or propose to take with respect thereto;

(d)    [Intentionally omitted];
(e)    within 5 Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or other authorized officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(f)    at the request of the Administrative Agent promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
(g)    if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;
(h)    promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding (and any material development in respect of such proceedings) involving a claim against a Loan Party and/or any Subsidiary of a Loan Party for $1,000,000 or more in excess of amounts covered in full by applicable insurance (subject to customary deductibles);
(i)    a Borrowing Base Certification Report, substantially in the form of Exhibit E and otherwise in form and content reasonably satisfactory to the Administrative Agent, which report is certified as to truth and accuracy by the chief financial officer or other authorized officer of the Borrower and which report shall be delivered (A) by the tenth Business Day following the last day of each month and (B) by the tenth Business Day following the day a Portfolio Investment enters or leaves the Borrowing Base (including by reason of such Portfolio Investment ceasing to meet one or more requirements for eligibility).
(j)    promptly at the request of the Administrative Agent, (i) copies of the Investment Documents with respect to any Portfolio Investment and (ii) to the extent not subject to a nondisclosure provision, the most recent valuation report of the Borrower's and its Subsidiaries' loan and investment portfolio, conducted by Duff & Phelps or such other third party appraiser reasonably acceptable to the Administrative Agent; provided that, the Borrower shall use its best efforts to obtain the consent of Duff & Phelps or such other appraiser to release such report to the Administrative Agent;
(k)    promptly upon the occurrence of any Internal Control Event which is required to be publicly disclosed of which a Responsible Officer (other than a Responsible Officer committing the fraud constituting such Internal Control Event) has knowledge; and

(l)    from time to time such additional information regarding the financial position or business of the Borrower, its Subsidiaries, and each Loan Party as the Administrative Agent, at the request of any Lender, may reasonably request.
For purposes of clauses (a), (b) and (f) of this Section 5.01, all financial statements and other information contained therein filed with the SEC shall be deemed delivered hereunder; provided, however, that nothing in the foregoing shall be deemed to relieve the Borrower of its obligation to deliver a Compliance Certificate pursuant to clause (c).
SECTION 5.02.    Inspection of Property, Books and Records. The Borrower will (i) keep, and will cause each of its Subsidiaries to keep its books and records in conformity with GAAP for all dealings and transactions in relation to its business and activities; (ii) permit, and will cause each Subsidiary of the Borrower and each Loan Party to permit, at reasonable times with at least five (5) Business Days' prior notice (or such lesser time period agreed upon by the Administrative Agent and the Borrower), which notice shall not be required in the case of an emergency, the Administrative Agent or its designee, at the expense of the Borrower and Loan Parties, to perform periodic field audits and investigations of the Borrower, the Loan Parties and the Collateral, from time to time; and (iii) permit, and will cause each Subsidiary to permit, with at least five (5) Business Days' prior notice (or such lesser time period agreed upon by the Administrative Agent and the Borrower), the Administrative Agent or its designee, at the expense of the Borrower and the Loan Parties, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided that the Borrower shall only be required to reimburse the Administrative Agent for only one such inspection each Fiscal Quarter unless a Default shall have occurred and be continuing. The Loan Parties agree to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.
SECTION 5.03.    Maintenance of RIC Status and Business Development Company; Asset Coverage. The Borrower will maintain its status as a RIC under the Code and as a “business development company” under the Investment Company Act. The Borrower will maintain the percentage amount of “Asset Coverage” (as such term is defined in Section 18 of the Investment Company Act) required by the Investment Company Act as applicable to the Borrower and pursuant to any orders of the SEC issued to the Borrower thereunder.
SECTION 5.04.    Minimum Liquidity. At any time when the Borrowing Base is comprised of ten or fewer Portfolio Investments, the Borrower will maintain Liquidity of not less than 10% of the aggregate outstanding principal amount of the sum of all Advances as of the date of determination (the “Minimum Liquidity Requirement”), with such Liquidity to be maintained in a depository account at the Administrative Agent subject to a Control Agreement. Notwithstanding the foregoing, the Borrower shall not be required to maintain the Minimum Liquidity Requirement during any ten Business Day cure period contemplated under the definition of Borrowing Base.

SECTION 5.05.    [Intentionally omitted].
SECTION 5.06.    Sale/Leasebacks. The Loan Parties shall not, nor shall they permit any Subsidiary to, enter into any Sale/Leaseback Transaction
SECTION 5.07.    Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth shall not be less than the sum of (i) 80.0% of the Consolidated Tangible Net Worth on the Closing Date plus (ii) 80.0% of the cumulative Net Proceeds of Capital Securities/Conversion of Debt received after the Closing Date, calculated quarterly at the end of each Fiscal Quarter.
SECTION 5.08.    Acquisitions. No Loan Party nor any Subsidiary of a Loan Party (other than a SBIC Entity) shall make any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition.
SECTION 5.09.    Interest Coverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, an Interest Coverage Ratio of not less than 2.00:1.00, determined for the period of the four consecutive preceding Fiscal Quarters ending on the date of determination.
SECTION 5.10.    [Intentionally omitted].
SECTION 5.11.    Loans or Advances. No Loan Party nor any Subsidiary of a Loan Party shall make loans or advances to any Person except: (i) solely to the extent not prohibited by Applicable Laws, employee loans or advances that do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any one time outstanding made on an arms'-length basis in the ordinary course of business and consistently with practices existing on December 31, 2012 and described in the Borrower's Form 10-K for the year ended December 31, 2012 filed with the SEC; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to the Borrower or any Guarantor that is a Consolidated Subsidiary; (iv) loans and advances by or to SBIC Entities, (v) loans or advances consisting of Portfolio Investments, (vi) loans and advances outstanding on the Closing Date and set forth on Schedule 5.11; provided that after giving effect to the making of any loans, advances or deposits permitted by this Section 5.11, no Default shall have occurred and be continuing. All loans or advances permitted under this Section 5.11 (excluding Noteless Loans) shall be evidenced by written promissory notes. Except as approved by the Administrative Agent in writing, no Loan Party nor any Subsidiary of a Loan Party shall request or receive a promissory note or other instrument from any Obligor in connection with a Noteless Loan.
SECTION 5.12.    Restricted Payments.
The Loan Parties will not declare or make any Restricted Payment during any Fiscal Year, except that:
(a)    any Subsidiary of the Borrower may pay Restricted Payments to the Borrower, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other Wholly Owned Subsidiaries; and
(b)    the Borrower may declare or make Restricted Payments from time to time in accordance with Applicable Law to owners of its Capital Securities so long as (i) at the time when any such Restricted Payment is to be made, no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the chief executive officer, chief financial officer or other authorized officer of the Borrower shall have certified to the Administrative Agent and Lenders as to compliance with the preceding clause (i) in a certificate attaching calculations; provided, however, that notwithstanding the existence of a Default or an Event of Default (other than an Event of Default specified in Sections 6.01(g) or (h)), the Borrower may pay dividends in an amount equal to its investment company taxable income, net tax-exempt interest income and capital gain net income that are required to be distributed to its shareholders in order to maintain its status as a RIC and to avoid U.S. federal income and excise taxes imposed on RICs.
SECTION 5.13.    Investments. No Loan Party nor any Subsidiary of a Loan Party shall make Investments in any Person except as permitted by Sections 5.08 and 5.11(i) through (iv) and except Investments in (i) Cash and Cash Equivalents, (ii) Investments not constituting loans or advances in the Capital Securities of their respective Subsidiaries and equity investments as set forth on Schedule 4.24 and (iii)  Investments in Portfolio Investments (or in the case of Loan Parties or any Subsidiary of a Loan Party other than the Borrower, in securities that would constitute Portfolio Investments if made by the Borrower) made in the ordinary course of business and, in the case of the Borrower, consistent with the Investment Policies, or in the case of any other Loan Party, consistent with such Loan Party's investment policies.
SECTION 5.14.    Negative Pledge. No Loan Party nor any Subsidiary of a Loan Party will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)    Liens existing on the date of this Agreement encumbering assets (other than Collateral) securing Debt outstanding on the date of this Agreement, in each case as described and in the principal amounts set forth on Schedule 5.14;
(b)    Liens for taxes, assessments or similar charges, incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith and with due diligence by appropriate proceedings;
(c)    pledges or deposits made in the ordinary course of business to secure payment of workers' compensation, or to participate in any fund in connection with workers' compensation, unemployment insurance, old-age pensions or other social security programs which in no event shall become a Lien prior to any Collateral Documents;
(d)    Liens of mechanics, materialmen, warehousemen, carriers or other like liens, securing obligations incurred in the ordinary course of business that: (1) are not yet due and payable and which in no event shall become a Lien prior to any Collateral Documents; or (2) are being contested diligently in good faith pursuant to appropriate proceedings and with respect to which the Loan Party has established reserves reasonably satisfactory to the Administrative Agent and Required Lenders and which in no event shall become a Lien prior to any Collateral Documents;

(e)    good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business which in no event shall become a Lien prior to any Collateral Document;
(f)    any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;
(g)    encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed restrictions on land use;
(h)    any Lien on Margin Stock;
(i)    any Lien imposed as a result of a taking under the exercise of the power of eminent domain by any governmental body or by any Person acting under governmental authority;
(j)    Liens securing reasonable and customary fees of banks and other depository institutions on Cash and Cash Equivalents held on deposit with such banks and institutions; provided that such Liens are subordinated to the Liens described in Section 5.14(l);
(k)    (i) Liens restricting the ability of any SBIC Entity to encumber its assets pursuant to Applicable Law and (ii) Liens of any SBIC Entity in favor of the U.S. Small Business Administration and its assigns;
(l)    Liens securing the Administrative Agent and the Secured Parties created or arising under the Loan Documents;
(m)    Liens securing Debt permitted under Section 5.31(d), provided that (i) such Liens do not at any time encumber any property other than property financed by such Debt, (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof; and
(n)    Liens existing at the time the Borrower or any Subsidiary acquires an interest in a Person following a default under a Portfolio Investment.
Notwithstanding anything contained in this Section 5.14 to the contrary, no Loan Party or any Subsidiary of a Loan Party will create, assume or suffer to exist any Lien on the Collateral except the Liens in favor of the Secured Parties under the Collateral Documents and the Permitted Encumbrances.

SECTION 5.15.    Maintenance of Existence, etc. Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain its organizational existence and carry on its business in substantially the same manner and in substantially the same line or lines of business or line or lines of business reasonably related to the business now carried on and maintained. Any Subsidiary pledging Collateral hereunder shall be organized as a corporation, limited liability company, limited partnership or other legal entity.
SECTION 5.16.    Dissolution. No Loan Party nor any Subsidiary of a Loan Party shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own Capital Securities or that of any Subsidiary of a Loan Party, except: (1) through corporate or company reorganization to the extent permitted by Section 5.17; (2) Restricted Payments permitted by Section 5.12; or (3) pursuant to the terms of the Organizational Documents of any SBIC Entity.
SECTION 5.17.    Consolidations, Mergers and Sales of Assets. No Loan Party will, nor will it permit any Subsidiary of a Loan Party to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) Subsidiaries of a Loan Party (excluding Loan Parties) may merge with one another; and (b) a Loan Party or any Subsidiary of a Loan Party may effect a merger if it results in the simultaneous payoff in immediately available funds of the Obligations in their entirety. The foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit divestitures of Portfolio Investments in the ordinary course of business so long as the Borrower and its Subsidiaries shall be in compliance on a pro forma basis, after giving effect to any such divestiture, with the terms and conditions of this Agreement including the financial covenants in this Article V; provided, however, that upon the occurrence and during the continuance of a Default or an Event of Default, the Borrower shall not sell, transfer or otherwise dispose of any asset (including any Portfolio Investment) without the prior written consent of the Administrative Agent.
SECTION 5.18.    Use of Proceeds. No portion of the proceeds of any Advance will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for stock of any corporation with a view towards obtaining control of such other corporation (other than a Portfolio Investment; provided that the board of directors or comparable governing body of the Obligor in which such Investment is made has approved such offer and change of control), (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any Applicable Law or regulation. Except as otherwise provided herein, the proceeds of the Advances shall be used: (a) to refinance existing indebtedness of the Borrower under the Existing Credit Agreement; (b) for working capital and other lawful corporate purposes of the Borrower, (c) to pay fees and expenses incurred in connection with this Agreement and (d) for investments in Portfolio Investments by the Borrower. No part of the proceeds of any Advance will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

SECTION 5.19    .Compliance with Laws; Payment of Taxes. Each Loan Party will, and will cause each Subsidiary of a Loan Party and each member of the Controlled Group to, comply in all material respects with Applicable Laws (including but not limited to ERISA and the Patriot Act), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. Each Loan Party will, and will cause each Subsidiary of a Loan Party to, pay promptly, prior to any delinquency, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of a Loan Party or any Subsidiary of a Loan Party, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Administrative Agent, the Borrower shall have set up reserves in accordance with GAAP.
SECTION 5.20.    Insurance. Each Loan Party will maintain, and will cause each Subsidiary of a Loan Party to maintain (either in the name of such Loan Party or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business. Upon request, the Loan Parties shall promptly furnish the Administrative Agent copies of all such insurance policies or certificates evidencing such insurance and such other documents and evidence of insurance as the Administrative Agent shall request.
SECTION 5.21.    Change in Fiscal Year. No Loan Party will make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its Fiscal Year (except to conform with the Fiscal Year of the Borrower) without the consent of the Required Lenders.
SECTION 5.22.    Maintenance of Property. Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.
SECTION 5.23.    Environmental Notices. Each Loan Party shall furnish to the Lenders and the Administrative Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting in any material respects the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.
SECTION 5.24.    Environmental Matters. No Loan Party or any Subsidiary of a Loan Party will, and the Loan Parties shall use commercially reasonable efforts not to permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

SECTION 5.25.    Environmental Release. Each Loan Party agrees that upon the occurrence of an Environmental Release at, under or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.
SECTION 5.26.    [Intentionally omitted].
SECTION 5.27.    Transactions with Affiliates. No Loan Party nor any Subsidiary of a Loan Party shall enter into, or be a party to, any transaction with any Affiliate of a Loan Party or such Subsidiary (which Affiliate is not a Loan Party or a Subsidiary of a Loan Party), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to the Loan Party or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate.
SECTION 5.28.    Joinder of Subsidiaries.
(a)    The Loan Parties shall cause any Person which becomes a Domestic Subsidiary of a Loan Party (other than a Foreclosed Subsidiary or any SBIC Entity) after the Closing Date to become a party to, and agree to be bound by the terms of, this Agreement and the other Loan Documents pursuant to a Joinder Agreement in the form attached hereto as Exhibit L and otherwise satisfactory to the Administrative Agent in all respects and executed and delivered to the Administrative Agent within ten (10) Business Days after the day on which such Person became a Domestic Subsidiary. The Loan Parties shall also cause the items specified in Section 3.01(c), (e), (g) and (h) to be delivered to the Administrative Agent concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Subsidiary.
(b)    The Loan Parties shall, or shall cause any Subsidiary (other than any SBIC Entity) (the “Pledgor Subsidiary”) to pledge: (a) the lesser of 65% or the entire interest of the voting securities and 100% of the non-voting securities owned by the Loan Parties and such Pledgor Subsidiary, of the Capital Securities or equivalent equity interests in any Person which becomes a Foreign Subsidiary after the Closing Date; and (b) the entire interest owned by the Loan Parties and such Pledgor Subsidiary, of the Capital Securities or equivalent equity interest in any Person which becomes a Domestic Subsidiary after the Closing Date, all pursuant to a Pledge Agreement executed and delivered by the Loan Parties or such Pledgor Subsidiary to the Administrative Agent within ten (10) Business Days after the day on which such Person became a Domestic Subsidiary and shall deliver to the Collateral Custodian, as bailee for the Administrative Agent, such shares of capital stock together with stock powers executed in blank. The Loan Parties shall also cause the items specified in Section 3.01(c), (e), (g) and (h) to be delivered to the Administrative Agent concurrently with the pledge agreement referred to above, modified appropriately to refer to such pledge agreement, the pledgor and such Subsidiary.

(c)    Once any Subsidiary becomes a party to this Agreement in accordance with Section 5.28(a) or any Capital Securities (or equivalent equity interests) of a Subsidiary are pledged to the Administrative Agent in accordance with Section 5.28(b), such Subsidiary thereafter shall remain a party to this Agreement and the Capital Securities (or equivalent equity interests) in such Subsidiary (including all initial Subsidiaries) shall remain subject to the pledge to the Administrative Agent, as the case may be, even if such Subsidiary ceases to be a Subsidiary; provided that if a Subsidiary ceases to be a Subsidiary of the Borrower as a result of the Borrower's transfer or sale of all of the Capital Securities of such Subsidiary owned by Borrower in accordance with and to the extent permitted by the terms of Section 5.17, the Administrative Agent and the Lenders agree to release such Subsidiary from this Agreement and release the Capital Securities of such Subsidiary from the Pledge Agreement.
(d)    The Loan Parties acknowledge that (i) the SBIC Entities are not Loan Parties or Guarantors and shall not become Loan Parties or Guarantors at any time in the future, (ii) the assets of and equity interests in the SBIC Entities are not Collateral and (iii) the capital stock and equity interests of the SBIC Entities have not been pledged and will not be pledged to any party. Notwithstanding the fact that the SBIC Entities are not Loan Parties, the SBIC Entities shall be included for purposes of calculating Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Investment Income, Consolidated Tangible Net Worth and Depreciation and Amortization.
SECTION 5.29.    No Restrictive Agreement. No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, any of the following by the Loan Party or any such Subsidiary: (i) the incurrence or payment of Debt, (ii) the granting of Liens (other than normal and customary restrictions on the granting of Liens on Capital Securities issued by a Person other than a Subsidiary in respect of any Portfolio Investment made in the ordinary course of business) or (iii) the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of property, real, personal or mixed, or tangible; except in each case for (x) prohibitions and restraints on SBIC Entities relating to or arising from the ordinary course of business as a result of Applicable Law and (y) prohibitions and restraints imposed pursuant to Debt incurred pursuant to Section 5.31(e) of this Agreement; provided that in no event shall Debt incurred pursuant to Section 5.31(e) of this Agreement directly or indirectly, prohibit or restrain, or have the effect of prohibiting or restraining, or impose materially adverse conditions upon: (i) the payment of the Obligations, (ii) other than prohibitions, restraints and conditions imposed by the Investment Company Act, the incurrence of Debt, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of property, real, personal or mixed or tangible, the proceeds from which shall be used in whole or in part to repay Obligations, or (iii) the granting of liens to secure the Obligations and any extensions, renewals and refinancings thereof. No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the ability of the Loan Party or any of its Subsidiaries to declare or pay Restricted Payments or other distributions in respect of Capital Securities of the Loan Party or any Subsidiary, except for (x) prohibitions and restraints on the SBIC Entities relating to or arising from the ordinary course of business relating to or arising from Applicable Law and (y) prohibitions and restraints imposed pursuant to Debt incurred pursuant to Section 5.31(e) of this Agreement provided that in no event shall Debt incurred pursuant to Section 5.31(e) of this Agreement directly or indirectly, prohibit or restrain, or have the effect of prohibiting or restraining or impose materially adverse conditions (other than prohibitions, restraints and conditions imposed by the Investment Company Act) upon the ability of any Loan Party (other than Borrower) or any of their respective Subsidiaries to declare or pay Restricted Payments or other distributions in respect of Capital Securities of the Loan Party (other than Borrower) or any Subsidiary to any other Loan Party or Subsidiary, the proceeds of which shall be used in whole or in part to repay the Obligations.
SECTION 5.30.    Partnerships and Joint Ventures. Without the prior written consent of the Required Lenders, no Loan Party shall become a general partner in any general or limited partnership or a joint venturer in any joint venture, other than the SBIC Entities.
SECTION 5.31.    Additional Debt. No Loan Party or Subsidiary of a Loan Party shall directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under capital leases), except for: (a) the Debt owed to the Lenders and Hedge Counterparties under the Loan Documents; (b) Debt of SBIC Entities; (c) the Debt existing and outstanding on the Closing Date described on Schedule 5.31; (d) purchase money Debt hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of equipment so long as (i) such Debt when incurred shall not exceed the purchase price of the asset(s) financed, and (ii) the aggregate outstanding principal amount of all Debt permitted under this clause (d) shall not at any time exceed $3,000,000.00; (e) Debt incurred after the date hereof with a maturity when incurred of not less than one year after the Maturity Date (after giving effect to any extensions of the Termination Date which have been exercised at the time of incurrence of the Debt but not giving effect to an extension exercised after the incurrence of such Debt) and with terms no more restrictive than those in this Agreement, so long as such Debt is unsecured; and (f) Debt of the Borrower or any Subsidiary to the Borrower or any other Subsidiary, provided (i) such Debt shall not have been transferred to any Person other than the Borrower or any Subsidiary and (ii) any such Debt owing by any Loan Party shall be unsecured and subordinated in right of payment to the Obligations. For the avoidance of doubt, any Debt incurred after the date hereof shall not be deemed to be in violation of clause (e) as a result of an extension to the Termination Date effective after the original incurrence of such Debt.
SECTION 5.32.    [Intentionally omitted].
SECTION 5.33.    Modifications of Organizational DocumentsModifications of Organizational Documents. The Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its Organizational Documents or Operating Documents or other applicable document if such amendment, supplement, restatement or other modification has or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.34.    ERISA Exemptions. The Loan Parties shall not permit any of their respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.
SECTION 5.35.    Hedge Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any Hedge Transaction, other than Hedge Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Loan Parties are exposed in the conduct of their business or the management of their liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedge Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedge Transaction under which any Loan Party is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Debt or (ii) as a result of changes in the market value of any common stock or any Debt) is not a Hedge Transaction entered into in the ordinary course of business to hedge or mitigate risks.
SECTION 5.36.    Performance of Loan Documents. Each Loan Party will at its own expense duly fulfill and comply with all obligations on its part to be fulfilled or complied with under or in connection with the Collateral and all documents related thereto and will do nothing to impair the rights of any Loan Party or the Administrative Agent, as agent for the Secured Parties, or of the Secured Parties in, to and under the Collateral. Each Loan Party shall clearly and unambiguously set forth, in a manner reasonably satisfactory to the Administrative Agent, in its financial statements filed with the SEC that the Administrative Agent, as agent for the Secured Parties has the interest therein granted by the Loan Parties pursuant to the Loan Documents.
SECTION 5.37.    Operating Leases. Other than operating leases in amounts not to exceed $50,000 individually or $500,000 in the aggregate, no Loan Party nor any Subsidiary of a Loan Party shall create, assume or suffer to exist any operating lease except operating leases which: (A) (1) are entered into in the ordinary course of business, and (2) the aggregate indebtedness, liabilities and obligations of the Loan Parties under all such operating leases during any period of four (4) consecutive Fiscal Quarters shall at no time exceed $3,000,000; (B) are between a Borrower or Guarantor, as landlord and a Borrower or Guarantor as tenant; or (C) are set forth on Schedule 5.37.
SECTION 5.38.    [Intentionally omitted].
SECTION 5.39.    Compliance with Investment Policies and Investment Documents. The Borrower shall, and shall cause its Subsidiaries to, comply at all times with its Investment Policies in all material respects and, at their own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by each of them under the Portfolio Investments and the related Investment Documents. The Borrower shall furnish to the Administrative Agent, prior to its effective date, prompt notice of any changes in the Investment Policies and shall not agree to or otherwise permit to occur any modification of the Investment Policies in any manner that would or would reasonably be expected to adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any Loan Document or impair the collectability of any Portfolio Investment without the prior written consent of the Administrative Agent and the Required Lenders.

SECTION 5.40.    Delivery of Collateral to Collateral Custodian. As soon as reasonably practical after making a Portfolio Investment, the Borrower shall deliver possession of all “instruments” (within the meaning of Article 9 of the UCC) not constituting part of “chattel paper” (within the meaning of Article 9 of the UCC) that evidence any Investment which are actually received by Borrower (including equity Investments held by the Guarantors), including all original promissory notes, and certificated securities to the Administrative Agent for the benefit of the Secured Parties, or to a Collateral Custodian on its behalf, indorsed in blank without recourse and transfer powers executed in blank, as applicable. Borrower shall make commercially reasonable efforts to deliver such “instruments” within sixty (60) Business Days after making a Portfolio Investment.
SECTION 5.41.    Custody Agreements. No Loan Party shall enter into any custody agreement or equivalent arrangement with any person to hold securities, cash or other assets of any Loan Party unless the Person acting as custodian shall have delivered a Custodial Agreement and, if requested by the Administrative Agent, a Control Agreement, to the Administrative Agent (in each case in form and substance satisfactory to the Administrative Agent).
ARTICLE VI
DEFAULTS
SECTION 6.01.    Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
(a)    the Borrower shall fail to pay when due any principal of any Advance (including any Advance or portion thereof to be repaid pursuant to Section 2.11) or shall fail to pay any interest on any Advance within three Business Days after such interest shall become due, or any Loan Party shall fail to pay any fee or other amount payable hereunder within three Business Days after such fee or other amount becomes due; or
(b)    any Loan Party shall fail to observe or perform any covenant contained in Section 5.01(e) and (i), 5.02 (ii) and (iii), 5.03, 5.04, 5.06, 5.07, 5.08, 5.09, 5.12, 5.13, 5.14, 5.16, 5.17, 5.18, 5.29, 5.31, 5.33, 5.34, and 5.41; or
(c)    any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above or clauses (n) or (q) below) or any other Loan Document; provided that such failure continues for (1) ten (10) days in the case of Section 5.01, Section 5.11 or 5.27 or (2) otherwise, thirty days, in each case after the earlier of (A) the first day on which any Loan Party has knowledge of such failure or (B) written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender; or
(d)    any representation, warranty, certification or statement made or deemed made by the Loan Parties in Article IV of this Agreement, any other Loan Document or in any financial statement, material certificate or other material document or report delivered pursuant to any Loan Document, including, without limitation, any Borrowing Base Certification Report and any Compliance Certificate, shall prove to have been untrue or misleading in any material respect when made (or deemed made); or

(e)    any Loan Party or any Subsidiary of a Loan Party shall fail to make any payment in respect of Debt (other than the Notes) having an aggregate principal amount in excess of $1,000,000.00 after expiration of any applicable cure or grace period; or
(f)    any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of any Loan Party or any Subsidiary of a Loan Party in an aggregate principal amount in excess of $1,000,000.00 or the mandatory prepayment or purchase of such Debt by any Loan Party (or its designee) or such Subsidiary of a Loan Party (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or commitment to provide such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof, terminate any such commitment or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or
(g)    any Loan Party or any Subsidiary of a Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or
(h)    an involuntary case or other proceeding shall be commenced against any Loan Party or any Subsidiary of a Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Loan Party or any Subsidiary of a Loan Party under the federal bankruptcy laws as now or hereafter in effect; or
(i)    any Loan Party or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any Loan Party, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j)    one or more judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000.00 (after taking into account the application of insurance proceeds) shall be rendered against any Loan Party or any Subsidiary of a Loan Party and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days; or
(k)    a federal tax lien shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 6323 of the Code or a lien of the PBGC shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 60 days after the date of filing; or
(l)    a Change in Control shall occur; or
(m)    the Administrative Agent, as agent for the Secured Parties, shall fail for any reason to have a valid first priority security interest in any of the Collateral (other than by reason of any act or omission solely on behalf of the Administrative Agent); or
(n)    a default or event of default shall occur and be continuing under any of the Collateral Documents or any Loan Party shall fail to observe or perform any material obligation to be observed or performed by it under any Collateral Document, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Collateral Document; or
(o)    a default or event of default shall occur and be continuing under any of the Material Contracts that would reasonably be likely to have a Material Adverse Effect or any Loan Party shall fail to observe or perform any material provision or any payment obligation to be observed or performed by it under any Material Contract, and such default, event of default or failure to perform or observe any such provision or obligation continues beyond any applicable cure or grace period provided in such Material Contract; or
(p)    [Intentionally omitted]; or
(q)    (i) any of the Guarantors shall fail to pay when due any Guaranteed Obligations (after giving effect to any applicable grace period) or shall fail to pay any fee or other amount payable hereunder when due; or (ii) any Guarantor shall disaffirm, contest or deny its obligations under Article X; or

(r)    if the Borrower at any time fails to own (directly or indirectly, through Wholly Owned Subsidiaries) 100% of the outstanding shares of the voting stock, voting membership interests or equivalent equity interests of each Guarantor; or
(s)    any Loan Party shall (or shall attempt to) disaffirm, contest or deny its obligations under any Loan Document or any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms; or
(t)    a Collateral Custodian that is in the possession of any Collateral (1) shall (or shall attempt to) disaffirm, contest or deny its obligations under, or terminates or attempts to terminate, or is in default of its obligations under, a Custodial Agreement or (2) ceases in any respect to be acceptable to the Administrative Agent in its reasonable discretion and, in each case, such Collateral Custodian is not replaced by, and any Collateral held by such Collateral Custodian is not delivered to, a replacement Collateral Custodian satisfactory to the Administrative Agent within 10 days after (A) the first date of such occurrence, in the case of clause (1) or (B) the date written notice thereof has been given to the Borrower by the Administrative Agent, in the case of clause (2); or
(u)    any SBIC Entity becomes the subject of an enforcement action and is transferred into liquidation status by the U.S. Small Business Administration; or
(v)    the Borrower agrees or consents to, or otherwise permits any amendment, modification, change, supplement or rescission of or to the Investment Policies in whole or in part that has or would reasonably be expected to adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any Loan Document or impair the collectability of any Portfolio Investment without the prior written consent of the Administrative Agent; or
(w)    the occurrence of any event, act or condition which the Required Lenders determine either does or has a reasonable probability of causing a Material Adverse Effect, then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by written notice to the Borrower terminate the Commitments and they shall thereupon terminate; (ii) if requested by the Swingline Lender, by notice to the Borrower, terminate the Swingline facility set forth in Section 2.01(b); and (iii) if requested by the Required Lenders, by written notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Notes (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; provided that on a CAM Exchange Date (including without limitation a date that any Event of Default specified in clause (g) or (h) above occurs with respect to any Loan Party or any Subsidiary of a Loan Party), without any notice to any Loan Party or any other act by the Administrative Agent, the Multicurrency Agent or the Lenders, the Commitments shall thereupon automatically terminate and the Swingline facility set forth in Section 2.01(b) shall thereupon automatically terminate and the Notes, including the Swing Advance Notes, (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Notwithstanding the foregoing, the Administrative Agent shall have available to it all rights and remedies provided under the Loan Documents (including the rights of a secured party pursuant to the Collateral Documents) and in addition thereto, all other rights and remedies at law or equity, and the Administrative Agent shall exercise any one or all of them at the request of the Required Lenders.
SECTION 6.02.    Notice of Default. The Administrative Agent shall give written notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify the Multicurrency Agent and all the Lenders thereof.
SECTION 6.03.    CAM Exchange. Notwithstanding anything to the contrary contained herein, on the CAM Exchange Date, to the extent not otherwise prohibited by law, (a) the Commitments shall automatically and without further act be terminated, (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Advance in which it shall participate as of such date, such Lender shall own an interest equal to such Lender's CAM Percentage in the Designated Obligations under each of the Advances, whether or not such Lender shall previously have participated therein, and (b) simultaneously with the deemed exchange of interests pursuant to clause (a) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent of such amount (as of the Business Day immediately prior to the CAM Exchange Date) and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 9.07 and the Borrower hereby consents and agrees to the CAM Exchange. It is understood and agreed that the CAM Exchange, in itself, will not affect the aggregate amount of Designated Obligations owing by the Loan Parties. The Borrower and the Lenders agree from time to time to execute and deliver to the Administrative Agent and the Multicurrency Agent all such promissory notes and other instruments and documents as the Administrative Agent and/or the Multicurrency Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any Notes originally received by it in connection with its Advances hereunder to the Applicable Agent against delivery of any promissory notes so executed and delivered; provided that the failure of the Borrower to execute or deliver or of any Lender to accept such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed, subject to Section 6.04, to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment). Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of a Designated Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

SECTION 6.04.    Allocation of Proceeds. On and after the CAM Exchange Date, all payments received by the Administrative Agent hereunder or under the other Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder or under the other Loan Documents, shall be applied by the Administrative Agent in the following order:
(a)    To payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article VIII and Section 2.12) payable to the Administrative Agent in its capacity as such; and then
(b)    To payment of that portion of the Obligations constituting indemnities, Credit Party Expenses and other amounts (other than principal, interest and fees) payable to the Lenders and the Multicurrency Agent (including fees, charges and disbursements of counsel to the Multicurrency Agent and the respective Lenders and amounts payable under Article VIII and Section 2.12), ratably among them in proportion to the amounts described in this clause payable to them; and then
(c)    To the extent that Swing Advances have not been refinanced by a Revolving Advance, payment to the Swingline Lender of that portion of the Obligations constituting accrued but unpaid interest on the Swing Advances; and then
(d)    To payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolver Advances, Multicurrency Advances and other Obligations, and fees (including unused commitment fees), ratably among the Lenders in proportion to the respective amounts described in this clause payable to them; and then
(e)    To the extent that Swing Advances have not been refinanced by a Revolver Advance, to payment of the Swingline Lender of that portion of the Obligations constituting unpaid principal of the Swing Advances; and then
(f)    To payment of that portion of the Obligations constituting unpaid principal of the Revolver Advances and the Multicurrency Advances ratably among the Lenders in proportion to the respective amounts described in this clause held by them; and then
(g)    To payment of all other Obligations (excluding any Obligations arising from Cash Management Services and Bank Products), ratably among the Secured Parties in proportion to the respective amounts described in this clause held by them; and then
(h)    To payment of all other Obligations arising from Bank Products and Cash Management Services to the extent secured under the Collateral Documents, ratably among the Secured Parties in proportion to the respective amounts described in this clause held by them; and then
(i)    The balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by law;

provided, that Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payment from other Loan Parties to preserve the Obligations otherwise set forth above in this Section 6.04.
ARTICLE VII
AGENTS
SECTION 7.01.    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Branch Banking and Trust Company to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints ING CAPITAL LLC to act on its behalf as the Multicurrency Agent hereunder and under the other Loan Documents and authorizes the Multicurrency Agent to take such actions on its behalf and to exercise such powers as are delegated to the Multicurrency Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Multicurrency Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Multicurrency Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 7.02.    Rights as a Lender. Each Person serving as an Administrative Agent or a Multicurrency Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Multicurrency Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Multicurrency Agent, as the case may be, hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Multicurrency Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 7.03.    Exculpatory Provisions. The Administrative Agent and the Multicurrency Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Multicurrency Agent, as applicable,:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Multicurrency Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent and the Multicurrency Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Multicurrency Agent or any of their respective Affiliates in any capacity.

The Administrative Agent and the Multicurrency Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Multicurrency Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.05 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent and the Multicurrency Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent and the Multicurrency Agent by the Borrower or a Lender.

The Administrative Agent and the Multicurrency Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Multicurrency Agent.

SECTION 7.04.    Reliance by Agents. The Administrative Agent and the Multicurrency Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Multicurrency Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent and the Multicurrency Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent and the Multicurrency Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent and the Multicurrency Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 7.05.    Delegation of Duties. Each of the Administrative Agent and the Multicurrency Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Applicable Agent. The Applicable Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Applicable Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Multicurrency Agent. Neither the Administrative Agent nor the Multicurrency Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Applicable Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
SECTION 7.06.    Resignation of Agents. The Administrative Agent and the Multicurrency Agent may each, at any time, give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such written notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States of America, reasonably acceptable to Borrower, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Multicurrency Agent, as applicable, gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Multicurrency Agent, as applicable, may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent or Multicurrency Agent, as applicable, reasonably acceptable to Borrower, meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date, the retiring Administrative Agent or Multicurrency Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Multicurrency Agent, as applicable, shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Multicurrency Agent, as applicable, as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent or Multicurrency Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Multicurrency Agent, as applicable, and the retiring Administrative Agent or Multicurrency Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent or Multicurrency Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's or Multicurrency Agent's, as applicable, resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Multicurrency Agent, as applicable, their respective sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Multicurrency Agent, as applicable, was acting as Administrative Agent or Multicurrency Agent, as applicable.
For the avoidance of doubt, upon resignation by Branch Banking and Trust Company as Administrative Agent, Borrower's obligations under Section 5.04 to maintain Liquidity in a depository account with the Administrative Agent shall mean a depository account with such successor Administrative Agent.
SECTION 7.07.    Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Multicurrency Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Multicurrency Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 7.08.    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Multicurrency Agent or a Lender hereunder.
SECTION 7.09.    Other Agents. The Borrower and each Lender hereby acknowledges that any Lender designated as an “Agent” on the signature pages hereof (other than the Administrative Agent or the Multicurrency Agent) shall not have any obligations, duties or liabilities hereunder other than in its capacity as a Lender.
SECTION 7.10.    Hedging Agreements, Cash Management Services and Bank Products. Except as otherwise expressly set forth herein or in any Collateral Document, no Bank Product Bank, Cash Management Bank or Hedge Counterparty that obtains the guarantees hereunder or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) or any Guaranty (including the release or impairment of any Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under or related to Cash Management Services, Bank Products and Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Bank Product Bank or Hedge Counterparty, as the case may be.
SECTION 7.11.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Multicurrency Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the Multicurrency Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Multicurrency Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Multicurrency Agent, and the Administrative Agent under Sections 2.07 or 9.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Multicurrency Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Multicurrency Agent and the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 or 9.03.
SECTION 7.12.    Collateral and Guaranty Matters. (a) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,
(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 9.05, if approved, authorized or ratified in writing by the Required Lenders;

(ii)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.14(m); and

(iii)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.12.

(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
ARTICLE VIII
CHANGE IN CIRCUMSTANCES; COMPENSATION
SECTION 8.01.    Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Eurocurrency Borrowing (the Currency of such Borrowing herein called the “Affected Currency”) or the first day of any Interest Period for any Index Euro-Dollar Borrowing:
(a)    the Applicable Agent or the Multicurrency Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted London InterBank Offered Rate for the Affected Currency for such Interest Period, CDOR Rate for Canadian Dollars (if such Affected Currency is Canadian Dollars) for such Interest Period, or the Adjusted Index Euro-Dollar Rate for Dollars for such Interest Period; or
(b)    the Applicable Agent is advised by the Required Multicurrency Lenders that the Adjusted London InterBank Offered Rate for the Affected Currency for such Interest Period, the Required Multicurrency Lenders that the CDOR Rate for Canadian Dollars (if such Affected Currency is Canadian Dollars) for such Interest Period or the Required Lenders that the Adjusted Index Euro-Dollar Rate for Dollars for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Advances included in such Borrowing for such Interest Period, the Applicable Agent shall forthwith give written notice thereof to the Borrower and the affected Lenders, whereupon until the Applicable Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurocurrency Borrowing and denominated in the Affected Currency shall be ineffective and, such Borrowing (unless prepaid) shall be continued as, or converted to, a Base Rate Borrowing and, if the Affected Currency is a Foreign Currency, such Borrowing shall be converted to Dollars based on the Dollar Equivalent at such time, (ii) if any Borrowing Request requests an Index Euro-Dollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing and (iii) if the Affected Currency is a Foreign Currency, any Borrowing Request that requests a Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective.

SECTION 8.02.    Illegality. If, after the date hereof, any Change in Law shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund its Eurocurrency Advances or Index Euro-Dollar Advances and such Lender shall so notify the Administrative Agent and the Multicurrency Agent, the Administrative Agent and the Multicurrency Agent shall forthwith give written notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent and the Multicurrency Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make or permit continuations or conversions of Eurocurrency Advances shall be suspended. Before giving any notice to the Administrative Agent and the Multicurrency Agent pursuant to this Section, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its portion of the outstanding Eurocurrency Advances or Index Euro-Dollar Advances to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of the Eurocurrency Advances or Index Euro-Dollar Advances of such Lender, together with accrued interest thereon and any amount due such Lender pursuant to Section 8.05. Concurrently with prepaying such Eurocurrency Advances or Index Euro-Dollar Advances, the Borrower shall borrow a Base Rate Advance in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Eurocurrency Advances or Index Euro-Dollar Advances of the other Lenders), and such Lender shall make such a Base Rate Advance. To the extent any Eurocurrency Advances are converted, such Eurocurrency Advances shall be converted to Dollars based on the Dollar Equivalent of such Advances at the time of such conversion.
SECTION 8.03.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the applicable Eurocurrency Reserve Percentage) with respect to this Agreement; or

(ii)    subject any Lender to any tax of any kind whatsoever (other than the Excluded Taxes) with respect to this Agreement or any Eurocurrency Advances or Index Euro-Dollar Advances made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.08(e) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Advances or Index Euro-Dollar Advances by such Lender or participation therein;
and the result of any of the foregoing is to increase the cost to such Lender of making, continuing, converting to, or maintaining any Eurocurrency Advances or Index Euro-Dollar Advances (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 8.04.    Base Rate Advances Substituted for Affected Eurocurrency Advances. If (i) the obligation of any Lender to make or maintain a Eurocurrency Advance or Index Euro-Dollar Advance has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03, and the Borrower shall, by at least five (5) Business Days' prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:
(a)    all Advances which would otherwise be made by such Lender as or permitted to be continued as or converted into Eurocurrency Advances or Index Euro-Dollar Advances shall instead be made as or converted into Base Rate Advances, (in all cases interest and principal on such Advances shall be payable contemporaneously with the related Eurocurrency Advances or Index Euro-Dollar Advances of the other Lenders), and
(b)    after its portion of the Eurocurrency Advance or Index Euro-Dollar Advance has been repaid, all payments of principal which would otherwise be applied to repay such Eurocurrency Advance or Index Euro-Dollar Advance shall be applied to repay its Base Rate Advance instead.
In the event that the Borrower shall elect that the provisions of this Section shall apply to any Lender, the Borrower shall remain liable for, and shall pay to such Lender as provided herein, all amounts due such Lender under Section 8.03 in respect of the period preceding the date of conversion of such Lender's portion of any Advance resulting from the Borrower's election.
SECTION 8.05.    Compensation. Upon the request of any Lender, delivered to the Borrower and the Administrative Agent, the Borrower shall pay to such Lender such amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender as a result of:
(a)    any payment or prepayment (pursuant to Sections 2.10, 2.11, 6.01, 8.02 or otherwise) of a Eurocurrency Advance on a date other than the last day of an Interest Period for such Advance; or
(b)    any failure by the Borrower to prepay a Eurocurrency Advance on the date for such prepayment specified in the relevant notice of prepayment hereunder; or
(c)    any failure by the Borrower to borrow a Eurocurrency Advance on the date for the Borrowing of which such Eurocurrency Advance is a part specified on the Closing Date;
such compensation to include an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Eurocurrency Advance (or, in the case of a failure to prepay or borrow, the Interest Period for such Eurocurrency Advance which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Eurocurrency Advance provided for herein over (y) the amount of interest (as reasonably determined by such Lender) such Lender would have paid on deposits in the Currency of such Advance of comparable amounts having terms comparable to such period placed with it by leading lenders in the London interbank market (if such Advance is a Eurocurrency Advance).

ARTICLE IX
MISCELLANEOUS
SECTION 9.01.    Notices Generally.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to the Borrower or any other Loan Party, to it at 3700 Glenwood Avenue, Suite 530, Raleigh, NC 27612, Attention of Steven C. Lilly (Facsimile No. (919) 719-4777; Telephone No. (919) 719-4789);
(ii)    if to the Administrative Agent, to Branch Banking and Trust Company at 200 West Second Street, 16th Floor, Winston-Salem, NC 27101, Attention of Matthew W. Rush (Facsimile No. (336) 733-2740; Telephone No. (336) 733-2422);
(iii)    if to the Multicurrency Agent, to ING Capital LLC at 1325 Avenue of the Americas, New York, NY 10019, Attention of Mark LaGreca (Facsimile No. (646) 424-8234; Telephone No. (646) 424-8223, electronic mail mark.lagreca@americas.ing.com) and Partick Frisch (Facsimile No. (646) 424-6919; Telephone No. (646) 424-6912, electronic mail partick.frisch@americas.ing.com) with a copy to electronic mail DLNYCLoanAgencyTeam@americas.ing.com; and

(iii)    if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent or the Multicurrency Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Multicurrency Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent or the Multicurrency Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, the Multicurrency Agent, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower's, any Loan Party's or the Administrative Agent's transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.02.        No Waivers. No failure or delay by the Administrative Agent, the Multicurrency Agent or any Lender in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VI for the benefit of all the Lenders and the Multicurrency Agent; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Multicurrency Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Multicurrency Agent) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.04, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the Bankruptcy Code or any other applicable debtor relief law.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Loan Parties shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Multicurrency Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Multicurrency Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii)  all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Multicurrency Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Multicurrency Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)    Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), the Multicurrency Agent (and any sub-agent thereof) and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Environmental Releases on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)    Reimbursement by Lenders. To the extent that a Loan Party for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Multicurrency Agent (or any sub-agent thereof), any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Multicurrency Agent (or any sub-agent thereof), such Swingline Lender or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Multicurrency Agent (or any sub-agent thereof), such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Multicurrency Agent (or any sub-agent thereof), or any such Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 9.10 and 9.13.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f)    Survival. Each party's obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 9.04.    Setoffs; Sharing of Set-Offs; Application of Payments.
(a)    If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.08 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations (excluding any Obligations arising under or related to Cash Management Services, Bank Products and Hedging Agreements) hereunder or under any other Loan Document resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such Obligations (excluding any Obligations arising under or related to Cash Management Services, Bank Products and Hedging Agreements) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other Obligations (excluding any Obligations arising under or related to Cash Management Services, Bank Products and Hedging Agreements) of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
SECTION 9.05.    Amendments and Waivers.
(a)    Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent, the Multicurrency Agent or the Swingline Lender, as applicable, are affected thereby, by the Administrative Agent, the Multicurrency Agent or the Swingline Lender, as applicable); provided that no such amendment or waiver shall, unless signed by all the Lenders or as otherwise provided below, (i) increase the Commitments of any Lender or subject any Lender to any additional obligation (it being understood and agreed that a waiver of any condition precedent set forth in Section 3.02 or of any Default or Event of Default is not considered an increase in the Commitments of any Lender or any Lender's obligation to fund) without the consent of such Lender, (ii) reduce the principal of or decrease the rate of interest on any Advance or decrease any fees hereunder, (iii) defer the date fixed for any payment of principal of (including any extension of the Termination Date or the Maturity Date but excluding mandatory prepayments) or interest on any Advance or any fees hereunder; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, (iv) reduce the amount of principal, decrease the amount of interest or decrease the amount of fees due on any date fixed for the payment thereof; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the percentage of Lenders, that shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the application of any payments made under this Agreement or the other Loan Documents in a manner that would alter any pro rata sharing requirements, (vii) release, share or substitute all or substantially all of the Collateral held as security for the Obligations, (viii) change or modify the definition of “Required Lenders,” this Section 9.05 or any other provision hereof specifying the number or percentage of lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby, (ix) change the definition of the term “Borrowing Base”, “Eligible Investment”, “Unrestricted Cash and Cash Equivalents” or any component definition of any of them if as a result thereof the amounts available to be borrowed by the Borrower would be increased without the consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any reserves or to make determinations with respect to the eligibility or value of any Investment, (x) release any guaranty given to support payment of the Guaranteed Obligations, except as permitted in Section 7.12(a)(iii), (xi) amend or waive any provision of the Loan Documents in any manner that permits a Defaulting Lender to cure its status as a Defaulting Lender without requiring such Defaulting Lender to pay in full its unfunded obligations, (xii) waive any condition set forth in Section 3.02 as to any Multicurrency Advance without the written consent of the Required Multicurrency Lenders, (xiii) waive any condition set forth in Section 3.02 as to any Revolver Advance without the written consent of the Required Revolver Lenders, or (xiv) amend, waive or modify any term that affects the Lenders of any Class of Commitments disproportionately adversely relative to other Lenders of a Class of Commitments shall require the consent of the majority of such disproportionately adversely affected Class of Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder (and any amendment, waiver, or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders) provided that, without in any way limiting Section 9.08, any such amendment, waiver, or consent that would increase or extend the term of the Commitments or Advances of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender. Notwithstanding the foregoing, (1) the Hedging Agreements, the Administrative Agent's Letter Agreement and the agreements evidencing the Bank Products and Cash Management Services may be

amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (2) any Commitment Increase meeting the conditions set forth in Section 2.14 shall not require the consent of any Lender other than (i) the Required Lenders and (ii) those Lenders, if any, which have agreed to increase their Commitments in connection with the proposed Commitment Increase, and (3) any changes or modifications to Section 2.06(d), any corresponding definitions or any other provisions or terms in this Agreement necessary to accommodate an additional Agreed Foreign Currency and the rate of interest corresponding to such Agreed Foreign Currency shall require only the consent of the Multicurrency Agent, Multicurrency Lenders, and the Administrative Agent.
(b)    Notwithstanding anything in clause (a), (i) unless also signed by the Administrative Agent, the Multicurrency Agent or the Swingline Lender, as applicable, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent, the Multicurrency Agent or the Swingline Lender, as applicable, under this Agreement or any other Loan Document, and (ii) the Administrative Agent's Letter Agreement may be amended, or rights or privileges thereunder waived, only by means of a written agreement executed by all of the parties thereto. Additionally, notwithstanding anything to the contrary herein, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Advances, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
SECTION 9.06.    Margin Stock Collateral. Each of the Lenders represents to the Administrative Agent, the Multicurrency Agent and each of the other Lenders that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.
SECTION 9.07.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Multicurrency Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Advance(s) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.

(A)     in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Advances of a Class at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment of a Class (which for this purpose includes Advances of such Class outstanding thereunder) or, if the Commitment of a Class is not then in effect, the principal outstanding balance of the Advances of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent (and the Multicurrency Agent with respect to any assignment of the Multicurrency Commitments and Multicurrency Advances) and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Class of Advances or the Commitment assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund of the applicable Class; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received written notice thereof and provided, further, that the Borrower's consent shall not be required during the primary syndication of the Facilities prior to the Closing Date;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Commitments if such assignment is to a Person that is not a Lender of such Class of Commitments, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the Multicurrency Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Multicurrency Commitments if such assignment is to a Person that is not a Multicurrency Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Swingline Lender shall be required for any assignment in respect of the Revolver Commitments and/or Advances.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower's Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Applicable Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent and the Multicurrency Agent, as applicable, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Multicurrency Agent, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Swing Advances in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii) Multicurrency Lenders. Any assignment by a Multicurrency Lender, so long as no Event of Default has occurred and is continuing, must be to a Person that is able to fund and receive payments on account of each outstanding Agreed Foreign Currency at such time without the need to obtain any authorization referred to in clause (c) of the definition of “Agreed Foreign Currency”.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.03 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Winston-Salem, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Administrative Agent shall maintain on the Register the designation, and the revocation of designation, of any Lender as a Defaulting Lender of which it has received notice. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Multicurrency Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or the Multicurrency Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Multicurrency Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.05(a) (i) through (x) (inclusive) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.01 through 8.05 inclusive to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender, provided such Participant agrees to be subject to Section 9.04 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12 as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.08.    Defaulting Lenders. Notwithstanding anything contained in this Agreement, if any Lender becomes a Defaulting Lender, then, to the extent permitted by Applicable Laws:
(a)    during any Default Period with respect to such Defaulting Lender, such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.05(a);
(b)    until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero:
except as otherwise provided in this Section 9.08, any payment of principal, interest, fees, or other amounts received by the Applicable Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.08), shall be deemed paid to and redirected by such Defaulting Lender to be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Administrative Agent and the Multicurrency Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder, third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, as the Borrower may request, so long as no Default exists and is continuing, to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, to the payment of any amounts owing to the Lenders or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swingline Lenders against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; sixth, so long as no Default exists and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advance was made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advance of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advance of that Defaulting Lender until such time as all Advances and funded and unfunded participations in Swing Advances are held by the Lenders pro rata in accordance with their Commitments without giving effect to Section 9.08(e).
(c)    until such time as all Defaulted Payments with respect to such Defaulting Lender shall have been paid, the Applicable Agent may (in its discretion) apply any amounts thereafter received by such Applicable Agent for the account of such Defaulting Lender to satisfy such Defaulting Lender's obligations to make such Defaulted Payments until such Defaulted Payments have been fully paid.
(d)    no assignments otherwise permitted by Section 9.07 shall be made to a Defaulting Lender or any of its Subsidiaries or Affiliates that are Distressed Persons.
(e)    all or any part of such Defaulting Lender's participation in Swing Advances shall be reallocated among the non-Defaulting Revolver Lenders in accordance with their respective Applicable Revolver Percentages (calculated without regard to such Defaulting Lender's Revolver Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender's Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender's increased exposure following such reallocation.
(f)    so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund that portion of any Swing Advance for which it has Fronting Exposure.

Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) as provided in the above Section 9.08(b) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 9.09.    Confidentiality. Each of the Administrative Agent, the Multicurrency Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Multicurrency Agent any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties or their Affiliates.
For purposes of this Section, “Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Multicurrency Agent or any Lender on a nonconfidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.10.    Representation by Lenders. Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 9.07, the disposition of the Note or Notes held by that Lender shall at all times be within its exclusive control.

SECTION 9.11.    Obligations Several. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
SECTION 9.12.    Survival of Certain Obligations. Sections 2.12(e), 8.03(a), 8.03(b), 8.05, 9.03 and 9.09, and the obligations of the Loan Parties thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement, and the Commitments and the payment in full of the principal of and interest on all Advances.
SECTION 9.13.    North Carolina Law. This Agreement and each Loan Document shall be construed in accordance with and governed by the law of the State of North Carolina.
SECTION 9.14.    Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.
SECTION 9.15.    Interest. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made to any Lender by the Borrower or inadvertently received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Lender in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.
SECTION 9.16.    Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.
SECTION 9.17.    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Multicurrency Agent and any arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Multicurrency Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.18.    Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial.
(a)    Submission to Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Multicurrency Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of North Carolina sitting in Forsyth County, and of the United States District Court of the Middle District of North Carolina, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such North Carolina State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Multicurrency Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
(b)    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
(d)    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.19    Independence of Covenants.
All covenants under this Agreement and the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise allowed by, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.
SECTION 9.20.    Concerning Certificates.
All certificates required hereunder to be delivered by the Borrower, any Guarantor or any Subsidiary and that are required to be executed or certified by the Chief Financial Officer or any other authorized officer of the Borrower, any Guarantor or any Subsidiary shall be executed or certified by such officer in such capacity solely on behalf of the entity for whom he is acting, and not in any individual capacity; provided that nothing in the foregoing shall be deemed as a limitation on liability of any officer for any acts of willful misconduct, fraud, intentional misrepresentation or dishonesty in connection with such execution or certification.
SECTION 9.21.    Judgment Currency.
This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”) and payment in Winston-Salem, North Carolina, New York City or the country of the Specified Currency (the “Specified Place”) is of the essence, and the Specified Currency shall be the currency of account in all events relating to Advances denominated in the Specified Currency. Subject to Sections 2.12(a), 6.03 and 6.04, the payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the

Specified Currency in the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Applicable Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Applicable Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.
SECTION 9.22.    Post-Closing Actions.
Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the actions relating to the Properties and such other matters described on Annex X shall be completed in accordance with Annex X. The provisions of Annex X shall be deemed incorporated herein by reference as fully as if set forth herein in its entirety.
All provisions of this Agreement and the other Loan Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 9.22 and (y) all representations and warranties relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by this Section 9.22 have been taken (or were required to be taken). The acceptance of the benefits of the Advances shall constitute a covenant and agreement by each Loan Party to each of the Lenders that the actions required pursuant to this Section 9.22 will be, or have been, taken within the relevant time periods referred to in this Section 9.22 and that, at such time, all representations and warranties contained in this Credit Agreement and the other Loan Documents shall then be true and correct without any modification pursuant to this Section 9.22. The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

SECTION 9.23    Patriot Act Notice. Each Lender, the Administrative Agent, and the Multicurrency Agent (the Administrative Agent and the Multicurrency Agent for themselves and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Patriot Act.

SECTION 9.24    No Fiduciary Relationship. The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Multicurrency Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Multicurrency Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

ARTICLE X
GUARANTY
SECTION 10.01.    Unconditional Guaranty. Each Guarantor hereby irrevocably, unconditionally and jointly and severally guarantees, each as a primary obligor and not merely as a surety, to the Administrative Agent, the Multicurrency Agent, the Lenders and the other Secured Parties the due and punctual payment of the principal of and the premium, if any, and interest on the Guaranteed Obligations and any and all other amounts due under or pursuant to the Loan Documents, when and as the same shall become due and payable (whether at stated maturity or by optional or mandatory prepayment or by declaration, redemption or otherwise) in accordance with the terms of the Loan Documents. The Guarantors' guaranty under this Section is an absolute, present and continuing guarantee of payment and not of collectability, and is in no way conditional or contingent upon any attempt to collect from the Borrower, any of the Guarantors or any other guarantor of the Guaranteed Obligations (or any portion thereof) or upon any other action, occurrence or circumstances whatsoever. In the event that the Borrower or any Guarantor shall fail so to pay any such principal, premium, interest or other amount to the Administrative Agent, the Multicurrency Agent, a Lender or any other Secured Party, the Guarantors will pay the same forthwith, without demand, presentment, protest or notice of any kind (all of which are waived by the Guarantors to the fullest extent permitted by law), in the applicable Currency and at the place for payment specified in the Loan Documents or specified by such Administrative Agent in writing, to such Administrative Agent. The Guarantors further agree, promptly after demand, to pay to the Administrative Agent, the Multicurrency Agent, the Lenders and the other Secured Parties the costs and expenses incurred by such Administrative Agent, Multicurrency Agent, Lender or other Secured Party in connection with enforcing the rights of such Administrative Agent, Multicurrency Agent, Lenders and the other Secured Parties against the Borrower and any or all of the Guarantors (whether in a bankruptcy proceeding or otherwise) following any default in payment of any of the Guaranteed Obligations or the obligations of the Guarantors hereunder, including the fees and expenses of counsel to the Administrative Agent, the Multicurrency Agent, such Lenders and the other Secured Parties.

SECTION 10.02.    Obligations Absolute. The obligations of the Guarantors hereunder are and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of this Agreement, any of the Guaranteed Obligations or any of the Loan Documents, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim any of the Guarantors may have against the Borrower, any other Guarantor or the Administrative Agent, the Multicurrency Agent, any Lender or any other Secured Party, hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by law, any circumstance or condition whatsoever (whether or not any of the Guarantors shall have any knowledge or notice thereof), including:
(a)    any amendment or modification of or supplement to any of the Loan Documents or any other instrument referred to herein or therein, or any assignment or transfer of any thereof or of any interest therein, or any furnishing or acceptance of additional security for any of the Guaranteed Obligations;
(b)    any waiver, consent or extension under any Loan Document or any such other instrument, or any indulgence or other action or inaction under or in respect of, or any extensions or renewals of, any Loan Document, any such other instrument or any Guaranteed Obligation;
(c)    any failure, omission or delay on the part of the Administrative Agent to enforce, assert or exercise any right, power or remedy conferred on or available to the Administrative Agent, the Multicurrency Agent, or any Lender against the Borrower or any Guarantor, any Subsidiary of the Borrower or any Subsidiary of any Guarantor;
(d)    any Bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Borrower, any Guarantor, any Subsidiary of the Borrower or any Subsidiary of any Guarantor or any property of the Borrower, any Guarantor or any such Subsidiary or any unavailability of assets against which the Guaranteed Obligations, or any of them, may be enforced;
(e)    any merger or consolidation of the Borrower, any Subsidiary of the Borrower or any Guarantor or any of the Guarantors into or with any other Person or any sale, lease or transfer of any or all of the assets of any of the Guarantors, the Borrower or any Subsidiary of the Borrower or any Guarantor to any Person;
(f)    any failure on the part of the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor for any reason to comply with or perform any of the terms of any agreement with any of the Guarantors;
(g)    any exercise or non-exercise by the Administrative Agent, the Multicurrency Agent, any Lender or any other Secured Party, of any right, remedy, power or privilege under or in respect of any of the Loan Documents or the Guaranteed Obligations, including under this Section;

(h)    any default, failure or delay, willful or otherwise, in the performance or payment of any of the Guaranteed Obligations;
(i)    any furnishing or acceptance of security, or any release, substitution or exchange thereof, for any of the Guaranteed Obligations;
(j)    any failure to give notice to any of the Guarantors of the occurrence of any breach or violation of, or any event of default or any default under or with respect to, any of the Loan Documents or the Guaranteed Obligations;
(k)    any partial prepayment, or any assignment or transfer, of any of the Guaranteed Obligations; or
(l)    any other circumstance (other than payment in full) which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might in any manner or to any extent vary the risk of such Guarantor.
The Guarantors covenant that their respective obligations hereunder will not be discharged except by complete performance of the obligations contained in the Loan Documents and this Agreement and the final payment in full of the Guaranteed Obligations. The Guarantors unconditionally waive, to the fullest extent permitted by law (A) notice of any of the matters referred to in this Section, (B) any and all rights which any of the Guarantors may now or hereafter have arising under, and any right to claim a discharge of the Guarantor's obligations hereunder by reason of the failure or refusal by the Administrative Agent, the Multicurrency Agent, any Lender or any other Secured Party to take any action pursuant to any statute permitting a Guarantor to request that the Administrative Agent, the Multicurrency Agent, or any Lender attempt to collect the Guaranteed Obligations from the Borrower, any of the Guarantors or any other guarantor (including any rights under Sections 26-7, 26-8 or 26-9 of the North Carolina General Statutes, O.C.G.A. § 10-7-24, or any similar or successor provisions), (C) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of the Administrative Agent, the Multicurrency Agent, any Lender or any other Secured Party against the Guarantors, including presentment to or demand of payment from the Borrower, any of the Subsidiaries of the Borrower or any Guarantor, or any of the other Guarantors with respect to any Loan Document or this agreement, notice of acceptance of the Guarantors' guarantee hereunder and/or notice to the Borrower, any of the Subsidiaries of the Borrower or any Guarantor, or any Guarantor of default or protest for nonpayment or dishonor, (D) any diligence in collection from or protection of or realization upon all or any portion of the Guaranteed Obligations or any security therefor, any liability hereunder, or any party primarily or secondarily liable for all or any portion of the Guaranteed Obligations, and (E) any duty or obligation of the Administrative Agent, the Multicurrency Agent, any Lender or any other Secured Party to proceed to collect all or any portion of the Guaranteed Obligations from, or to commence an action against, the Borrower, any Guarantor or any other Person, or to resort to any security or to any balance of any deposit account or credit on the books of the Administrative Agent, the Multicurrency Agent, any Lender or any other Secured Party in favor of the Borrower, any Guarantor or any other Person, despite any notice or request of any of the Guarantors to do so.
The obligations of the Guarantors under this Article X are continuing obligations and shall continue in full force and effect until such time as all of the Guaranteed Obligations (and any renewals and extensions thereof) shall have been finally paid and satisfied in full and shall thereafter terminate. The obligations of the Guarantors under this Article X shall continue to be effective or be automatically reinstated, as the case may be, if any payment made by the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor on, under or in respect of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the recipient upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Guarantor or any such Subsidiary, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower, any Guarantor or any such Subsidiary or any substantial part of the property of the Borrower, any Guarantor or any such Subsidiary, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of all or any portion of the Guaranteed Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be stayed, enjoined or otherwise prevented for any reason, including because of the pendency of a case or proceeding relating to the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor under any bankruptcy or insolvency law, for purposes of this Article X and the obligations of the Guarantors hereunder, such Guaranteed Obligations shall be deemed to have been accelerated with the same effect as if such Guaranteed Obligations had been accelerated in accordance with the terms of the applicable Loan Documents or of this Agreement.
The Guarantors authorize the Administrative Agent on behalf of the Lenders without notice to or demand on the Guarantors and without affecting their liability hereunder, from time to time (a) to obtain additional or substitute endorsers or guarantors; (b) to exercise or refrain from exercising any rights against, and grant indulgences to, the Borrower, any Subsidiary of the Borrower or any Guarantor, any other Guarantor or others; and (c) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, premium, if any, and interest on, and other obligations consisting of, the Guaranteed Obligations. The Guarantors waive any right to require the Administrative Agent, any Lender or any other Secured Party to proceed against any additional or substitute endorsers or guarantors or the Borrower or any of their Subsidiaries or any other Person or to pursue any other remedy available to the Administrative Agent, the Multicurrency Agent, any such Lender or any such other Secured Party.
SECTION 10.03.    Information Concerning the Borrower. The Guarantors assume all responsibility for being and keeping themselves informed of the financial condition and assets of the Borrower, the other Guarantors and their respective Subsidiaries, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantors assume and insure hereunder, and agree that neither the Administrative Agent, the Multicurrency Agent, any Lender nor any other Secured Party shall have any duty to advise the Guarantors of information known to the Administrative Agent, the Multicurrency Agent, any such Lender or any such other Secured Party regarding or in any manner relevant to any of such circumstances or risks.

SECTION 10.04.    Guarantors' Subordination. The Guarantors hereby absolutely subordinate, both in right of payment and in time of payment, any present and future indebtedness of the Borrower or any Subsidiary of the Borrower or any Guarantor to any or all of the Guarantors to the indebtedness of the Borrower or any such Subsidiary or to the Administrative Agent, the Multicurrency Agent, the Lenders and the other Secured Parties (or any of them), provided that the Guarantors may receive scheduled payments of principal, premium (if any) and interest in respect of such present or future indebtedness so long as there is no Event of Default then in existence.
SECTION 10.05.     Waiver of Subrogation. Notwithstanding anything herein to the contrary, until the payment in full of the Guaranteed Obligations, the Guarantors hereby waive any right of subrogation (under contract, Section 509 of the Bankruptcy Code or otherwise) or any other right of indemnity, reimbursement or contribution and hereby waive any right to enforce any remedy that the Administrative Agent, the Multicurrency Agent, any Lender or any other Secured Party now has or may hereafter have against the Borrower, any Guarantor or any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and the Guarantors hereby waive any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent, the Multicurrency Agent, any Lender or any other Secured Party to secure payment or performance of the Guaranteed Obligations or any other liability of the Borrower to the Administrative Agent, the Multicurrency Agent, any Lender or any other Secured Party. The waiver contained in this Section shall continue and survive the termination of this Agreement and the final payment in full of the Guaranteed Obligations.
SECTION 10.06.    Enforcement. In the event that the Guarantors shall fail forthwith to pay upon demand of the Administrative Agent, any Lender or any other Secured Party any amounts due pursuant to this Article X or to perform or comply with or to cause performance or compliance with any other obligation of the Guarantors under this Agreement the Administrative Agent, the Multicurrency Agent, any Lender and any other Secured Party shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid or for the performance of or compliance with such terms, and may prosecute any such action or proceeding to judgment or final decree and may enforce such judgment or final decree against the Guarantors and collect in the manner provided by law out of the property of the Guarantors, wherever situated, any monies adjudged or decreed to be payable. The obligations of the Guarantors under this Agreement are continuing obligations and a fresh cause of action shall arise in respect of each default hereunder.
SECTION 10.07.    Miscellaneous. Except as may otherwise be expressly agreed upon in writing, the liability of the Guarantors under this Article X shall neither affect nor be affected by any prior or subsequent guaranty by the Guarantors of any other indebtedness to the Administrative Agent, the Multicurrency Agent, the Lenders or any other Secured Party. Notwithstanding anything in this Article X to the contrary, the maximum liability of each Guarantor hereunder shall in no event exceed the maximum amount which could be paid out by such Guarantor without rendering such Guarantor's obligations under this Article X, in whole or in part, void or voidable under Applicable Law, including (i) the Bankruptcy Code, and (ii) any applicable state or federal law relative to fraudulent conveyances.

SECTION 10.08.    Keepwell.    Each Loan Party that is a Qualified ECP Guarantor at the time the guarantee hereunder or the grant of the security interest under the Loan Documents, in each case, by any Specified Guarantor, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor with respect to such Swap Obligation as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its guarantee and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor's obligations and undertakings under this Section 10.09 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Guarantor for all purposes of the Commodity Exchange Act.
SECTION 10.09.    Consent and Reaffirmation.    Each Guarantor hereby consents to the execution, delivery and performance of this Agreement and agrees that each reference to the Existing Credit Agreement in the Loan Documents shall, on and after the date hereof, be deemed to be a reference to this Agreement. Each Guarantor hereby acknowledges and agrees that, after giving effect to this Agreement, all of its respective obligations and liabilities under the Loan Documents to which it is a party, as such obligations and liabilities have been amended by this Agreement, are reaffirmed, and remain in full force and effect.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

TRIANGLE CAPITAL CORPORATION

By:	/s/ Steven C. Lilly
Steven C. Lilly
Chief Financial Officer

INITIAL GUARANTORS

ARC INDUSTRIES HOLDINGS, INC.

By:	/s/ Steven C. Lilly
Steven C. Lilly
Secretary

BRANTLEY HOLDINGS, INC.

By:	/s/ Steven C. Lilly
Steven C. Lilly
Secretary

ENERGY HARDWARE HOLDINGS, INC.

By:	/s/ Steven C. Lilly
Steven C. Lilly
Secretary

MINCO HOLDINGS, INC.

By:	/s/ Steven C. Lilly
Steven C. Lilly
Secretary

PEADEN HOLDINGS, INC.

By:	/s/ Steven C. Lilly
Steven C. Lilly
Secretary

TECHNOLOGY CROPS HOLDINGS, INC.

By:	/s/ Steven C. Lilly
Steven C. Lilly
Secretary

BRANCH BANKING AND TRUST COMPANY
as Administrative Agent and as a Lender

By:	/s/ William B. Keene (SEAL)
William B. Keene
Vice President

Lending Office
Branch Banking and Trust Company
200 West Second Street, 16th Floor
Winston-Salem, NC 27101
Attention: Matthew W. Rush
Facsimile number: (336) 733-2740
Telephone number: (336) 733-1456

And a copy to:

Jacqueline E. Camp, Esq.
Womble Carlyle Sandridge & Rice, LLP
300 North Greene Street
Suite 1900
Greensboro, NC 27401
Facsimile number: (336) 574-4547
Telephone number: (336) 574-8069

FIFTH THIRD BANK
as a Lender

By:	/s/ Robert Weaver (SEAL)
Robert Weaver
Vice President

Lending Office
Fifth Third Bank
2105 Blue Ridge Road, Suite 150
Raleigh, NC 27607
Attention: Robert B. Weaver, V.P.
Facsimile number: (919) 573-1918
Telephone number: (919) 573-7802

ING CAPITAL LLC
as a Lender

By:	/s/ Patrick Frisch (SEAL)
Patrick Frisch, CFA
Managing Director

Lending Office
1325 Avenue of the Americas
New York, NY 10019
Attn: Patrick Frisch
Telecopy number: ____________
Telephone number: 646-424-6912

MORGAN STANLEY BANK, N.A.
as a Lender

By:	/s/ Michael King
Michael King
Authorized Signature

Lending Office
One Utah Center
201 South Main St, 5th Fl
Salt Lake City, UT, 84111
Telephone number: (801) 236-3600

STIFEL BANK & TRUST
as a Lender

By:	/s/ Joseph L. Sooter, Jr.
Joseph L. Sooter, Jr.
Senior Vice President

Lending Office
955 Executive Parkway
Suite 216
St. Louis, MO 63141
Attn: Joseph Sooter
Telecopy number: 314-453-0476
Telephone number: 314-317-6988

FIRST TENNESSEE BANK NATIONAL
ASSOCIATION
as a Lender

By:	/s/ Keith A. Sherman (SEAL)
Keith A. Sherman
Senior Vice President

Lending Office
1122 Oberlin Rd
Suite 300
Raleigh, NC 27605
Attn: Keith A. Sherman
Telecopy number: 919-781-1485
Telephone number: 919-789-2983

PARK STERLING BANK
as a Lender

By:	/s/ John W. Lowe (SEAL)
John W. Lowe
Senior Vice President

Lending Office
2245 Gateway Access Point
Suite 202
Raleigh, NC 27607
Attn: John W. Lowe
Telecopy number: 919-747-6294
Telephone number: 919-747-6252

RAYMOND JAMES BANK, N.A.
as a Lender

By:	/s/ Joseph A. Ciccolini (SEAL)
Joseph A. Ciccolini
Vice President - Senior Corporate Banker

Lending Office
710 Carillon Parkway
St. Petersburg, FL 33716
Attn: Joseph A. Ciccolini
Telecopy number: 866-205-1396
Telephone number: 727-567-4855

CAPSTONE BANK
as a Lender

By:	/s/ Bryan Pennington (SEAL)
Bryan Pennington
Senior Vice President

Lending Office
4505-110 Falls of Neuse Rd
Raleigh, NC 27609
Attn: Bryan Pennington
Telecopy number: 919-875-8583
Telephone number: 919-256-6835

Schedule 1.01(a)

Commitments

Lender	Revolver Commitment Amount	Multicurrency Commitment Amount
Branch Banking and Trust Company	$35,000,000	$5,000,000
ING Capital LLC		$25,000,000
Fifth Third Bank	$35,000,000	$5,000,000
Morgan Stanley Bank, N.A.	$25,000,000
Stifel Bank & Trust	$10,000,000
First Tennessee Bank National Association	$10,000,000
Park Sterling Bank	$8,000,000
Raymond James Bank, N.A.	$5,000,000
Capstone Bank	$2,000,000
TOTAL	$130,000,000	$35,000,000